    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 26, 1999.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM F-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 AMDOCS LIMITED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         ISLAND OF GUERNSEY                          7371                            NOT APPLICABLE
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                      TOWER HILL HOUSE LE BORDAGE GY1 3QT
              ST. PETER PORT, ISLAND OF GUERNSEY, CHANNEL ISLANDS
                               011-44-1481-727272
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                  AMDOCS, INC.
                 1610 DES PERES ROAD, ST. LOUIS, MISSOURI 63131
                    ATTENTION: THOMAS G. O'BRIEN, TREASURER
                                  314-821-3242
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             ROBERT A. SCHWED, ESQ.
                  REBOUL, MACMURRAY, HEWITT, MAYNARD & KRISTOL
                              45 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10111
                                 (212) 841-5700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED
                                                                  MAXIMUM                 PROPOSED
     TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE PER      MAXIMUM AGGREGATE           AMOUNT OF
   SECURITIES TO BE REGISTERED         REGISTERED(1)         ORDINARY SHARE (2)        OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Ordinary shares, par value L0.01
  per share......................        14,414,372                $19.31               $278,341,523              $77,379
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Based upon the sum of the number of common shares of Architel Systems Corporation ("Architel Common Shares") expected to be outstanding as of June 30, 1999 (the anticipated closing date of the combination of Architel and the Registrant (the "Arrangement")) multiplied by 0.95, the exchange ratio in the Arrangement.

(2) Calculated pursuant to Rule 457(c), based upon the average of the high and low prices of Architel Common Shares reported on the Nasdaq National Market on March 22, 1999 ($18.34), divided by 0.95.
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  Subject to Completion, Dated March 26, 1999

PROSPECTUS

                               14,414,372 SHARES

                                 AMDOCS LIMITED

                                ORDINARY SHARES

                          (PAR VALUE L0.01 PER SHARE)

                             ----------------------

     We are offering our ordinary shares to the holders of exchangeable shares of Architel Systems Corporation. Holders of exchangeable shares may exchange their exchangeable shares for our ordinary shares at any time by requiring Architel to redeem each exchangeable share tendered to Architel for one of our ordinary shares. Architel may redeem all of the outstanding exchangeable shares or our Nova Scotia subsidiary may exercise its option to purchase all of the exchangeable shares in exchange for our ordinary shares at any time on or after the fifth anniversary of our combination with Architel (the "Arrangement"), or earlier in some cases. We describe the process by which exchangeable shares may
be exchanged for our ordinary shares beginning on page [     ] of this
prospectus under the heading "Plan of Distribution."

     We are conducting this offer on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective. We will bear the registration costs incurred in connection with this offering.

     Our ordinary shares are traded on the New York Stock Exchange under the symbol "DOX." On March 22, 1999, the closing price of our ordinary shares, as reported on the New York Stock Exchange, was $20.63 per share.

                             ----------------------

     Investing in our ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

               The date of this prospectus is             , 1999.

                       ENFORCEABILITY OF CIVIL LIBERTIES

     We are incorporated under the laws of the Island of Guernsey ("Guernsey"). Certain of our directors and officers named herein are not residents of the United States, and a significant portion of our assets and the assets of those persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon those persons or to enforce against them in U.S. courts judgments predicated upon the civil liability provisions of the laws of the United States, including the federal securities laws. We have irrevocably appointed Amdocs, Inc., one of our U.S. subsidiaries, as our agent to receive service of process in any action against us in any Federal court or court of the State of New York arising out of the exchange of securities in connection herewith.

     We have been advised by Carey Langlois, our Guernsey counsel, that there is doubt as to the enforceability against our directors and officers in Guernsey, whether in original actions in a Guernsey court or in actions in a Guernsey court for the enforcement of judgments of a U.S. court, of civil liabilities predicated solely upon the laws of the United States, including the federal securities laws. However, subject to certain time limitations, Guernsey courts may base original actions in Guernsey on foreign final executory judgments, including those of the United States, for liquidated amounts in civil matters, obtained after completion of due process before a court of competent jurisdiction (according to the rules of private international law currently prevailing in Guernsey) which recognizes and enforces similar Guernsey judgments, provided that (1) adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard, (2) such judgments or the enforcement thereof are not contrary to the law, public policy, security or sovereignty of Guernsey, (3) such judgments were not obtained by fraudulent means and do not conflict with any other valid judgment in the same matter between the same parties, and (4) an action between the same parties in the same matter is not pending in any Guernsey court at the time the lawsuit is instituted in the foreign court.

                                EXPLANATORY NOTE

     Unless otherwise stated, all references in this prospectus to ordinary shares are to both voting and nonvoting ordinary shares, all references to percentage ownership of our ordinary shares give effect to the issuance of all of the ordinary voting shares being offered hereby and all references to ordinary voting and ordinary nonvoting share ownership, as expressed in percentages, are as of March 24, 1999. Finally, unless otherwise stated, all references to "dollars" or "$" refer to United States dollars.

                   EXCHANGE RATE OF CANADIAN AND U.S. DOLLARS

     The following table sets forth, for each period indicated, the highest, lowest and average rate for one Canadian dollar expressed in U.S. dollars on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York (the "Noon Buying Rate"):

                                                                    YEAR ENDED SEPTEMBER 30,
                       QUARTER ENDED    QUARTER ENDED    ----------------------------------------------
                        12/31/1998       12/31/1997       1998      1997      1996      1995      1994
                       -------------    -------------    ------    ------    ------    ------    ------
High.................     0.6496           0.7218        0.7218    0.7472    0.7427    0.7407    0.7591
Low..................     0.6472           0.7009        0.6513    0.7174    0.7267    0.7078    0.7227
Average..............     0.6484           0.7101        0.6902    0.7301    0.7325    0.7272    0.7383
Period End...........     0.6484           0.7009        0.6573    0.7210    0.7303    0.7403    0.7387

     On March 24th, 1999 the Noon Buying Rate for one Canadian dollar expressed in U.S. Dollars based on the Noon Buying Rate was 0.6585.

     The following table sets forth, for each period indicated, the highest, lowest and average exchange rate for one U.S. dollar expressed in Canadian dollars on the last day of each month during such period and the exchange rate at the end of such period, based upon the noon spot rate of the Bank of Canada (the "Noon Spot Rate"):

                                                                    YEAR ENDED SEPTEMBER 30,
                       QUARTER ENDED    QUARTER ENDED    ----------------------------------------------
                        12/31/1998       12/31/1997       1998      1997      1996      1995      1994
                       -------------    -------------    ------    ------    ------    ------    ------
High.................     1.5452           1.4267        1.5346    1.3942    1.3752    1.4132    1.3836
Low..................     1.5404           1.3869        1.3869    1.3381    1.3458    1.3503    1.3173
Average..............     1.5429           1.4088        1.4502    1.3702    1.3651    1.3756    1.3551
Period End...........     1.5433           1.4267        1.5218    1.3871    1.3694    1.3509    1.3540

     On March 24th, 1999 the Noon Spot Rate was one U.S. dollar equals 1.5189 Canadian dollars.

                               TABLE OF CONTENTS

Risk Factors...........................    5
Use of Proceeds........................   14
Market Prices and Dividends............   14
Selected Consolidated Historical
  Financial Data of Amdocs.............   15
Selected Consolidated Historical
  Financial Data of Architel...........   16
Selected Unaudited Pro Forma Combined
  Consolidated Financial Data..........   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   19
Business and Properties................   33
Management.............................   45
Certain Transactions...................   51
Principal Shareholders.................   53
Description of Share Capital...........   55
Plan of Distribution...................   57
Canadian Federal Income Tax
  Considerations.......................   61
United States Federal Income Tax
  Considerations.......................   67
Certain Guernsey Tax Considerations....   70
Legal Matters..........................   71
Experts................................   71
Where You Can Find More Information....   71
Forward-Looking Statements.............   71
Index to Financial Statements..........  F-1

                                  RISK FACTORS

     Investing in our ordinary shares involves significant risks. Because you could lose the entire value of your investment, you should carefully consider the following risks before deciding to invest in our ordinary shares. We are uncertain about the future of our business and, in preparing this document, have made certain assumptions and projections. We generally use words like "expect," "believe" and "intend" to indicate these assumptions and projections. Our assumptions and projections could be wrong for many reasons, including the reasons discussed in this section. We do not promise to notify you if we learn that our assumptions or projections in this prospectus are wrong. See "Forward-Looking Statements" for more information.

RISKS APPLICABLE TO OUR BUSINESS

A DECLINE IN THE TELECOMMUNICATIONS MARKET WOULD REDUCE DEMAND FOR OUR SYSTEMS

     We may be unable to effectively market and sell our information systems to potential customers in the telecommunications industry. Developments in the telecommunications industry, such as industry consolidation, the formation of alliances among network operators and service providers and changes in the regulatory environment, could adversely affect our existing or potential customers and, in turn, could have a material adverse effect on our operating results and financial condition.

OUR FAILURE TO COMPETE SUCCESSFULLY WITH ESTABLISHED OR NEW COMPETITORS COULD JEOPARDIZE OUR BUSINESS

     We may be unable to compete successfully with existing or new competitors and our failure to adapt to changing market conditions and to compete successfully with established or new competitors could have a material adverse effect on our results of operations and financial condition.

     The market for telecommunications information systems is highly competitive and fragmented, and we expect this competition to increase. We compete with both independent providers of information systems and services and with in-house software departments of telecommunications companies. We anticipate continued growth and competition in the telecommunications industry and, consequently, the emergence of new software providers in the industry that will compete with us.

     We also believe that our ability to compete depends in part on a number of competitive factors, including:

     - the development by others of software that is competitive with our products and services,

     - the price at which others offer competitive software and services, and

     - the extent of competitors' responsiveness to customer needs and the ability of our competitors to hire, retain and motivate key personnel.

     We compete with a number of companies that have longer operating histories, larger customer bases, substantially greater financial, technical, sales, marketing and other resources, and greater name recognition than us. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of our prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, our competitors may be able to adapt more quickly than us to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products.

     We derive a significant portion of our revenue from products and services provided to directory publishers. We believe that the demand for such products and services will be affected by the extent of increased competition among international directory publishers, as well as a broader introduction of electronic directories. Our new products for these markets may not be successful or we may be unable to maintain our current level of revenue from directory systems.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE

     We believe that our future success will depend, to a significant extent, upon our ability to enhance our existing products and to introduce new products and features to meet the requirements of our customers in a rapidly developing and evolving market. We are currently devoting significant resources to refining and expanding our base software modules and to developing Business Support System ("BSS") products that operate on state-of-the-art operating systems. Our present or future products may not satisfy the evolving needs of the telecommunications market. If we are unable, due to resource, technological or other constraints, to anticipate or respond adequately to such demands, our business and results of operations could be materially adversely affected.

WE DEPEND ON THE SBC COMMUNICATIONS INC. ("SBC") ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES

     Our single largest group of customers are SBC and its operating subsidiaries. SBC International Inc. ("SBCI"), a wholly owned subsidiary of SBC, is also one of our significant shareholders, it holds approximately 21.2% of our outstanding ordinary shares. A significant decrease in the sale of products and services to SBC or its subsidiaries may materially adversely affect our results of operations and financial condition.

     Substantially all our work for SBC is conducted directly with SBC's operating subsidiaries, such as Southwestern Bell Mobile Systems, Southwestern Bell Yellow Pages, Southwestern Bell Communications Services (SBC's long distance provider) and Southwestern Bell Telephone Company. These SBC relationships accounted for in the aggregate 20.9%, 34.5% and 38.0% of our total revenue in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. The absolute amount of revenue attributable to SBC and such subsidiaries amounted to $84.4 million in fiscal 1998, $99.9 million in fiscal 1997 and $80.5 million in fiscal 1996.

     Although we have received a substantial portion of our revenue from business with SBC and its operating subsidiaries, neither SBC nor any of its operating subsidiaries has any long-term contractual obligation to purchase additional products or services, and these customers generally have acquired fully paid licenses to their installed systems. Additionally, all previous agreements we have entered into with SBC or its subsidiaries were entered into on an individual ad hoc basis and not as part of any overall long-term commitment. Any future strategic agreements between ourselves and SBC or its subsidiaries would be subject to negotiation between the parties.

WE HAVE A LIMITED NUMBER OF CUSTOMERS

     Our business is highly dependent on a limited number of significant customers. The loss of any significant customer or a significant decrease in business from any of those customers could have a material adverse effect on our results of operations and financial condition. We have approximately 70 customers, and revenue derived from our five largest customers, excluding SBC and its operating subsidiaries, accounted for approximately 27.1%, 33.2% and 42.5% of total revenue in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

     Although we have received a substantial portion of our revenue from repeat business with established customers, most of our major customers do not have any obligation to purchase additional products or services and generally have already acquired fully paid licenses to their installed systems. Therefore, our customers may not continue to purchase new systems, system enhancements and services in amounts similar to previous years.

OUR FAILURE TO ATTRACT NEW CUSTOMER RELATIONSHIPS OR THE FAILURE OF NEW CUSTOMERS TO BE SUCCESSFUL COULD JEOPARDIZE OUR BUSINESS

     We believe that our future success depends to a significant extent on our ability to develop new customer relationships with successful network operators and service providers. Many new entrants into the telecommunications market lack significant financial and other resources. We may be unable to develop new customer relationships and our new customers may be unsuccessful. Our failure to attract new customer relationships or the failure of new customers to be successful could have a material adverse effect on our business, results of operations and financial condition.

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY

     We have experienced fluctuations in our quarterly operating results and anticipate that such fluctuations may continue and could intensify. Our operating results may fluctuate as a result of many factors, including:

     - the size and timing of significant customer projects and license fees,

     - increased competition,

     - cancellations of significant projects by customers,

     - changes in operating expenses,

     - changes in our strategy,

     - personnel changes,

     - foreign currency exchange rates, and

     - general economic and political factors.

     Generally our license fee revenue and our service fee revenue relating to customization and implementation are recognized as work is performed, using percentage of completion accounting. Given our reliance on a limited number of significant customers, our quarterly results may be significantly affected by the size and timing of customer projects and our progress in completing such projects.

     We believe that the placement of customer orders may be concentrated in specific quarterly periods due to customers' buying patterns and budgeting cycles in the telecommunications industry. Although we recognize revenue as projects progress, which progress may vary significantly from project to project, we believe that variations in quarterly revenue are sometimes attributable to the timing of initial order placements. Due to the relatively fixed nature of certain of our costs, a decline of revenue in any quarter would result in lower profitability for that quarter and, in such event, the price of our ordinary shares could be materially adversely affected.

     As a result of these factors and the factors that follow, we believe that period-to-period comparisons of our revenues and operating results are not necessarily meaningful.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE THE TIMING OF SALES

     The sales cycle associated with the purchase of our information systems is lengthy, with the time between the making of an initial proposal to a prospective customer and the signing of a sales contract typically being between six and twelve months. Information systems for telecommunications companies are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of such products typically requires coordination and agreement across a potential customer's entire organization. Delays associated with such timing factors could have a material adverse effect on our results of operations and financial condition.

OUR INTERNATIONAL PRESENCE CREATES SPECIAL RISKS

     We are subject to certain risks inherent in doing business in international markets, including:

     - lack of acceptance of non-localized products,

     - legal and cultural differences in the conduct of business,

     - difficulties in staffing and managing foreign operations,

     - longer payment cycles,

     - difficulties in collecting accounts receivable and withholding taxes that limit the repatriation of earnings,

     - trade barriers,

     - immigration regulations that limit our ability to deploy our employees,

     - political instability, and

     - variations in effective income tax rates among countries where we conduct business.

One or more of such factors could have a material adverse effect on our international operations.

     We maintain three development facilities located in Israel, the United States and Cyprus, operate a support center located in Brazil and have operations in Europe, North America, Latin America and the Asia-Pacific region. Although a majority of our revenue in fiscal 1998 was derived from customers in North America, we obtain significant revenue from customers in Europe, Australia, and Latin America. Our strategy is to continue to broaden our North American and European customer base and to expand into new international markets, the most significant of which are located in Latin America and the Asia-Pacific region.

FLUCTUATIONS IN FOREIGN CURRENCY EXCHANGE RATES COULD ADVERSELY AFFECT OUR BUSINESS

     A significant portion of our operating costs are incurred outside the United States, and therefore fluctuations in exchange rates between the currencies in which such costs are incurred and the dollar may have a material adverse effect on our results of operations and financial condition. The cost of our operations in Israel, as expressed in dollars, could be adversely affected by the extent to which any increase in the rate of inflation in Israel is not offset (or is offset on a lagging basis) by a devaluation of the Israeli currency in relation to the dollar. As a result of this differential, from time to time we experience increases in the costs of our operations in Israel, as expressed in dollars, which could in the future have a material adverse effect on our results of operations and financial condition.

     Generally the effects of fluctuations in foreign currency exchange rates are mitigated by the fact that a significant portion of our revenue is in dollars and we generally hedge our currency exposure on both a short-term and long-term basis with respect to the balance of our revenue.

     The imposition of exchange or price controls or other restrictions on the conversion of foreign currencies could also have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY

     Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard a substantial portion of our software products and systems as proprietary and rely on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party non-disclosure agreements and other methods to protect our proprietary rights. We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but we generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit access to, and distribution of proprietary information.

     The steps we have taken to protect our proprietary rights may be inadequate. If so, we might not be able to prevent others from using what we regard as our technology to compete with us. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States.

Other companies could independently develop similar or superior technology without violating our proprietary rights.

     If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD HARM OUR BUSINESS

     Although we have not received any notices from third parties alleging infringement claims, third parties could claim that our current or future products or technology infringe their proprietary rights. We expect that software developers will increasingly be subject to infringement claims as the number of products and competitors providing software and services to the telecommunications industry increase and overlaps occur. Any claim of infringement by a third party could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could seriously harm our business.

     If anyone asserts a claim against us relating to proprietary technology or information, we might seek to license their intellectual property or to develop non-infringing technology. We might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, our efforts to develop non-infringing technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could therefore seriously harm our business.

THE EMPLOYEES THAT WE NEED MAY BE DIFFICULT TO HIRE AND RETAIN

     Our success depends in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and telecommunication engineers. These types of qualified personnel are in great demand and are likely to remain a limited resource for the foreseeable future. We may be unable to continue to attract and retain the skilled employees we require and any inability to do so could adversely impact our ability to manage and complete our existing projects and to compete for new customer contracts. In addition, the resources required to attract and retain such personnel may adversely affect our operating margins. The failure to attract and retain qualified personnel may have a material adverse effect on our business, results of operations and financial condition. Our success also depends, to a certain extent, upon the continued active participation of a relatively small group of senior management personnel who have been with us for many years. The loss of the services of all or some of such employees could have a material adverse effect on our business.

THE TERMINATION OR REDUCTION OF CERTAIN GOVERNMENT PROGRAMS AND TAX BENEFITS COULD ADVERSELY AFFECT OUR OVERALL EFFECTIVE TAX RATE

     We benefit from certain government programs and tax benefits, including programs and benefits in Israel and Cyprus. To be eligible for these programs and tax benefits, we must continue to meet certain conditions. If we fail to meet such conditions in the future, we could be required to refund tax benefits already received. Additionally, certain of these programs and the related tax benefits are available to us for a limited number of years, and such benefits expire from time to time.

     Any of the following could have a material affect on our overall effective tax rate:

     - those programs may be discontinued,

     - we may be unable to meet the requirements for continuing to qualify for such programs,

     - such programs and tax benefits may be unavailable at their current levels, or

     - upon expiration of a particular benefit, we may not be eligible to participate in a new program or qualify for a new tax benefit that would offset the loss of the expiring tax benefit or we may be required to refund previously accredited tax benefits if we are found to be in violation of the stipulated conditions.

PRODUCT DEFECTS OR SOFTWARE ERRORS COULD ADVERSELY AFFECT OUR BUSINESS

     Design defects or software errors may cause delays in product introductions or damage customer satisfaction and may have a material adverse effect on our business, results of operations and financial condition. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct.

     Since our products are generally used by our customers to perform mission-critical functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or out of our control may arise from the use of our products, and may result in financial or other damages to our customers. Completion of the development and implementation phases of a project requires between six and twelve months of work. During this period, a customer's budgeting constraints and internal reviews, over which we have little or no control, can impact operating results. Our failure or inability to meet a customer's expectations in providing products or performing services may result in the termination of our relationship with that customer or could give rise to claims against us. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases. Claims and liabilities arising from customer problems could damage our reputation, adversely affecting our business, results of operations and financial condition.

"YEAR 2000" PROBLEMS MAY DISRUPT OUR OPERATIONS

     The term "year 2000 problems" is a general term used to describe the various problems that may result from the improper processing of dates and faulty date calculations by computers and other machinery in the upcoming millennium. These problems generally arise from the fact that most of the world's legacy computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's". These problems may also arise from other sources such as the use of special codes and conventions in software that make use of the date field. This could result in a system failure or miscalculation causing disruptions of operations, including, among other things, total failure of mass systems that depend on computers such as electricity, telephone networks, and banking systems.

     We believe that a small number of computer products marketed by us or currently used by our customers are not year 2000 compliant. In addition, certain products and services provided to our customers by other software vendors may not be year 2000 compliant, thereby disrupting the ability of our customers to use our software. We have accrued $3.3 million at December 31, 1998, representing the estimated costs to modify our software products to address year 2000 issues under existing agreements for previously sold products. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Year 2000 Issues". Our ultimate costs to address the year 2000 issues may significantly exceed our estimates, in which case those costs could have a material adverse effect on our results of operations and business and financial condition. Moreover, due to our dependence on a limited number of significant customers, any material adverse impact on such customers due to year 2000 issues could also have a material adverse effect on our results of operations, business and financial conditions.

OUR SOFTWARE PRODUCTS MAY NOT SUCCESSFULLY ACCEPT THE NEW EUROPEAN MONETARY UNION CURRENCY (THE "EURO") OR CONVERT FROM LOCAL CURRENCIES TO THE EURO

     The Euro is being phased in over a three-year period which commenced January 1, 1999 when participating European countries began using the Euro currency for non-cash transactions. Computer systems and software products will need to be designed or modified to accept the Euro currency and, during a transitional phase, will need to accept both the Euro and local currencies. The conversion to the Euro currency will require restructuring of databases and internal accounting systems and may require the conversion of historical data. We intend to offer software products that are capable of accepting the Euro currency and converting from local currencies to the Euro and vice versa. Our software or software provided to our customers by other vendors may not ensure an errorless transition to the Euro currency. We have accrued $2.3 million at December 31, 1998, representing the estimated cost to modify our software products to accept the Euro currency under existing agreements for previously sold products. Our ultimate costs may significantly exceed our estimates, in which case those costs could have a material adverse effect on our results of operations, business and financial condition.

OUR DEVELOPMENT FACILITY IN ISRAEL MAY BE ADVERSELY AFFECTED BY POLITICAL AND ECONOMIC CONDITIONS IN THAT COUNTRY

     Our largest development center is located in the State of Israel. Although a substantial majority of our sales are made to customers outside Israel and we maintain significant service teams on site with our customers, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its current trading partners could have a material adverse effect on our business. We have developed certain contingency plans to move certain development operations to various sites both within and outside of Israel in the event political or military conditions disrupt our normal operations.

     Israel has entered into peace agreements with both Egypt and Jordan and is in the process of conducting peace negotiations with the Palestinian Community. Moreover, several other countries have announced their intentions to establish trade and other relations with Israel. Israel, however, has not entered into any peace arrangement with Syria or Lebanon. In addition, in recent months there has been a deterioration in Israel's relationship with the Palestinian Community.

     Consequently, we cannot predict how the peace process will develop or what effect it may have on us or our business.

RISKS ASSOCIATED WITH THE INTEGRATION OF AMDOCS AND ARCHITEL

     The consummation of the Arrangement will result in the integration of Amdocs and Architel, which have previously operated independently. The consolidation of functions, the integration of certain departments, systems and procedures, and the relocation and potential loss of management and/or essential employees present significant management challenges. Those actions may not be successfully accomplished as rapidly as currently expected. In addition, the effort to integrate the operations of Amdocs and Architel may divert management's attention away from other business concerns. Failure to successfully integrate the operations of Amdocs and Architel in a timely manner could have a material adverse effect on our financial condition, business and results of operations.

RISKS APPLICABLE TO OUR CAPITAL STRUCTURE

A FEW OF OUR SHAREHOLDERS MAY BE ABLE TO EXERCISE CONTROL OVER ALL MATTERS REQUIRING SHAREHOLDER APPROVAL

     As a result of the concentration of ownership of our ordinary voting shares, certain shareholders may be able to exercise control over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of Amdocs.

     After giving effect to the issuance of all of the ordinary voting shares offered hereby, our ordinary voting shares are owned as follows:

     - 31.7% by Welsh, Carson, Anderson & Stowe ("WCAS"), a private investment firm, and its affiliates,

     - 8.0% by SBCI, and

     - 25.4% by Amdocs International Limited ("AIL"), a private company ultimately controlled by Morris S. Kahn.

     SBCI also owns ordinary nonvoting shares, which together with its ordinary voting shares represent 21.2% of the ordinary shares outstanding. In addition, WCAS and certain entities in which members of our management have a beneficial interest have granted irrevocable proxies with respect to a portion of the ordinary shares held by them to a company beneficially owned by Morris S. Kahn. Giving effect to such proxies, the company beneficially owned by Morris S. Kahn and AIL together have the right to vote 42.1% of our ordinary voting shares, WCAS and its affiliates have the right to vote 18.7% of our ordinary voting shares and SBCI has the right to vote 8.0% of our ordinary voting shares.

     Affiliates of WCAS and certain other investors (the "WCAS Investors") have granted a call option on some of the ordinary shares that they hold to SBCI, AIL and other existing shareholders that may be exercised if we achieve specified revenue and cash flow targets in fiscal 1998 and fiscal 1999, which targets were achieved for fiscal 1998. If exercised, the option would increase the relative ownership of SBCI, AIL and those other shareholders and decrease the relative ownership of WCAS. If the targets are met in full, the WCAS Investors will hold 26.2% of our ordinary voting shares and AIL will hold 28.8% of our ordinary voting shares.

OUR ORDINARY SHARES MAY TRADE AT DIFFERENT PRICES THAN THE EXCHANGEABLE SHARES

     The market price for our ordinary shares may not be the same as, or even similar to, the market price for the exchangeable shares. The exchangeable shares are listed only on The Toronto Stock Exchange (the "TSE"), and our ordinary shares are traded only on the New York Stock Exchange (the "NYSE"). We do not intend to list either the exchangeable shares or our ordinary shares on any other stock exchange or market in the United States or Canada. Accordingly, the trading price of the exchangeable shares will be based only upon the market for that stock on the TSE, and the trading price for our ordinary shares will be based only upon the market for that stock on the NYSE.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE

     The market price of our ordinary shares has fluctuated widely and may continue to do so. For example, since our initial public offering in June of 1998 through March 22,1999 the closing price of our ordinary shares ranged from a high of $25.81 per share to a low of $8.38 per share. Many factors could cause the market price of our ordinary shares to rise and fall. Some of these factors are:

     - variations in our quarterly operating results,

     - announcements of technological innovations,

     - introduction of new products or new pricing policies by us or our competitors,

     - trends in the telecommunications industry,

     - acquisitions or strategic alliances by us or others in our industry,

     - changes in estimates of our performance or recommendations by financial analysts, and

     - market conditions in the industry and the economy as a whole.

     In addition, the stock market experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many high technology companies. These broad market fluctuations could adversely affect the market price of our ordinary shares. Since only approximately 16% of our outstanding ordinary shares are publicly held, the lack of depth in the market for our ordinary shares may exacerbate these price fluctuations. When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a securities class action lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Any of these events could seriously harm our business.

FUTURE SALES BY EXISTING STOCKHOLDERS COULD DEPRESS THE MARKET PRICE OF OUR ORDINARY SHARES

     Sales of substantial amounts of ordinary shares in the public market following the exchange, or the perception that such sales could occur, could adversely affect prevailing market prices for the ordinary shares. We currently have 211,214,396 ordinary shares and ordinary nonvoting shares issued and outstanding. Currently, 114,876,200 shares are eligible for sale in the public market pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933 (the "Securities Act") (subject to compliance with the volume and manner of sale limitation of Rule 144) or pursuant to another exemption from the registration requirements of the Securities Act.

     Our principal shareholders have the right, in certain circumstances, to require us to register their shares under the Securities Act for resale to the public. In addition, we expect to register under the Securities Act up to a total of 8,814,465 ordinary shares reserved for issuance upon the exercise of options that have been or may be granted under our and Architel's stock option plans. The right to exercise options outstanding under such plans is subject to certain vesting requirements.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR ORDINARY SHARES IN THE FORESEEABLE FUTURE

     We do not anticipate paying dividends on our ordinary shares in the foreseeable future. In addition, the terms of senior bank debt incurred by our subsidiaries effectively prevents us from paying cash dividends.

                                USE OF PROCEEDS

     Because we will issue all of the ordinary shares offered hereby upon exchange or redemption of the exchangeable shares, we will receive no cash proceeds upon the issuance of such shares.

                          MARKET PRICES AND DIVIDENDS

     Our ordinary shares have been quoted on the NYSE since June 19, 1998, under the symbol "DOX." Through March 22, 1999, the high and low reported closing prices for the ordinary shares were as follows:

                                                               HIGH      LOW      DIVIDENDS
                                                               ----      ---      ---------
Fiscal Year 1998:
  Third Quarter 1998 (Since June 19, 1998)..................  $16.50    $14.00       --
  Fourth Quarter 1998.......................................  $15.50    $ 8.38       --
Fiscal Year 1999:
  First Quarter 1999........................................  $17.25    $ 8.88       --
  Second Quarter 1999 (through March 22, 1999)..............  $25.81    $15.06

     As of March 22, 1999, the last reported closing price of the ordinary shares on the New York Stock Exchange was $20.63 and ordinary voting shares were held by approximately 133 recordholders (not including shares issued pursuant to this prospectus). Based on a review of the addresses of such holders, 83 recordholders, holding approximately 63% of the outstanding ordinary shares, were residents of the United States.

     Shareholders are advised to obtain a current market quotation for our ordinary shares.

     Although in the past we have paid substantial cash dividends, we do not anticipate paying cash dividends on our ordinary shares in the foreseeable future. We declared dividends to our shareholders during fiscal 1996, 1997 and 1998 of $37.9 million, $19.3 million and $478.7 million, respectively. See "Certain Transactions". We currently intend to retain our earnings to finance the development of our business.

     Any future dividend policy will be determined by our board of directors based upon conditions then existing, including our earnings, financial condition and capital requirements, as well as such economic and other conditions as the board of directors may deem relevant. The terms of the revolving credit agreement under which several of our subsidiaries are borrowers effectively prevent us from paying cash dividends. In addition, future agreements under which we or any of our subsidiaries may incur indebtedness may contain limitations on our ability to pay cash dividends.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AMDOCS

     Our financial statements are prepared in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and presented in U.S. dollars. The selected consolidated financial information set forth below has been derived from the combined or consolidated financial statements of Amdocs and its subsidiaries for the fiscal periods presented. During the year ended September 30, 1994, Amdocs' operating subsidiaries were operated as a group of companies owned by common shareholders and financial statements for such periods were prepared on a combined basis and were not audited. Information as of and for the four years ended September 30, 1998 is derived from our consolidated financial statements which have been audited by Ernst & Young LLP, our independent auditors. The selected financial information as of and for the three months ended December 31, 1998 and 1997 is derived from our unaudited condensed consolidated financial statements. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair statement of our consolidated financial position and the results of operations for such periods. The results of operations for the three months ended December 31, 1998 are not necessarily indicative of results to be expected for any future period.

     The information presented below is qualified by the more detailed consolidated financial statements included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                     THREE MONTHS
                                         ENDED
                                     DECEMBER 31,                     YEAR ENDED SEPTEMBER 30,
                                  -------------------   ----------------------------------------------------
                                    1998       1997       1998       1997       1996       1995       1994
                                    ----       ----       ----       ----       ----       ----       ----
                                      (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.........................  $131,425   $ 86,558   $403,767   $290,102   $211,720   $167,312   $121,310
Operating income................    30,161     16,845     84,895     26,969     35,490     15,377     22,047
Net income(1)...................    20,142      7,961     30,107      5,876     24,508     11,224     16,068
Basic earnings per share........      0.10       0.06       0.19       0.05       0.23       0.11       0.17
Diluted earnings per share......      0.10       0.06       0.19       0.05       0.22       0.11       0.17
Dividends declared per
  share(3)......................        --         --       3.76       0.18       0.35       0.17       0.15
BALANCE SHEET DATA (AT PERIOD
  END):
Total assets....................  $282,510   $567,191   $239,966   $220,582   $104,531   $101,483   $ 77,106
Long-term obligations (net of
  current portion)..............    11,217    231,487      9,215      7,370      1,663         --         --
Shareholders' equity
  (deficit)(2)(3)...............    (2,585)   102,214    (21,889)    94,253     15,988     29,429     21,872

---------------

(1) In the fourth quarter of fiscal 1997, we recorded nonrecurring charges of $27,563. Of such amount, $25,763 is attributable to the funding of a contribution to an irrevocable secular trust and the balance, $1,800, is due to the write-off of in-process technology related to certain software rights acquired from several operating subsidiaries of SBC.

(2) In June 1998, we completed our initial public offering of 18,000 ordinary shares. The net proceeds from the offering to us were $234,190.

(3) In January 1998, we paid dividends totaling $478,684.

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
                                  OF ARCHITEL
                               (CANADIAN DOLLARS)

     Architel's financial statements are prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") and presented in Canadian dollars. The selected financial information set forth below has been derived from the consolidated financial statements of Architel and its subsidiaries for the fiscal periods presented. Information as of and for the five years ended September 30, 1998 is derived from Architel's consolidated financial statements which have been audited by Deloitte & Touche LLP, Architel's independent auditors. The selected financial information as of and for the three months ended December 31, 1998 and 1997 is derived from Architel's unaudited consolidated financial statements. The unaudited financial information reflects all adjustments (consisting only of normal recurring adjustments) that Architel considers necessary for a fair statement of its consolidated financial position and the results of operations for such periods. The results of operations for the three months ended December 31, 1998 are not necessarily indicative of results to be expected for any future period.

     The information presented below is qualified by the more detailed consolidated financial statements for the three months ended December 31, 1998 and 1997 and the years ended September 30, 1998, 1997 and 1996 included elsewhere in this prospectus and should be read in conjunction with those consolidated financial statements. The consolidated financial statements as of and for the years ended September 30, 1995 and 1994 have not been included in this prospectus.

                                    THREE MONTHS
                                        ENDED
                                    DECEMBER 31,                 YEAR ENDED SEPTEMBER 30,
                                  -----------------   ----------------------------------------------
                                   1998      1997      1998      1997      1996      1995      1994
                                   ----      ----      ----      ----      ----      ----      ----
                                     (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME DATA:
    CANADIAN GAAP
Revenue.........................  $23,043   $ 9,347   $50,775   $33,034   $17,976   $11,156   $4,362
Income before interest income,
  amortization of intangibles
  and income taxes..............    4,671     2,091    11,306     5,365     2,857     3,672       45
Net income (loss)(1)............   (2,450)    1,547     2,321     4,226     2,192     2,138       29
Basic earnings (loss) per
  share.........................    (0.16)     0.12      0.17      0.34      0.21      0.34     0.01
Fully diluted earnings (loss)
  per share.....................    (0.16)     0.11      0.17      0.32      0.20      0.26        +
Dividends declared per share....       --        --        --        --        --        --       --
    US GAAP
Revenue.........................  $23,043   $ 9,347   $50,775   $33,034   $17,976         *        *
Income before interest income,
  amortization of intangibles
  and income taxes..............    4,596     1,900    10,005     4,336     1,486         *        *
Net income (loss)(2)............     (580)    1,396    (7,973)    3,477     1,029         *        *
Basic earnings (loss) per
  share.........................    (0.04)     0.11     (0.61)     0.28      0.11         *        *
Diluted earnings (loss) per
  share.........................    (0.04)     0.11     (0.61)     0.28      0.10         *        *
BALANCE SHEET DATA (AT PERIOD
  END):
    CANADIAN GAAP
Total assets....................  $92,770   $47,100   $95,714   $47,409   $40,140   $ 8,968   $1,690
Long-term obligations...........       --        --        --        --        --        --       --
Shareholders' equity(3)(4)......   76,736    42,345    78,648    40,541    36,245     2,350      182

                                    THREE MONTHS
                                        ENDED
                                    DECEMBER 31,                 YEAR ENDED SEPTEMBER 30,
                                  -----------------   ----------------------------------------------
                                   1998      1997      1998      1997      1996      1995      1994
                                   ----      ----      ----      ----      ----      ----      ----
                                     (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
    US GAAP
Total assets....................  $91,111   $48,142   $93,198   $48,451   $40,977         *        *
Long-term obligations...........       --        --        --        --        --        --       --
Shareholders' equity(3)(4)......   69,028    43,388    69,069    41,583    37,082         *        *

---------------

  + Amount is less than $0.01

  * The balance sheet data and statement of income data reconciled to a US GAAP basis as of September 30, 1995 and 1994 and for the years then ended is not readily available.

(1) Included in the three months ended December 31, 1998 and the year ended September 30, 1998 is amortization expense of $5,398 and $5,620, respectively, relating to intangible assets acquired in the Accugraph Corporation ("Accugraph") transaction.

(2) Included in the three months ended December 31, 1998 and the year ended September 30, 1998 is amortization expense of $4,539 and $4,640, respectively, relating to intangible assets acquired in the Accugraph transaction. Included in the year ended September 30, 1998 is the write-off of purchased research and development in process of $11,335.

(3) In June 1998, Architel acquired Accugraph. As consideration, Architel issued 2,246 common shares.

(4) In March 1996, Architel completed its initial public offering of 3,384 shares of common stock. The net proceeds to Architel were $30,798.

  SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

     The following unaudited selected pro forma condensed combined consolidated financial data have been prepared to illustrate the estimated effects of the proposed combination of Amdocs and Architel, to be accounted for as a pooling-of-interests under U.S. GAAP. Accordingly, such results were prepared as if Amdocs and Architel were combined as of the beginning of the periods presented. All amounts in the selected pro forma condensed combined consolidated financial data are stated in dollars. For all years presented in the condensed combined consolidated statements of operations, pro forma ordinary shares used in computing earnings per share give effect to the exchange of 0.95 shares for each outstanding Architel common share and the subsequent exchange of each exchangeable share for one Amdocs ordinary share.

     The information presented below is qualified by the more detailed unaudited pro forma condensed combined consolidated financial statements included elsewhere in this prospectus. The pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the combination been consummated at the beginning of the periods presented, nor are they necessarily indicative of future results.

                                       THREE MONTHS ENDED
                                          DECEMBER 31,            YEAR ENDED SEPTEMBER 30,
                                       -------------------    --------------------------------
                                         1998       1997        1998        1997        1996
                                         ----       ----        ----        ----        ----
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue............................    $146,369    $93,195..  $438,547    $314,184    $224,914
Operating income...................      30,198    18,194..     80,835      30,130      36,581
Net income before cumulative effect
  of a change in accounting
  principle........................      19,737      8,952      24,939       8,412      25,262
Basic earnings per share...........        0.09    0.06...        0.14        0.07        0.21
Diluted earnings per share.........        0.09    0.06...        0.14        0.07        0.20
BALANCE SHEET DATA (AT PERIOD END):
Total assets.......................    $342,021               $301,281
Long-term obligations..............      11,217                  9,215
Total shareholders' equity.........      42,502                 23,552

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     In Management's Discussion and Analysis we explain the general financial condition and the results of operations for Amdocs and its subsidiaries including:

     - what factors affect our business,

     - what our revenue and costs were in the first quarters of fiscal 1999 and 1998 and fiscal years 1998, 1997 and 1996,

     - why those revenue and costs were different from period to period,

     - where our revenue came from,

     - how all of this affects our overall financial condition,

     - what our expenditures were in the first quarters of fiscal 1999 and 1998 and fiscal years 1998, 1997 and 1996, and

     - where cash will come from to pay for future capital expenditures.

     As you read Management's Discussion and Analysis, it may be helpful to refer to Amdocs' financial statements. In Management's Discussion and Analysis, we analyze and explain the quarter to quarter and annual changes in the specific line items in the consolidated statements of operations on pages F-5 and F-26 of this prospectus. Our analysis may be important to you in making decisions about your investment in Amdocs. Our analysis contains certain forward looking statements that involve risk and uncertainties. Our actual results could differ materially from the results reflected in these forward looking statements as they are subject to a variety of risk factors. See "Risk Factors" for more information. We disclaim any obligation to update our forward looking statements.

GENERAL

     We provide customized software products and services to the telecommunications industry, primarily Customer Care and Billing Systems ("CC&B Systems") for wireless, wireline and multiple-service network operators and service providers. We also supply Directory Sales and Publishing Systems ("Directory Systems") to publishers of both traditional printed yellow page and white page directories and electronic Internet directories. Our products are mission-critical for a customer's operations. After our combination with Architel we now develop, market and support advanced Operations Support Systems used by telecommunications carriers. Due to the complexity of the process and the expertise required for system support, we also provide extensive customization, implementation, ongoing support, system enhancement and maintenance services.

     We derive our revenue principally from:

     - the initial sale of our products and related services, including license fees and customization and implementation services, and

     - recurring revenue from ongoing maintenance, support and related services provided to our customers and, to a lesser degree, from incremental license fees resulting from increases in a customer's subscribers.

     License revenue is recognized concurrently as work is performed, using percentage of completion accounting. Service revenue that involves significant ongoing obligations, including fees for customization, implementation and support services, is also recognized as work is performed, under the percentage of completion method. Revenue related to ongoing support is recognized as work is performed. Revenue from third-party hardware and software sales is generally recognized upon delivery. Maintenance revenue is recognized ratably over the term of the maintenance agreement. As a result of our percentage of completion accounting policies, our annual and quarterly operating results may be significantly affected by the size, timing, and changes in estimates of customer projects and our progress in completing such projects.

     Since 1992, we have invested substantial resources to develop our information technology and to expand our range of products. As a result of significant information technology expenditures, we were able to offer a full range of integrated applications for our CC&B Systems, at the same time factors such as increased demand for services, deregulation, privatization and technological advancements began to transform the telecommunications industry. License and service fees from the sale of CC&B Systems amounted to:

     - $90.4 million in the first quarter of fiscal 1999 (68.8% of revenue for such period),

     - $46.8 million in the first quarter of fiscal 1998 (54.1% of revenue for such period),

     - $251.8 million in fiscal 1998 (62.4% of revenue for such period),

     - $166.3 million in fiscal 1997 (57.3% of revenue for such period),

     - $102.5 million in fiscal 1996 (48.4% of revenue for such period).

We believe that the demand for CC&B Systems will continue to increase as the size and complexity of the telecommunications industry increases and that CC&B Systems will account for a larger share of our total revenue in fiscal year 1999 than fiscal year 1998.

     Although the business of publishing traditional yellow page and white page directories is a mature business in the United States, it continues to be a significant source of revenue for us worldwide. We believe that we are a leading provider of Directory Systems in most of the markets we serve. License and service fee revenue from the sale of Directory Systems totaled:

     - $41.0 million in the first quarter of fiscal 1999 (31.2% of revenue for such period),

     - $39.8 million in the first quarter of fiscal 1998 (45.9% of revenue for such period),

     - $151.9 million in fiscal year 1998 (37.6% of revenue for such period),

     - $123.8 million in fiscal year 1997 (42.7% of revenue for such period),

     - $109.2 million in fiscal year 1996 (51.6% of revenue for such period).

We believe that the demand for Directory Systems will be favorably impacted by increased competition among international directory publishers, as well as by a broader introduction of electronic directories. However, we anticipate that the relative contribution of license and service fees for Directory Systems to our total revenue will decrease over time. We have also recently introduced a number of new products for Directory-related Internet and electronic commerce applications. We anticipate that over the next several years products developed or to be developed for such applications will make a modest but increasing contribution to revenue.

     Our research and development activities have historically involved the development of new software modules and product offerings in response to an identified market demand, usually in conjunction with a customer project. We also expend additional amounts on applied research and software development activities to keep abreast of new technologies in the telecommunications market. In the next several years, we intend to continue to make significant investments in our research and development activities both for CC&B Systems and Directory Systems.

CORPORATE REORGANIZATIONS AND INVESTMENTS

     Our business was founded in 1982. In 1985, SBCI, a wholly-owned subsidiary of SBC, acquired a 50% interest in the business. Prior to 1995, we and our operating subsidiaries were operated as a group of companies owned by common shareholders. In December 1995, the companies underwent a reorganization, as a result of which Amdocs Limited became the holding company for all the affiliated companies. At the same time, we issued shares for an aggregate $16.6 million to a group of entities in some of which some of our officers and directors have a beneficial interest. See "Certain Transactions."

     In September 1997, Amdocs and investment partnerships affiliated with WCAS and some other investors, including several entities in some of which some directors and executive officers of our subsidiaries have a beneficial interest (collectively, the "WCAS Investors"), entered into a Share Subscription Agreement under which the WCAS Investors acquired from us on September 22, 1997, $3.27 million principal amount of our junior promissory notes and shares representing 8.7% of our then outstanding equity for $61.2 million. On that date, Amdocs and the WCAS Investors also entered into a Conditional Investment Agreement, under which the WCAS Investors agreed, subject to the satisfaction of specific revenue and cash flow targets through November 30, 1997, to acquire additional shares of Amdocs which, when added to the shares acquired under the Share Subscription Agreement, would constitute 35.0% of our outstanding equity as of September 22, 1997. Concurrently with the signing of the Conditional Investment Agreement, one of our subsidiaries, European Software Marketing Ltd. ("ESM"), entered into a Note Purchase Agreement with WCAS Capital Partners III, L.P., an investment partnership affiliated with WCAS, and several other investors, providing for the issuance of up to $125.0 million principal amount of 10% subordinated notes of ESM, subject to the satisfaction of the same financial targets set forth in the Conditional Investment Agreement.

     In January 1998, with the financial targets having been met, ESM sold $123.5 million principal amount of subordinated notes under the Note Purchase Agreement for a purchase price equal to their principal amount.

     On March 30, 1998, we completed the transactions contemplated by the Conditional Investment Agreement by issuing and selling to the WCAS Investors 51,507,716 ordinary shares for $95.83 million in cash and the surrender of the $3.27 million principal amount of junior promissory notes issued by us in September 1997.

     The proceeds of the equity and subordinated debt investments made under the Share Subscription Agreement, the Conditional Investment Agreement and the Note Purchase Agreement were used, together with the proceeds of $315.0 million in term loans made to ESM in December 1997 under a senior bank credit facility (of which $90.0 million was prepaid with a portion of the equity investment) and internally generated funds, to (1) acquire for $40.0 million specified intellectual property rights from operating subsidiaries of SBC and (2) fund an internal corporate reorganization. In the reorganization, ESM acquired from Amdocs Limited the outstanding capital stock of Amdocs (UK) Limited, our operating subsidiary in the United Kingdom. ESM applied the proceeds of the senior and subordinated debt financings to pay Amdocs Limited a portion of the purchase price of such acquisition. Following the reorganization, $478.7 million in dividends were paid by us to our shareholders, including $39.9 million to the WCAS Investors.

     In September 1997, the WCAS Investors also granted a call option on some of the ordinary shares acquired under the Share Subscription Agreement and the Conditional Investment Agreement to our then existing shareholders, AIL, SBCI, several entities in some of which some of our directors and executive officers have a beneficial interest and an irrevocable securities trust for the benefit of a group of employees (the "Trust"). The call option may be exercised, without the payment of any consideration to the WCAS Investors, if specific revenue and cash flow targets are met in fiscal years 1998 and 1999. The cash flow and revenue targets in fiscal 1998 were satisfied in full. If the targets are met in fiscal year 1999, the number of ordinary shares held by the WCAS Investors as a result of their net $120.4 million investment in Amdocs will be reduced from 62,580,024 to 47,381,984 ordinary shares. See "Principal Shareholders -- Call Option Agreement."

     On June 19, 1998, we commenced an initial public offering of 18,000,000 ordinary shares at an offering price of $14 per share. Total net proceeds, after deduction of offering expenses and underwriting commissions, amounted to $234.2 million. We used these funds to repay $183.8 million in outstanding term loans and its related interest and $49.0 million out of the $123.5 million in subordinated debt issued in January 1998.

     On             , 1999, we completed our combination with Architel in a
transaction that we accounted for as a pooling of interests.

YEAR 2000 ISSUES

     OUR STATE OF READINESS. We have identified the information technology ("IT") and non-IT systems, software and products which could be affected by the year 2000 problem, and have assessed the efforts required to remediate or replace them. We have also identified versions of our products that were not compliant and are assisting customers in upgrading or migrating to year 2000 compliant versions. By mid-1999, it is our intention that all of the major or key systems, software and products will be remediated or replaced. See "Risk Factors" for more information.

     We began evaluating year 2000 compliancy issues in mid 1996. Since then, the following functions have been performed: thorough examination and study of year 2000 compliance status, process methodology adaptation, analysis of solution alternatives and determination of our technical and business year 2000 policies. New systems, of recent years, have been developed as year 2000 compliant; older generations of applications are being converted to year 2000 compliance in cooperation with our customers (using Amdocs year 2000 methodology and toolkit). None of these systems need mass data conversion, which is usually the most sensitive portion of the year 2000 conversion. Recognizing the importance of year 2000 support in the IT industry and to provide an additional level of assurance to our customers, we have decided to conduct a thorough and systematic verification process. This effort is based on the application of industry-wide standards for year 2000 compliance. This verification process utilizes a specialized tool kit developed by us including a powerful search utility. We offer to conduct the verification process for our customers because the ultimate verification for year 2000 compliance should be executed in their own working environment. This subject is crucial in view of the technical and functional interaction with third-party systems and those developed by the customers locally.

     We anticipate completing the majority of the testing, implementation of changes and necessary refinements by mid 1999. Management expects that systems, software and products for which we have responsibility currently are year 2000 compliant or will be compliant on a timely basis. We are currently not aware of any year 2000 issues with our customers that cannot be remedied.

     We have contacted all of our customers, and most of our vendors and other third parties with whom we deal to identify potential issues we might encounter concerning year 2000 compliancy. These communications are also used to elicit the status of year 2000 readiness, and to clarify which year 2000 issues are our responsibility and which are the responsibility of the third party. We do not anticipate that the year 2000 issues we will encounter with third parties will be different than those encountered by other providers of information services, including our competitors. At this time, we are not aware of any year 2000 issues or problems relating to third parties with which we have a material relationship.

     With respect to our internal information technology systems (including information technology-based office facilities, such as data and voice communications, building management and security systems, human resources and recruitment system, purchasing, invoicing, finance and budget systems, general ledger and other administrative systems), both third party's software and in-house developments, we have adopted standard industry practices, as published by the British Standards Institute and methodologies suggested by the Gartner Group (INSPCT), in preparing for the year 2000 date change. Our year 2000 internal readiness program primarily covers: taking inventory of hardware, software and embedded systems, assessing business risks associated with those systems, creating action plans to address known risks, executing and monitoring action plans, and contingency planning. We have sent questionnaires to our vendors and service providers to certify year 2000 readiness and have conducted risk analysis and testing of the core components of our business, software and hardware systems. We expect to substantially complete year 2000 readiness preparations by mid-1999 but to continue extensive testing through calendar 1999.

     Although we do not believe that we will incur any material cost or experience material disruptions in our business associated with preparing our internal systems for the year 2000, we could experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in our internal systems, which are composed of third party software, third party hardware that contains embedded software and our own software products. We are in the process of implementing action plans for the remediation of high risk areas and we are scheduled to implement remediation plans for medium to low risk areas during the remainder of calendar 1999. We expect our contingency plans to include, among other things, manual "work-arounds" for software and hardware failure, as well as substitution of systems, if necessary.

     COSTS TO ADDRESS OUR YEAR 2000 ISSUES. A significant portion of our year 2000 compliance efforts have occurred or are occurring in connection with system upgrades or replacements that were otherwise planned (but perhaps accelerated due to the year 2000 issue) or which have significant improvements and benefits unrelated to year 2000 issues. We have accrued approximately $3.3 million at December 31, 1998 representing the estimated amount of costs to modify previously sold customized software products. The remainder of the costs that are incremental and directly related to year 2000 issues are not expected to be material to the financial position or results of operations. We do not anticipate capitalizing any of these costs as they relate to warranties related to products developed for customers.

     We have not yet estimated year 2000 costs for periods after 1999. Some post-1999 costs might be anticipated due to extra customer service efforts created by the failure of third parties to be year 2000 compliant. Neither the costs incurred for year 2000 compliance efforts, nor the delay or deferral of certain development projects that might have otherwise been undertaken in the absence of year 2000 compliance efforts, are expected to have a material effect on our financial position or results of operations. Such costs generally have been funded by the re-deployment of both IT and non-IT personnel resources. In addition, our philosophy is to address many year 2000 issues as part of re-engineering or replacement efforts. There were several situations in which customers funded a special effort for the year 2000, but those projects were usually treated by us as a part of ongoing support of the customer.

     OUR CONTINGENCY PLANS. Detailed contingency plans are being prepared and will be refined as appropriate. Those plans will focus on matters which appear to be our most likely year 2000 risks, such as possible additional customer support efforts by us that would be necessary if customers or vendors are not year 2000 compliant, or if a year 2000 issue should not be timely detected in our own compliance efforts.

     RISKS OF OUR YEAR 2000 ISSUES. We do not anticipate that the year 2000 issues and risks, including the most reasonably likely worst case year 2000 scenario, we will encounter, will be significantly different than those encountered by other providers of information services. Although we believe our remediation, replacement and testing efforts will address all of the year 2000 issues for which we are responsible, to the extent these efforts are not successful, additional compliance efforts would be necessary together with additional customer service efforts and expenditures. If third parties fail in their compliance efforts, we could also be impacted and required to provide additional customer service efforts. In such an event, we could incur additional costs and experience a negative impact on revenue and operating income.

     Our cost and timetable estimates for our year 2000 efforts are subject to potentially significant estimation uncertainties that could cause actual results to differ materially. These estimates are based on management's current best estimates and reflect certain assumptions. Factors which could impact these estimates include:

     - the availability of appropriate technology personnel,

     - the rate and magnitude of related labor costs,

     - the successful identification of all aspects of our systems,

     - the success of third parties in their year 2000 compliance efforts; software and products that require remediation or replacement,

     - the extent of testing required; the costs of our efforts to assist certain customers in the remediation of their customized code, and

     - the amount of cost recoveries from those efforts.

     Due to the complexity and pervasiveness of the year 2000 issue, and in particular the uncertainty regarding the compliance efforts of third parties, no assurance can be given that these estimates will be achieved, and actual results could differ materially. See "Risk Factors" for more information.

ARCHITEL'S YEAR 2000 ISSUES

     Architel has established a comprehensive project designed to identify and assess the impact of the year 2000 issue on its products, information technology systems, facilities and suppliers. Architel has targeted June 30, 1999 as the target date for completion of these efforts, which includes (i) assessment, (ii) remediation, (iii) testing and development of contingency plans, and (iv) implementation. Architel has completed the first two stages and is now in the testing phase. Based on the current assessment and representations from suppliers of internal systems and programs, Architel believes that such systems and programs either currently address the year 2000 issue, will be upgraded in the normal course and within the scheduled time frame to address the year 2000 issue, or, if necessary, can be replaced at no material additional cost to Architel. Other than seeking representations or assurances, Architel has not made any independent assessment as to whether any of its service providers will be affected by the year 2000 Issue.

     Architel also has a program to make its commercially available software products year 2000 ready. ASAP, Objectel and Accugraph legacy products have all been tested for year 2000 compliance and are generally available to customers. OMS and Architel's OSS Interconnection Gateway product, are scheduled to be tested for year 2000 compliance and be generally available by June 1999. This includes ensuring proper interoperability with related data base and operating system software, as well as embedded third party software. The efforts to address the year 2000 issue are being performed as part of normal development activity and are not expected to result in any material incremental costs to Architel. Further modifications and testing of these products may be necessary, however, as a result of further changes to related third party products. Architel believes that it has sufficient resources to provide timely support to its customers implementing product upgrades. Architel's FAMIS product is not designed to address the year 2000 issue. Architel believes that it has no contractual or other obligation to modify the FAMIS product to address the year 2000 issue. Architel believes that all of its FAMIS customers will be replacing their FAMIS installations prior to December 31, 1999. Accordingly, Architel believes that it will incur no material cost or liability with respect to the year 2000 issue as it relates to its FAMIS product.

     Architel believes that it is taking the necessary steps to resolve year 2000 issues and that its year 2000 transition will be effected without material adverse impact on its business, operations, products or financial prospects. There can be no assurances, however, that despite Architel's efforts, it will not experience serious unanticipated negative consequences and/or material costs caused by undetected errors or defects in the technology used in its internal systems or those of its suppliers, in embedded software or related data bases or operating systems or in Architel's own products.

EUROPEAN MONETARY UNION CURRENCY

     The Euro will be phased in over a three-year period which commenced January 1, 1999, when participating European countries began using the Euro currency for non-cash transactions. We offer software products that are capable of handling the Euro currency and converting from local currencies to the Euro and vice versa. There can be no assurance that our software or software provided to our customers by other vendors will ensure an errorless transition to the Euro currency. We have accrued approximately $2.3 million at December 31, 1998, representing the estimated cost to modify our software products to accept the Euro currency under existing agreements with customers relating to previously sold products. We do not currently anticipate recovering these expenditures from the customers, as they relate to warranty agreements. Such costs may significantly exceed such estimate, in which case such costs could have a material adverse effect on our results of operations and financial condition. See "Risk Factors" for more information.

EFFECTIVE TAX RATE

     Our overall effective tax rate has historically been approximately 30% due to the various corporate income tax rates of the countries in which we operate and the relative magnitude of our activities in those countries. Our consolidated effective tax rate for fiscal 1998 was 50%, due to significant interest expense in a tax jurisdiction in which we are tax exempt, which resulted in no tax benefit to offset the tax expense incurred in other jurisdictions. In fiscal 1997 we sustained a loss in a tax jurisdiction in which we are tax exempt, which resulted in no tax benefit to offset tax expense incurred in other jurisdictions. As a result, our effective tax rate for fiscal 1997 was significantly higher than normal. Due to the repayment of the debt which gave rise to the interest expense, the effective tax rate is expected to be 30% for fiscal 1999. See "Risk Factors" for more information.

CURRENCY FLUCTUATIONS

     We regard the dollar as our functional currency and measure ourselves according to that currency. Without giving effect to the Arrangement approximately 80% of our revenue and approximately 60% of our operating expenses are paid in dollars or are paid in other currencies with the exchange rate linked to dollars. Other significant currencies in which we receive revenue or pay expenses are Australian dollars, the Euro, British pounds, Canadian dollars, and Israeli shekels. Historically, the effect of fluctuations in currency exchange rates has had a minimal impact on our operations. As we expand our operations outside of the United States, our exposure to fluctuations in currency exchange rates could increase. In order to manage our foreign exchange risk we enter into various foreign exchange contracts. At December 31, 1998, we had hedged all significant current exposures in currencies other than the dollar. See "Risk Factors" for more information.

EMPLOYEE ARRANGEMENTS

     In September 1997, we contributed $25.8 million to the Trust, in recognition of past services rendered to us by a group of our employees. The beneficiaries are primarily software and information technology specialists who have played an important role in our success. The trust agreement provides that the beneficiaries will be entitled to receive amounts contributed by us on their behalf, subject to certain conditions, over the next five years. In September 1997, the Trust used the contribution from us and other resources to purchase from us 5,720,000 ordinary shares for consideration of approximately $31.6 million. The Trust is required to liquidate any investments held in respect of any beneficiary and distribute only cash payments.

     We recorded the $25.8 million contribution as compensation expense in 1997, the year in which such contribution was made. The Trust will distribute on certain dates within the next five years cash amounts to those beneficiaries employed by us on such dates. The amounts to be distributed to the beneficiaries employed by us on the relevant dates will include an appreciation in the value of the Trust's assets and are dependent upon several conditions, such as the amount of cash available and the Trust's ability to realize the value of the assets it holds. Termination of a beneficiary's employment with us will not affect entitlement to a beneficiary's minimum interest in the Trust and any terminated employee will receive such interest in September 2007. See "Management -- Employee Trust Agreement".

     As of March 22, 1999 we had granted options to purchase 4,054,000 of our ordinary shares under our 1998 Stock Option and Incentive Plan (the "Amdocs Plan"). See "Management -- Employee Stock Options" for more information.

     Our success depends in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and telecommunication engineers. These types of qualified personnel are in great demand and are likely to remain a limited resource for the foreseeable future. We may be unable to continue to attract and retain the skilled employees we require and any inability to do so could adversely impact our ability to manage and complete our existing projects and to compete for new customer contracts. See "Risk Factors" for more information.

RESULTS OF OPERATIONS

     The following table sets forth specified items in our consolidated statements of operations reflected as a percentage of total revenue for the periods of:

                                                      THREE MONTHS
                                                         ENDED
                                                      DECEMBER 31,           YEAR ENDED
                                                          1998              SEPTEMBER 30,
                                                     --------------    -----------------------
                                                     1998     1997     1998     1997     1996
                                                     ----     ----     ----     ----     ----
                                                      (UNAUDITED)
Revenue:
  License..........................................   11.4%    10.1%    10.6%     9.0%     7.7%
  Service..........................................   88.6     89.9     89.4     91.0     92.3
                                                     -----    -----    -----    -----    -----
                                                     100.0    100.0    100.0    100.0    100.0
                                                     -----    -----    -----    -----    -----
  Cost of license..................................    1.0      3.7      2.7      1.3      1.9
  Cost of service..................................   57.8     57.9     57.3     59.9     61.0
  Research and development.........................    6.4      6.1      6.3      6.0      6.9
  Selling, general and administrative..............   11.9     12.8     12.7     14.0     13.4
  Nonrecurring charges.............................     --       --       --      9.5       --
                                                     -----    -----    -----    -----    -----
                                                      77.1     80.5     79.0     90.7     83.2
                                                     -----    -----    -----    -----    -----
Operating income...................................   22.9     19.5     21.0      9.3     16.8
  Other expenses, net..............................    1.0      1.2      6.0      1.1      0.2
  Income taxes.....................................    6.6      9.1      7.5      6.2      5.0
                                                     -----    -----    -----    -----    -----
Income before cumulative effect, net...............   15.3      9.2      7.5      2.0     11.6
Cumulative effect of a change in accounting
  principle, net...................................     --       --        *       --       --
                                                     -----    -----    -----    -----    -----
Net income.........................................   15.3%     9.2%     7.5%     2.0%    11.6%
                                                     =====    =====    =====    =====    =====

---------------

* Less than 0.1%

THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

     Our fiscal year ends on September 30. The information set forth below compares first quarter fiscal year 1999 with first quarter fiscal year 1998.

     REVENUE. Revenue for the quarter ended December 31, 1998 was $131.4 million, an increase of $44.9 million, or 51.8%, compared to the prior fiscal year's first quarter. License revenue increased from $8.7 million in first quarter fiscal year 1998 to $15.0 million in first quarter fiscal year 1999, an increase of 72.5%, and service revenue increased 49.5% by $38.5 million in first quarter fiscal year 1999. Total CC&B Systems revenue for the quarter ended December 31, 1998 was $90.4 million, an increase of $43.6 million, or 93.2%, compared to the prior fiscal year's first quarter. Revenue attributable to Directory Systems was $41.0 million for the quarter ended December 31, 1998, an increase of $1.3 million, or 3.2%, from first quarter fiscal year 1998. The growth in revenue is attributable to sales to new customers as well as to sales of additional products and services to existing customers.

     In the three months ended December 31, 1998 and 1997, revenue from customers in North America, Europe and the rest of the world accounted for 44.1%, 38.0% and 17.9%, respectively, compared to 59.1%, 17.6% and 23.3%, respectively.

     COST OF LICENSE. Cost of license for the quarter ended December 31, 1998 was $1.3 million, a decrease of $1.9 million, or 58.8%, from cost of license for the quarter ended December 31, 1997. Cost of license in first quarter 1999 includes amortization of purchased computer software and intellectual property rights, and in 1998 included a royalty expense paid to some subsidiaries of SBC in connection with the grant to Amdocs of licenses to use certain software jointly developed with those subsidiaries.

     COST OF SERVICE. Cost of service for first quarter fiscal year 1999 was $75.9 million, an increase of $25.8 million, or 51.4%, from cost of service of $50.1 million for first quarter fiscal year 1998. As a percentage of revenue, cost of service decreased to 57.8% in the quarter ended December 31, 1998 from 57.9% in first quarter fiscal year 1998. The absolute increase in cost of service is consistent with the increase in revenue for the quarter, as these costs are predominately compensation related and reflect increased employment levels required to support the growth in revenue.

     RESEARCH AND DEVELOPMENT. Research and development expense is primarily comprised of compensation expense attributed to research and development activities, usually in conjunction with customer contracts. In the quarter ended December 31, 1998, research and development expense was $8.4 million, or 6.4% of revenue, compared with $5.3 million, or 6.1% of revenue, in the quarter ended December 31, 1997. The increase in research and development expense represents ongoing expenditures for both CC&B Systems and Directory Systems.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense is primarily comprised of compensation expense and increased by 41.6%, to $15.6 million, or 11.9% of revenue, in the quarter ended December 31, 1998 from $11.0 million, or 12.8% of revenue, in the prior fiscal year's first quarter.

     OPERATING INCOME. Operating income in the quarter ended December 31, 1998 was $30.2 million, or 22.9% of revenue, as compared with $16.8 million, or 19.5% of revenue, in the prior fiscal year's first quarter, an increase of 79.1%.

     OTHER EXPENSE, NET. Other expense, net is primarily interest expense incurred by us related to bank debt. In the quarter ended December 31, 1998, other expense, net was an expense of $1.4 million, an increase of $0.4 million from first quarter fiscal year 1998.

     INCOME TAXES. Income taxes in the quarter ended December 31, 1998 were $8.6 million on income before taxes of $28.8 million. In the prior fiscal year's first quarter, income taxes were $7.9 million on income before taxes of $15.8 million.

     NET INCOME. Our net income was $20.1 million, or 15.3% of revenue, in the quarter ended December 31, 1998 as compared with $8 million, or 9.2% of revenue in the quarter ended December 31, 1997. The increase was primarily the result of an increase in operating income.

     BASIC AND DILUTED EARNINGS PER SHARE. Basic and diluted earnings per share increased 67% from $0.06 in first quarter fiscal year 1998 to $0.10 in first quarter fiscal year 1999. This was positively effected by the increase in net revenue and partially offset by an increase in the weighted average number of shares.

YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     REVENUE. Revenue for the year ended September 30, 1998 was $403.8 million, an increase of $113.7 million, or 39.2%, compared to the prior year. License revenue increased from $26.0 million in fiscal year 1997 to $42.9 million in fiscal year 1998, an increase of 65.0%, and service revenue increased 36.6% or $96.8 million in fiscal year 1998. Total CC&B Systems revenue for the year ended September 30, 1998 was $251.8 million, an increase of $85.5 million, or 51.4%, compared to the prior fiscal year. Revenue attributable to Directory Systems was $151.9 million for the year ended September 30, 1998, an increase of $28.2 million, or 22.8%, from fiscal year 1997. The growth in revenue is attributable to sales to new customers as well as to sales of additional products and services to existing customers.

     In the year ended September 30, 1998, revenue from customers in North America, Europe and the rest of the world accounted for 52.2%, 27.2% and 20.6%, respectively, compared to 63.8%, 11.3% and 24.9%, respectively, in fiscal 1997.

     COST OF LICENSE. Cost of license for the year ended September 30, 1998 was $10.7 million, an increase of $7.0 million, or 189.2%, from cost of license for the year ended September 30, 1997. Cost of license in fiscal year 1998 includes amortization of purchased computer software and intellectual property rights, and in 1997 included royalty expense paid to some subsidiaries of SBC in connection with the grant to us of licenses to use certain software jointly developed with those subsidiaries.

     COST OF SERVICE. Cost of service for fiscal year 1998 was $231.4 million, an increase of $57.7 million, or 33.2%, from cost of service of $173.7 million for fiscal year 1997. As a percentage of revenue, cost of service decreased to 57.3% in the year ended September 30, 1998 from 59.9% in fiscal year 1997. The absolute increase in cost of service is consistent with the increase in revenue for the period, as these costs are predominately for compensation and reflect increased employment levels needed to support the growth in revenue.

     RESEARCH AND DEVELOPMENT. Research and development expense is primarily comprised of compensation expense for employees engaged in research and development activities, usually in conjunction with customer contracts. In the year ended September 30, 1998, research and development expense was $25.6 million, or 6.3% of revenue, compared with $17.4 million, or 6.0% of revenue, in the year ended September 30, 1997. The increase in research and development expense in fiscal year 1998 represents ongoing expenditures for both CC&B Systems and Directory Systems.

     SELLING, GENERAL AND ADMINISTRATIVE. Compensation is the largest component of selling, general and administrative expense. Selling, general and administrative expense increased by 25.5% to $51.2 million, in the year ended September 30, 1998 from $40.8 million in the prior fiscal year. However, selling, general and administrative expense as a percentage of revenue decreased from 14.1% of revenue in the year ended September 30, 1997 to 12.7% of revenue in the year ended September 30, 1998

     OPERATING INCOME. Operating income in the year ended September 30, 1998 was $84.9 million, as compared with $54.5 million in fiscal year 1997, excluding the effect of the nonrecurring charges in that fiscal year, an increase of 55.8%. As a percentage of revenue, operating income was 21.0% in fiscal year 1998 as compared to 18.8% in fiscal year 1997 (excluding the effect of the nonrecurring charges in fiscal year 1997).

     OTHER EXPENSE, NET. Other expense, net is primarily interest expense incurred by us related to senior bank debt and subordinated debt, which debt was substantially repaid from the proceeds of our initial public offering. In the year ended September 30, 1998, other expense, net was an expense of $24.1 million, an increase of $20.8 million from fiscal year 1997.

     INCOME TAXES. Income taxes in the year ended September 30, 1998 were $30.4 million on income before taxes of $60.8 million. In the prior year, income taxes were $17.8 million on income before taxes of $23.7 million. Our consolidated effective tax rate for fiscal year 1998 was 50%, due to significant interest expense in a tax jurisdiction in which we are tax exempt, which resulted in no tax benefit to offset the tax expense incurred in other jurisdictions. In fiscal 1997 we sustained a loss in a tax jurisdiction in which we are tax exempt, which resulted in no tax benefit to offset tax expense incurred in other jurisdictions.

     NET INCOME. Our net income was $30.1 million in the year ended September 30, 1998 compared with net income of $5.9 million in fiscal year 1997. The increase was primarily the result of an increase in operating income. In addition, in fiscal year 1998 we incurred $24.1 million in interest expense related to its outstanding debt; while in fiscal year 1997 we had a nonrecurring charge of $27.6 million.

YEARS ENDED SEPTEMBER 30, 1997 AND 1996

     REVENUE. Revenue for fiscal year 1997 was $290.1 million, an increase of $78.4 million, or 37.0%, from fiscal year 1996. License revenue increased from $16.3 million in fiscal year 1996 to $26.0 million in fiscal year 1997, an increase of 59.5%, and service revenue increased 35.1% or $68.7 million in fiscal year 1997. The majority of the increase in total revenue was due to the expansion of the CC&B Systems business. Total CC&B Systems revenue for fiscal year 1997 was $166.3 million, an increase of $63.9 million, or 62.3%, from the prior year. Revenue attributable to Directory Systems was $123.8 million for fiscal year 1997, an increase of $14.5 million, or 13.3%, from fiscal year 1996.

     In fiscal year 1997, revenue from customers in North America, Europe and the rest of the world accounted for 63.8%, 11.3% and 24.9% respectively, compared to 67.5%, 14.5% and 18.0%, respectively, in fiscal year 1996.

     COST OF LICENSE. Cost of license for fiscal year 1997 was $3.7 million, a decrease of $0.3 million, or 7.5%, from fiscal year 1996 cost of license of $4.0 million. The decrease was due to the acquisition of certain software rights from several operating subsidiaries of SBC, which eliminated the requirement to pay royalties.

     COST OF SERVICE. Cost of service for the year ended September 30, 1997 was $173.7 million, an increase of $44.5 million, or 34.4%, from fiscal year 1996 cost of service of $129.2 million. As a percentage of revenue, cost of service decreased to 59.9% in fiscal year 1997 from 61.0% in fiscal year 1996. The absolute increase in cost of service was consistent with the increase in revenue for the period, and reflected increased compensation attributable to higher employment levels needed to support the growth in revenue.

     RESEARCH AND DEVELOPMENT. In fiscal year 1997, research and development expense was $17.4 million, or 6.0% of revenue, compared with $14.7 million, or 6.9% of revenue, in fiscal year 1996. The absolute increase in research and development expense in fiscal year 1997 represented ongoing expenditures for both CC&B Systems and Directory Systems, while the decrease as a percentage of revenue was attributable to the overall increase in revenue for the period.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense increased to $40.8 million, or 14.1% of revenue, in fiscal year 1997 from $28.3 million, or 13.4% of revenue, in the prior year, an increase of 43.8%. The increase was primarily attributable to increased marketing efforts for our CC&B Systems.

     NONRECURRING CHARGES. In the fourth quarter of fiscal year 1997, we recorded nonrecurring charges of $27.6 million. Of such amount, $1.8 million was due to the write-off of in-process research and development for technology related to certain software rights (which rights include the termination of related future royalty payment obligations) acquired from several operating subsidiaries of SBC and the balance, $25.8 million, was attributable to the funding of a contribution to the Trust for the benefit of certain officers and employees.

     OPERATING INCOME. As a result of the $27.6 million of nonrecurring charges recognized in fiscal year 1997, operating income in fiscal year 1997 was $27.0 million, as compared with $35.5 million in fiscal year 1996. As a percentage of revenue, operating income was 9.3% in fiscal year 1997 as compared to 16.8% in fiscal year 1996. Excluding the effect of the nonrecurring charges, operating income would have been $54.5 million in fiscal year 1997, or 18.8% of revenue, an increase of $19.0 million, or 53.4%, between fiscal years 1997 and 1996. The increase in operating income as a percentage of revenue (excluding the effect of the nonrecurring charges) was primarily attributable to increased license revenue.

     OTHER EXPENSE, NET. Other expense, net was an expense of $0.5 million in fiscal year 1996 and an expense of $3.3 million in fiscal year 1997. The increase in fiscal year 1997 was attributable to the settlement of the claims of various taxing authorities for additional taxes for years prior to such fiscal year. Approximately $3.0 million of expense was included in the 1997 period for interest on the tax assessments.

     INCOME TAXES. Income taxes in fiscal year 1997 were $17.8 million on income before taxes of $23.7 million. In fiscal year 1996, income taxes were $10.5 million on income before taxes of $35.0 million. In fiscal year 1997, we paid income taxes for the operations of our subsidiaries, principally in the United States, the United Kingdom and Israel, and recorded a loss in Guernsey, a jurisdiction in which we are tax-exempt.

     NET INCOME. We had net income of $5.9 million in fiscal year 1997 compared with net income of $24.5 million in fiscal year 1996, primarily as a result of the $27.6 million for the nonrecurring charges incurred in 1997.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED RESULTS

THREE MONTHS ENDED DECEMBER 31, 1998 AND 1997

     Revenue. Pro forma revenue for the three months ended December 31, 1998 was $146.4 million, an increase of $53.2 million, or 57.1%, compared to the prior year's first quarter. The growth in revenue is attributable to sales to new customers as well as to sales of additional products and services to existing customers. With the Architel combination, the percentage of license revenue to total revenue is expected to increase in future periods, compared to the Amdocs historical results.

     Operating Income. Pro forma operating income for the three months ended December 31, 1998 was $30.2 million, an increase of $12.0 million, or 66.0%, compared to the prior year's first quarter. Included in pro forma operating expense for the three months ended December 31, 1998 is amortization expense of $2.9 million recorded by Architel in connection with intangibles acquired in the Accugraph transaction.

     Net Income. Pro forma net income for the three months ended December 31, 1998 was $19.7 million, an increase of $10.8 million, or 120%, compared to the prior year's first quarter. As a percentage of revenue, pro forma net income was 13.5% for the three months ended December 31, 1998 as compared to 9.6% in the prior year's first quarter, primarily due to the reduction in Amdocs' effective tax rate for the three months ended December 31, 1998, compared to the prior year's first quarter.

YEARS ENDED SEPTEMBER 30, 1998 AND 1997

     Revenue. Pro forma revenue for the year ended September 30, 1998 was $438.5 million, an increase of $124.4 million, or 39.6%, compared to the prior year. The growth in revenue is attributable to sales to new customers as well as to sales of additional products and services to existing customers. With the Architel combination, the ratio of license revenue to total revenue is expected to increase in future periods.

     Operating Income. Pro forma operating income for the year ended September 30, 1998 was $80.8 million, an increase of $50.7 million, or 168%, compared to the prior year. Included in pro forma fiscal 1998 operating expenses are (1) nonrecurring charges of $7.8 million recorded by Architel representing the write-off of in-process research and development for technology acquired in the acquisition of Accugraph in June 1998 and (2) amortization expense of $3.1 million recorded by Architel in connection with intangibles acquired in the Accugraph transaction. Included in pro forma fiscal 1997 operating expenses are
(a) nonrecurring charges of $27.6 million recorded by Amdocs representing (i) the payment of a one-time special bonus of $25.8 million paid to a trust for the benefit of certain officers and employees related to past services and (ii) the write-off of $1.8 million in connection with the acquisition of certain software rights related to in-process research and development and (b) amortization expense of $2.9 million recorded by Architel. Excluding the above items, pro forma operating income for the year ended September 30, 1998 increased by $31.1 million, or 51.3%, compared to the prior year primarily related to the growth in revenue.

     Net Income Before Cumulative Effect. Pro forma net income before cumulative effect of a change in accounting principle for the year ended September 30, 1998 was $24.9 million, an increase of $16.5 million, or 197%, compared to the prior year. As a percentage of revenue, pro forma net income before cumulative effect was 5.7% in fiscal 1998 as compared to 2.7% in the previous year, primarily because of the items described in the previous paragraph.

LIQUIDITY AND CAPITAL RESOURCES

FINANCING TRANSACTIONS

     We have primarily financed our operations through cash generated from operations, sales of equity securities and borrowing from banks and other lenders. Cash and cash equivalents totaled $18.1 million at December 31, 1998 compared to $25.4 million at September 30, 1998. Net cash provided by operating activities amounted to $17.9 million, and $14.6 million for the first quarters of fiscal years 1999 and 1998, respectively.

     We currently intend to retain our earnings to repay our outstanding loans and to finance the developments of our business. The terms of the July 1998 bank agreement effectively restrict our ability to pay cash dividends.

     At December 31, 1998, we had a shareholders' deficit of $2.6 million as a result of the $478.7 million in dividends distributed to shareholders in January 1998 and the net proceeds of $330.6 million from the WCAS investment and our initial public offering during fiscal 1998. We believe that cash generated from operations and our current lines of credit will provide sufficient resources to meet our needs in the near future.

     At December 31, 1998, we had short term lines of credit totaling $147.0 million from various banks or bank groups, of which $75.7 million was outstanding. As of such date, we had also used approximately $2.8 million of our revolving credit facility to support outstanding letters of credit.

     As of December 31, 1998, we had negative working capital of $69.7 million as compared to negative working capital of $84.3 million at September 30, 1998. We do not believe this will have a negative impact on our liquidity as this temporary situation is primarily a result of a three-year revolving credit line which we intend to repay within the next twelve months with cash flows from operations.

     As of December 31, 1998, we had long-term obligations outstanding of $14.8 million in connection with vehicle leasing arrangements.

     Currently, our capital expenditures are funded primarily by operating cash flows and capital leasing arrangements. We do not anticipate a change to this policy in the foreseeable future.

NET DEFERRED TAX ASSETS

     Based on management's assessment, it is more likely than not that all the net deferred tax assets at December 31, 1998 will be realized through future taxable earnings. No significant increase in future taxable earnings would be required to fully realize the net deferred tax assets.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     Market risks relating to our operations result primarily from changes in interest rates and exchange rates or weak economic conditions in the markets in which we sell our products. To address these risks we enter into various hedging transactions as described below. We do not use financial instruments for trading purposes and are not a party to any leveraged derivatives.

FOREIGN CURRENCY RISK

     We enter into foreign exchange forward contracts to hedge some of our foreign currency exposure. We use such contracts to hedge exposure to changes in foreign currency exchange rates associated with revenue denominated in a foreign currency and anticipated costs to be incurred in a foreign currency. We seek to minimize the risk that the fair value of sales of our products and services and cash flow required for our expenses denominated in a currency other than their functional currency, the U.S. dollar, will be affected by changes in exchange rates. See Note 18 to our consolidated financial statements on page F-23.

     The following table summarizes our foreign currency forward exchange agreements as of December 31, 1998. The table presents the notional amounts (dollars in millions), weighted average exchange rates by expected (contractual) maturity dates, and fair value of the total derivative instruments.

Notional values and average contract rates are calculated based on forward rates at December 31, 1998 U.S. dollar translated.

                                             AS OF DECEMBER 31,
                                   --------------------------------------   FAIR VALUE
                                    1999     2000    2001   2002    AFTER   OF FORWARDS
                                    ----     ----    ----   ----    -----   -----------
FORWARD CONTRACTS TO SELL FOREIGN
CURRENCIES FOR U.S. DOLLARS:
Great Britain Pounds
  Notional value.................  $ 15.4   $  1.0     --      --    --        $(0.9)
  Average contract rate..........    1.66     1.65     --      --    --
Austrian Schillings
  Notional value.................  $  9.7   $  0.3     --      --    --        $(0.2)
  Average contract rate..........   11.72    11.55     --      --    --
Canadian Dollars
  Notional value.................  $  6.8     10.9     --      --    --        $(0.1)
  Average contract rate..........    1.53     1.53     --      --    --
Japanese Yen
  Notional value.................  $  2.9       --     --      --    --        $(0.5)
  Average contract rate..........   112.6       --     --      --    --
Norwegian Kronor
  Notional value.................  $  4.4   $  0.9     --      --    --        $(0.1)
  Average contract rate..........    7.65     7.69     --      --    --
Deutsche Marks
  Notional value.................  $  2.7       --     --      --    --             *
  Average contract rate..........    1.66       --     --      --    --
FORWARD CONTRACTS TO BUY FOREIGN
  CURRENCIES FOR U.S. DOLLARS:
Australian Dollars
  Notional value.................  $ 15.9   $  9.3   $5.6   $ 4.4    --        $(2.1)
  Average contract rate..........    0.61     0.61   0.61    0.61
Israeli Shekels
  Notional value.................  $ 91.4       --     --      --    --        $(3.6)
  Average contract rate..........   4.272       --     --      --    --

---------------
* Less than $100,000.

INTEREST RATE RISK

     Our interest expenses are most sensitive to changes in the London InterBank Offered Rate ("LIBOR") as all of our short-term borrowings bear a LIBOR-based interest rate. Excess liquidity invested in short-term investments bears minimal interest rate risk.

     At December 31, 1998, we had approximately $78.5 million outstanding on our revolving line of credit and short-term credit agreements and $14.8 million recorded as long-term lease obligations. The potential loss to us over one year that would result from a hypothetical, instantaneous, and unfavorable change of 100 basis points in the interest rates of all applicable financial assets and liabilities on December 31, 1998 would be approximately $0.9 million. The above sensitivity analysis is based on the assumption of an unfavorable 100 basis point movement of the interest rates applicable to each homogenous category of financial assets and liabilities and sustained over a period of one year. A homogenous category is defined according to the currency in which financial assets and liabilities are denominated and assumes the same interest rate movement within each homogenous category. As a result, our interest rate risk sensitivity model may overstate the impact of interest rate fluctuations for such financial instruments, as consistently unfavorable movements of all interest rates are unlikely. See Notes 2 and 8 to the consolidated financial statements.

                            BUSINESS AND PROPERTIES

INTRODUCTION

     Amdocs Limited is a holding company incorporated under the laws of Guernsey. Our global business, conducted through subsidiaries, is to provide product-driven information system solutions to major telecommunication companies in the United States and around the world. Unless the context otherwise requires, all references in this prospectus to Amdocs "we," "its," "our," and words of similar meanings include Amdocs Limited and its subsidiaries and their respective predecessors.

     Our Business Support Systems ("BSS") consist of families of customized software products and services designed to meet the mission-critical needs of specific telecommunications market sectors. We provide primarily CC&B Systems for wireless (cellular, personal communications services ("PCS") and paging), wireline (local, long distance, international and Internet) network operators and service providers, as well as for companies that offer multiple service packages, commonly referred to as convergent services (combinations of local, long distance, international, mobile, cable television ("CATV") and Internet services). In addition, we provide a full range of Directory Systems to publishers of both traditional printed yellow page and white page directories and electronic Internet directories. Due to the complexity of the process and the expertise required for system support, we also provide extensive customization, implementation, ongoing support, system enhancement and maintenance services.

     Since the inception of our business in 1982, we have concentrated on providing software products and services to major telecommunications companies. By focusing on this market, we believe that we have been able to develop the innovative products and the industry expertise, project management skills and technological competencies required for the advanced, large-scale, specifications-intensive system projects typical of the telecommunications industry. Our customer base includes the largest local exchange service providers in the United States (including all the regional Bell operating companies), major foreign network operators and service providers (including Deutsche Telekom (Germany) and Telstra Corporation Ltd. (Australia)) and emerging market leaders.

     Our BSS products and related services are designed to manage and improve key aspects of the business operations of telecommunications companies, such as customer care, call rating, invoice calculation, bill formatting, collections, fraud management and directory publishing services. The BSS products are tailored to address the unique needs of each telecommunications provider.

     After our combination with Architel we now develop, market and support advanced Operations Support Systems ("OSS") used by telecommunications carriers. Architel's products complement Amdocs' product range, with minimal overlap, to provide a comprehensive solution for customer care and billing, order and transaction management, service and network provisioning, including service activation and interconnection management.

     The combined offering will address key business needs of service providers, such as shortening time-to-market for rolling out new telecommunications services, minimizing fulfillment time cycles for services ordered by customers, and simplifying OSS implementation projects by creating a "one-stop-shop" for system needs from billing through service fulfillment.

     Our products are designed to support a variety of service offerings, including wireline, wireless, data and convergent multi-service environments, in a network-independent manner.

INDUSTRY BACKGROUND

     TELECOMMUNICATIONS INDUSTRY

     The global telecommunications industry is becoming increasingly more competitive due to deregulation and the development of new service technologies. Competition in the U.S. market began to increase in 1984 when AT&T was required to divest its local telephone operations and many new entrants began to invade the long distance market. The Telecommunications Act of 1996 has increased competition in the United States even further by allowing new and existing local (e.g., competitive local exchange carriers), long distance and cable companies to offer competing services. Many companies are beginning to compete by providing multiple or convergent services, offering combinations of local exchange, long distance, wireless and data communications services to customers in single geographic markets. Deregulation is also creating opportunities for new ways of doing business, such as wholesaling and reselling telecommunications services. Internationally, privatization and deregulation are resulting in increased international competition and the emergence of newly authorized telecommunications network operators and service providers, especially in Europe, Latin America and the Asia-Pacific region. As markets are opened to competition, new competitors within these markets typically compete for market share with more established carriers, initially by providing access to service and then by providing competitive prices, by introducing new features and services and by being more responsive to customer needs. In addition, global expansion by multinational companies and concurrent technological advances are opening markets in less developed countries to enhanced telecommunications services and competition.

     In recent years, there has also been an explosion of new communications technologies, including the Internet, PCS, Direct Broadcast Satellites and Enhanced Specialized Mobile Radio, and improvements to existing services such as call-forwarding, caller ID and voice mail, as well as the introduction of advanced intelligent networks that offer new services such as voice activated dialing. Additionally, companies in the directory publishing industry, which is currently dominated by telecommunications companies that are owned by or affiliated with the public telecommunications carriers, generally employ a local sales force numbering thousands of representatives, serve an advertiser customer base of hundreds of thousands of businesses and publish hundreds of different directories each year. With the introduction of new technologies and distribution platforms, including Internet directories, the directory publishing industry is also experiencing significant changes.

     INFORMATION SYSTEMS

     As a result of these developments, many telecommunications companies are seeking a new generation of information systems to support their operations and to be more competitive. Many are looking to offer single-contact, single-invoice solutions with integrated pricing plans for all services ("one-stop shopping"). Traditional telecommunications information systems are generally not able to support multiple services or convergent systems efficiently. In addition, these legacy information systems generally utilize antiquated technology, are costly to maintain, are oriented to supporting a single-service approach and require significant time and effort to accommodate new products or features, such as pricing changes. In this dynamic environment, integrated, flexible and scalable information systems are increasingly a means of differentiating competitors.

     Many new and existing telecommunications companies do not have the financial or human resources or technological capability to internally develop efficient, flexible, cost-effective information systems on a timely basis. Moreover, as many telecommunications companies strive to become more consumer-oriented, they are concentrating their efforts and resources on marketing to consumers and expanding their service offerings, and many are turning to third-party vendors for their information systems which creates significant opportunities for us. Unlike us, however, many third-party vendors generally provide only generic software packages and maintenance services, while customization, implementation and other related and ongoing tasks are performed by a separate systems integration company.

THE AMDOCS SOLUTION

     We believe that our total solutions orientation, product-driven approach and commitment to and support of quality personnel permit us to offer effective solutions to our customers that are both highly innovative and reliable, thus creating significant competitive advantages in the market for information systems solutions. We believe that our success derives from a combination of the following factors that differentiate us from most of our competitors.

     TOTAL SOLUTIONS ORIENTATION. We offer our customers total solutions that include BSS product-driven software tailored to the customer's specific requirements, implementation services, systems integration, maintenance and ongoing support. By providing solutions support services directly to the customer, rather than through intermediaries and system integrators, we are able to utilize effectively our intensive technical knowledge of our BSS products in the overall execution of the project, significantly reducing project risk. Our product-driven software solutions approach is distinctly different from the project-based strategy that has traditionally characterized many of the telecommunications information systems providers over the past twenty years. Our product-driven software solutions uses our BSS products as the starting point for each project. This approach enhances our ability to provide our customers with timely, cost-effective, low-risk solutions at a consistent level of quality.

     FUNCTIONAL AND FLEXIBLE BSS PRODUCTS. Our BSS products are based on an open, multi-tier, client-server, rule-based architecture that provides the functionality, scalability, modularity and adaptability required in today's deregulated, highly competitive telecommunications industry. Through the flexibility of our BSS products, our customers have achieved significant time-to-market advantages and reduced their dependence on technical and other staff.

     HIGHLY SKILLED PERSONNEL. We are able to offer our customers superior products and services on a worldwide basis in large part due to our highly qualified and trained technical, sales, marketing and managerial personnel. We invest significantly in the ongoing training of our personnel in key areas such as industry knowledge, software technologies and management capabilities. Primarily based on the skills and knowledge of our employees, we believe that we have developed a reputation for the reliable delivery of quality solutions within agreed time frames and budgets. We have global recruitment capabilities and have development centers in Israel, the United States and Cyprus.

BUSINESS STRATEGY

     Our goal is to provide advanced information technology software products and related customer service and support to the world's leading telecommunications companies. We seek to accomplish our goal by pursuing the strategies described below.

     - CONTINUED FOCUS ON THE TELECOMMUNICATIONS INDUSTRY. We intend to continue to concentrate our resources and efforts on providing strategic information systems to the growing number of telecommunications industry participants. This strategy has enabled us to develop the specialized industry know-how and capability necessary to deliver the technologically advanced, large-scale, specifications-intensive information systems solutions required by the leading telecommunications companies in the wireless, wireline and convergent service sectors.

     - TARGET INDUSTRY LEADERS AND PROMISING NEW ENTRANTS. We intend to continue to direct our marketing efforts principally towards the major telecommunications companies and new entrants that are believed to have the potential to be market leaders. Our customer base includes the largest local exchange service providers in the United States (including all the regional Bell operating companies), major foreign network operators and service providers (including Deutsche Telekom (Germany) and Telstra Corporation Ltd. (Australia)) and emerging market leaders. We believe that the development of this premier customer base has helped position us as a market leader, while contributing to the stability of our business. By targeting industry leaders and promising new entrants, that require the most sophisticated information systems solutions, we believe that we are best able to ensure that we remain at the forefront of developments in the industry.

     - DELIVER AND SUPPORT TOTAL SOLUTIONS. Our strategy is to use our BSS products as the basis for providing customers with total systems solutions. Using this product-driven solutions strategy, we strive to tailor our core software modules to the specific, individualized requirements of our customers. Working directly with the customer, development personnel develop the detailed functional specifications of the system required by the customer. In accordance with such specifications, system modules are then adapted or customized to meet the customer's specific business requirements. We believe that this approach minimizes risks and increases efficiencies by drawing on field-proven BSS products and techniques, and also helps to create for our customers significant time-to-market and other competitive advantages. By leveraging our specialized product knowledge, we believe that we can provide more effective system integration and implementation support services to our customers.

     - MAINTAIN AND DEVELOP LONG-TERM CUSTOMER RELATIONSHIPS. We seek to maintain and develop long-term, mutually beneficial relationships with our customers. As a result of this strategy, we have been able to establish long-term working relationships with many of our customers. Of our current base of over 70 customers, fifteen have been customers for five years or more. These relationships have generally involved additional product sales, as well as ongoing support, system enhancement and maintenance services. We believe that such relationships are facilitated in many cases by the mission-critical strategic nature of the systems provided by us and by the customer's reliance on our specialized skills and knowledge. In addition, our strategy is to solidify our existing customer relationships by means of long-term support and maintenance contracts.

     - FURTHER ENHANCE GLOBAL CAPABILITIES. We intend to continue to develop and enhance our global business strategy by targeting advanced telecommunications markets around the world. The worldwide demand for telecommunications services is increasing rapidly, due, in part, to the needs of many underserved national markets and, in part, to increased competition among established and new network operators and service providers in more mature markets. We believe we have developed the human and other resources required to conduct business on a global basis and we are well positioned to respond to the demands of a worldwide industry, including the increasing trend for the major telecommunications companies to invest in new national markets, often in partnership with local companies. We have also developed the capability for the rapid global deployment of appropriately skilled personnel, when and where required, to support customer projects.

TECHNOLOGY

     We have developed core competencies in various advanced technologies that are used in our BSS products. By utilizing technologies such as rule-based techniques, intelligent agents, Internet technology, object-oriented design and programming and data mining, we are able to provide telecommunication companies with the flexibility required in a highly competitive, dynamic environment. For example, the use of rule and table-based technologies allows telecommunications companies to implement changes to the key elements of their marketing and customer service activities simply and rapidly, such as the introduction of new services, price plans, discount schemes and bill formats, eliminating the need to modify system code. Similarly, by drawing on Web-enabled and Internet technologies, we have been able to improve access to information for remote users, both internally within a telecommunication company's organization and between the organization and its subscribers.

     These technologies are integrated in an open, multi-tier, client-server, service-oriented architecture. In order to support the ability of its customers to operate all of their distributed and mainframe applications, our BSS products are designed to work in a number of network and operating system environments, including UNIX, MVS and Windows NT.

     The architecture of the BSS products includes the following key characteristics:

     - Scalability. The BSS products are designed to take full advantage of the proven scalability of the UNIX platform, allowing progressive system expansion, proportional with the customer's growth in business volumes. Using the same software, our BSS products can support operations for small as well as very large service providers.

     - Modularity. The BSS products are comprised of sets of functional modules. Each module can be installed on an individual standalone basis, interfacing with the customer's existing systems, or as part of an integrated BSS environment. This modularity provides our customers with a highly flexible and cost-effective solution that is able to incrementally expand with the customers' growing needs and capabilities. The modular approach also preserves the customers' initial investments in BSS products, while minimizing future disruptions and the overall cost of system implementation.

     - Portability. The architecture of the BSS products, by utilizing a UNIX platform, ensures that our customers are able to choose from a variety of hardware vendors, including Compaq, Hewlett Packard, IBM and Sun Microsystems. In implementing solutions for wireline companies, we are also able to employ MVS and hybrid UNIX/MVS platforms. The BSS products utilize, where applicable, Java-based design and programming to augment cross-platform portability.

     - Open Systems. The BSS products accommodate well-defined application program interfaces with legacy systems and with other third-party modules or packages. The systems are not dependent on any single hardware vendor or specific relational database management system, enabling our customers to select among multiple hardware platforms and a variety of network and operating system environments. Similarly, BSS products utilize standard programming languages, such as C++, to ensure compatibility with the operating environments employed in most telecommunications companies. It is also our general policy to deliver to our customers complete copies of all source code, system documentation and other product information, which permits the customer to maintain and further customize the BSS products.

PRODUCTS

     We have developed an extensive library of BSS software products, providing comprehensive information systems functionality for wireless (cellular, PCS and paging), wireline (local, long distance, international and Internet) and directory publishing operations. Core elements include customer care, call rating, invoice calculation, bill formatting, collections, fraud management and directory publishing services.

     Specialized modules are provided to support specific functionalities required in the different network environments (roaming functionality for wireless carriers, SIM card functionality for GSM networks, value added services introduced by Advanced Intelligent Network (AIN) and preferred interexchange carrier functionality for long distance carriers). In addition, we have developed systems to support resellers and wholesalers of telecommunication services. Our systems also support telecommunications providers that offer multiple service packages, commonly referred to as convergent services (combinations of local, long distance, international, mobile, cable television and Internet services).

     We configure individual BSS modules into families of products, which serve as marketing packages oriented to the needs of specific customer segments. We offer Ensemble, our Customer Care and Billing System, in a number of versions to serve the different needs of telecommunications operators in the various network and business segments, such as wholesale and retail operations, and local, cellular, long distance, international and convergent operations. We also offer our new generation ("NG") line of "ADSNG/Family of Products" which provides comprehensive support for directory publishing operations. Each individual module from the product families can be installed as an independent stand-alone application, interfacing with the customer's legacy and third-party systems, or as part of an integrated Amdocs Solution. We have also recently introduced a number of new products for Internet and electronic commerce applications, such as Internet-based bill viewing. We anticipate that over the next several years products developed or to be developed for such applications will make a modest but increasing contribution to revenue.

     As a result of our recent acquisition of Architel we also develop, market and support service provisioning systems, including order management, service activation, network inventory management and OSS Interconnection Gateway.

CUSTOMER CARE AND BILLING

     The Ensemble suite of products we offer encompasses the following key application areas:

     - Customer Care -- provides customer account information management and service support, including account initiation, order management, on-line assistance in choosing a price plan, installation scheduling and complaint handling.

     - Message Processing -- calculates charges for usage (i.e., call rating) of telecommunications services, such as telephone calls and data transfer. Usage of the telecommunications network creates "messages" or call data records, which contain information such as the origin and destination of the call and its duration. In addition, this module provides for acquisition and formatting of the raw message data received from a switch, as well as calculates the charges for each call based on the service packages and price plans applicable to each individual user.

     - Invoicing -- provides comprehensive functionality for bill preparation (totaling of usage and other charges, application of discounts, taxes and credits) and bill production, as well as the ability to offer so-called "hot billing" (or real-time billing).

     - Flexible Bill Formatter -- enables the flexible definition and modification of bill formats, according to user requests (e.g., to combine charges from multiple services onto a single bill or to permit certain types of charges to be highlighted).

     - Revenue Management -- provides comprehensive functionality for accounts receivable and collections, including invoice receipt, payment receipt, payment posting, financial reporting and automated handling of customers with outstanding debts.

     - Network Resource Mediation -- manages the carrier's inventory of telephone numbers and SIM cards. This module also manages the interface between a wireless carrier's customer care and billing system and the network, transferring instructions regarding the provision or discontinuation of network services to specified users.

     - Sales Channels -- manages the financial relationship between a wireless carrier and its authorized dealers, including commission calculation, chargebacks and residual compensation.

     - Fraud Management -- employs sophisticated data analysis tools and makes use of the integrated user database to detect the fraudulent use of wireless phones and phone numbers.

     - Internet-based Bill Viewing -- enables user interaction and bill view capabilities over the Internet through www.self.service.

     - Churn Management -- uses data mining techniques to identify customers with a high probability of switching to another carrier or of disconnecting service.

SERVICE PROVISIONING

     With the recent acquisition of Architel, we now support service provisioning systems including:

     - Order Management Systems ("OMS") -- which permits service providers to coordinate and manage the manual and automated tasks required to complete the provisioning of a customer service order.

     - Automatic Service Activation Program ("ASAP") -- which enables the rapid activation of services ranging from basic telephony to enhanced services in the local exchange, long distance and wireless markets.

     - Objectel -- a network inventory management system, which enables service providers to effectively manage their network infrastructure, provisioning, capacity management, configuration management and circuit engineering.

     - OSS Interconnection Gateway -- currently under development, will enable a service provider to electronically communicate with other service providers to complete a service request, thereby significantly improving service quality and reducing operating costs where carrier interconnection is required.

DIRECTORY PUBLISHING

     The "ADS(NG)/Family of Products," our main products in the Directory Systems area, provides comprehensive support for yellow page and white page directory sales and publishing operations, as well as for Internet directories and catalogs, including fully integrated electronic commerce capabilities. The directory line of products comprises a series of modules, including:

     - Sales -- addresses all aspects of managing sales to advertisers, including preparation and management of the overall sales campaign, which encompasses selecting the advertisers to be targeted, allocating the advertisers to various sales channels (such as field sales or telemarketing sales), assigning the advertisers to sales representatives, tracking advertising sales results and calculating sales commissions. These modules also provide automated support for the advertising sales representative, including laptop-based applications for use by members of the sales force in the field.

     - Publishing -- supports the process of entering, proofing and extracting the telephone listing and advertising information that is to be published in a directory. These modules encompass contract processing, service order processing, listing information management and directory extract in preparation for the actual production of the directory.

     - Marketing and Information Analysis -- includes corporate data warehousing techniques, online analytical processing and data mining capabilities, oriented to the specific marketing needs of the directory publisher. For example, these modules can be used to identify changed patterns of advertisement buying behavior in certain groups of customers, or to perform "what if" analyses on marketing policy parameters. These modules are also used by management to analyze the directory market and customer behavior, assisting in the planning of corporate strategy and marketing tactics.

     - Prepress -- manages the production of advertisements that are to be published in a directory and also supports the fully automated pagination of yellow page and white page directories, including the generation of the final typesetting file so that printed copies of the documents can be produced.

     - Customer Service -- permits online support for handling customer inquiries and resolving customer complaints, including online correction of advertising data and billing adjustments.

     - Financial Management -- specifically designed for the directory publisher's billing, accounts receivable and collections functions.

SERVICES

     We believe that the methodology we employ to deliver BSS products is one of the key factors that enables us to achieve the time-frame, budget and quality objectives of our customers' projects. Our methodology emphasizes rigorous project management, software development, solutions implementation and integration planning, as well as active customer participation at all stages to help prioritize and implement time-critical information system solutions that address the customer's individual needs.

     This process of customizing a system involves creating a tailored BSS product to address a customer's specific technical and business requirements. Following detailed functional design sessions with the customer, we modify our BSS software modules to provide the complete functionality needed by the customer. The process permits both Amdocs and the customer to identify and jointly plan for ongoing resource requirements, as well as jointly to create specific guidelines for the types of organizational and other changes that may be required for implementation and integration.

     System implementation and integration activities are conducted by joint teams from Amdocs and the customer in parallel with the customization effort. Implementation and integration activities include, for example, project management, development of training, methods and procedures, design of work flows, hardware planning and installation, network and system design and installation, system conversion and documentation. In most cases, the role of Amdocs personnel is to provide support services to the customer's own implementation and integration team which has primary responsibility for the task. Customers sometimes require turn-key solutions, in which case we are able to provide full system implementation and integration services.

     Once the system becomes operational, we are generally retained by the customer to provide ongoing services such as maintenance, enhancement design and development, and operational support. For substantially all of our customers, the implementation and integration of an initial BSS product has been followed by the sale of additional systems and modules. In recent years, we have established long-term maintenance and support contracts with a number of our customers. These contracts have generally involved an expansion in the scope of support provided, while also ensuring a recurring source of revenue to us.

     Our business is conducted on a global basis. We maintain three development facilities located in Israel, the United States and Cyprus, operate a support center located in Brazil and have operations in Europe, North America, Latin America and the Asia-Pacific region. Support for implementation and integration activities is performed typically at the customer site. Once the system is operational or in production, ongoing support and maintenance are provided by a combination of remote support from the development centers with local support at the customer site.

     As part of our effort to provide comprehensive solutions to our customers, we are actively considering entering into long-term agreements with certain of our existing and potential customers to provide a full range of services in connection with those operations of the customer that involve BSS products. These functions would include full responsibility for the ongoing development and enhancement of our BSS products, the purchase and management of all related hardware assets and overall management of the customer's associated data centers. We concluded our first major multi-year services agreement in May 1998, entering into a six-year agreement with an affiliate of Telstra Corporation Ltd. of Australia. Under the agreement we are responsible for software development, maintenance, support and facility management for Telstra's directory publishing activities.

SALES AND MARKETING

     Our sales and marketing activities are primarily directed at major telecommunications companies and at emerging network operators or services providers that are potential market leaders. As a result of the strategic importance of our information systems to the operations of such companies, a number of constituencies within a customer's organization are typically involved in purchase decisions, including senior management, information systems personnel and user groups such as the finance and marketing departments. Due to the comprehensiveness and large scale of our systems, the time between the making of an initial proposal to a prospective customer and the signing of a sales contract is typically between six and twelve months.

     We employ a relatively small dedicated sales force and maintain sales offices in the United States, the United Kingdom, and several other countries. Our sales activities are supported by a marketing group, which is responsible for advertising, preparation of sales proposals and market research and analysis of industry trends and developments. Our sales efforts are dependent upon a close cooperation between our sales representatives and development personnel. Development personnel are intensively involved from the early stages of the sales cycle. This approach enables us to demonstrate our technical and professional skills to potential customers, while creating the opportunity to discuss with the customer its system needs. To ensure that we have a clear understanding of customer needs and expectations, it is our policy to have development personnel involved in a particular sales proposal continue to work with the customer. This approach creates continuity from the initial sales proposal through project development and beyond, into the ongoing production phase.

     The management of our operating subsidiaries is closely involved in establishing sales policies and overseeing sales activities. Management's role includes the setting of priorities among the multiple sales opportunities available at any point in time. Management is also responsible for allocating sufficient resources to each project to meet our quality standards while also adhering to the project's cost and schedule parameters.

     We also interact with various third parties in our sales activities, including independent sales agents, information systems consultants engaged by our customers or prospective customers and systems integrators that provide complementary products and services to such customers. We also have value-added reseller agreements with certain hardware and database vendors.

CUSTOMERS

     Our target market is comprised of telecommunications companies that require information systems with advanced functionality and technology. The companies in this market segment are typically industry leaders or innovative, well-backed new entrants. By working with such companies, we help ensure that we remain at the forefront of developments in the telecommunications industry and that our product offerings continue to address the market's most sophisticated needs. We have an international orientation, focusing on potential customers in the developed, industrialized countries in North America, Europe, Latin America and the Asia-Pacific region.

     We have a world-class customer base comprising over 70 telecommunications companies. Our customers include global telecommunications leaders, as well as other leading network operators and service providers and directory publishers in the United States and around the world. Our customers include SBC and a number of its operating subsidiaries, such as Southwestern Bell Mobile Systems, Southwestern Bell Yellow Pages, Southwestern Bell Communications Services (SBC's long distance provider) and Southwestern Bell Telephone Company. Additional customers include Bell Atlantic, BellSouth, U.S. West, GTE, Sprint, Deutsche Telekom (Germany), SEAT (Italy), Telstra Corporation Ltd. (Australia), Telus (Canada), Telecom Eireann (Ireland), Korean Telecom (South Korea), Vodac (United Kingdom), Bezeq (Israel), BCP (Brazil) and Telecom New Zealand (New Zealand). We have been able to establish long-term working relationships with many of our customers. Of our total customer base, fifteen have been customers for five or more years. These long-term relationships are due, in part, to our broad-based expertise and our ability to address the evolving needs of a dynamic telecommunications industry.

     Our single largest group of customers is SBC and its operating subsidiaries identified above, which accounted for in the aggregate 20.9%, 34.5% and 38.0% of our revenue in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Our next largest customer is BellSouth, which accounted for 15.8%, 4.5% and 1.5% of our revenue in fiscal 1998, fiscal 1997 and fiscal 1996, respectively. Our third largest customer is Telstra, which accounted for 8.2%, 13.0% and 16.0% of our revenue in fiscal years 1998, 1997 and 1996, respectively.

     Revenue derived from our five largest customers, excluding SBC and its operating subsidiaries, accounted for approximately 27.1%, 33.2% and 42.5% of our revenue in fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

     The following is a summary of revenue by geographic area. Revenue is attributed to geographic region based on the location of the customers:

                                                              1998    1997    1996
                                                              ----    ----    ----
North America...............................................  52.2%   63.8%   67.5%
Europe......................................................  27.2%   11.3%   14.5%
Rest of the World...........................................  20.6%   24.9%   18.0%

COMPETITION

     The market for telecommunications information systems is highly competitive and fragmented, and we expect competition to increase. We compete with many independent providers of information systems and services, including Alltel Corporation, American Management Systems, Convergys, IBM, Kenan Systems, LHS Group Inc., Saville Systems and SEMA Group, with system integrators, such as Andersen Consulting and EDS, and internal information systems departments of larger telecommunications carriers. We expect continued growth and competition in the telecommunications industry and the entrance of new competitors into the software information systems market in the future.

     We believe that the principal competitive factors in our market include responsiveness to carrier needs, timeliness of implementation, quality and reliability of products, price, project management capability and technical expertise. We also believe that our ability to compete depends in part on a number of competitive factors, including the development by others of software that is competitive with our products and services, the price at which others offer competitive software and services, the extent of competitors' responsiveness to customer needs and the ability of our competitors to hire, retain and motivate key personnel. We compete with a number of companies that have longer operating histories, larger customer bases, substantially greater financial, technical, sales, marketing and other resources, and greater name recognition than us. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of our prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, our competitors may be able to adapt more quickly than we would to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products. There can be no assurance that we will be able to compete successfully with existing or new competitors. Failure by us to adapt to changing market conditions and to compete successfully with established or new competitors may have a material adverse effect on our results of operations and financial condition.

PROPRIETARY RIGHTS

     We regard significant portions of our software products and systems as proprietary and rely on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We generally enter into confidentiality agreements with our employees, consultants, customers and potential customers and limit access to, and distribution of, our proprietary information. We believe that the sophistication and complexity of our systems make it very difficult to copy such information or to subject such information to unauthorized use.

     We have developed a unique methodology for product development. Initially, we develop a core idea and the initial modules in-house. Thereafter, we approach a customer and introduce the initial developments to a customer and further develop the product in conjunction with a project conducted for such a customer, thus allowing us to resolve and develop specific, novel information technology solutions addressing actual needs of the market. We maintain sole ownership of our products.

     As a result of certain strategic development projects conducted with SBC and certain of its subsidiaries, some of our products were jointly developed and owned in the past by us and SBC subsidiaries. In September 1997, we entered into a series of agreements with such SBC subsidiaries pursuant to which we purchased certain rights from these SBC subsidiaries and terminated related future royalty payment obligations for a total consideration of $40.0 million.

EMPLOYEES

     As of December 31, 1998, we employed on a full-time basis 3,245 software and information technology specialists, engaged in research, development, maintenance and support activities, and approximately 472 managers and administrative professionals. We employ over 2,330 software and information specialists in Israel, with the remaining 915 located in North America, Europe and the Asia-

Pacific region. We often maintain teams of employees at a customer's premises to work on specific projects.

     We invest significant resources in recruitment, training and retention of quality personnel. Training programs cover areas such as technology, applications, development methodology, project methodology, programming standards, industry background and management development. Our management development scheme is reinforced by a divisional structure, which provides opportunities for talented managers to gain experience in general management roles at the division level. We also invest considerable resources in personnel motivation, including providing various incentive plans for senior employees. Our future success depends in large part upon our continuing ability to attract and retain highly qualified managerial, technical, sales and marketing personnel.

     We have to comply with various labor and immigration laws throughout the world, including laws and regulations in Australia, Brazil, Europe, Israel, Japan and the United States. To date, compliance with such laws has not been a material burden for us. As the number of our employees increases over time, our compliance with such regulations could become more burdensome.

     Our operating subsidiaries are not party to any collective bargaining agreements. However, our Israeli subsidiary is subject to certain labor-related statutes and to certain provisions of collective bargaining agreements between the Histadrut (General Federation of Labor in Israel) and the Coordinating Bureau of Economic Organizations (including the Industrialists' Association), which are applicable to our Israeli employees by virtue of expansion orders of the Israeli Ministry of Labor and Welfare. A significant provision applicable to all employees in Israel under collective bargaining agreements and expansion orders is the automatic adjustment of wages in relation to increases in the CPI. The amount and frequency of these adjustments are modified from time to time. We consider our relationship with our employees to be good and have never experienced a labor dispute, strike or work stoppage.

     As of February 15, 1999, Architel employed approximately 421 people with approximately 162 in research and development, 123 in professional services, 33 in product support, 43 in sales and marketing, 19 in information technology, seven in human resources and 34 in finance, administration and general management.

RESEARCH AND DEVELOPMENT

     The goals of our research and development staff are to be responsive to customer needs, to keep abreast of industry developments, to apply technology selectively to our systems, to build transition plans for adopting new technologies and to build a system architecture that is capable of absorbing such technologies. We have historically developed new modules and product offerings in response to an identified market demand. Our product development strategy is to fund the research and development of an advanced prototype, typically based on our existing products or modules. Products are usually developed in conjunction with a customer project. By adopting this strategy, we seek to remain at the forefront of technological development by working on technologically advanced solutions with our customers. Close cooperation with customers helps to ensure the relevance and timeliness of the products developed.

     We believe that our ability to identify innovative applications for emerging technologies has yielded us considerable competitive advantages. Examples of such innovations include the application of rule and table-based techniques to network mediation systems, intelligent agent systems in directory pagination, Web-enabled technology for Internet-based customer care and data mining technology for fraud management and churn control.

     We spent $25.6, $17.4 and $14.7 million on research and development activities in fiscal 1998, fiscal 1997 and fiscal 1996, respectively, or 6.3%, 6.0% and 6.9%, respectively, of total revenue in those years.

FACILITIES

     We lease space in numerous facilities in Israel, aggregating approximately 550,000 square feet, pursuant to leases expiring on various dates between December 1999 and December 2008, and have various options to extend the terms of such leases. Approximately 69,000 square feet of such facilities are owned by related companies which lease such facilities to us. In Israel, we currently pay total yearly rental fees of approximately $9.5 million which are linked, in most cases, to the U.S. dollar.

     In June 1998, our Israeli subsidiary entered into a ten-year lease for 297,000 square feet in Ra'anana, Israel. In June 1998, the Israeli subsidiary relocated its main offices and most of its operations to this location. The annual rent for the Ra'anana facility is approximately $5.4 million. Subject to the modification of certain tax rules, the Israeli subsidiary will also have the option to extend the lease term for an additional eight years. In addition, the Israeli subsidiary holds, subject to certain terms and conditions, an option to acquire certain parts of the Ra'anana facility. In November 1998, the Israeli subsidiary rented an additional 18,950 square feet in Ra'anana.

     In August 1998, we entered into a seven-year lease (commencing December
1998) for 90,600 square feet in Chesterfield, Missouri. We intend to relocate our development center and all of our administrative personnel, now principally centered around St. Louis, Missouri, to such location. The annual rent for the facility will be approximately $2.0 million. In the beginning of June 1999, we intend to terminate our current lease under which we pay approximately $300,000 annually in rent. We also hold a number of other leases in the United States, with an aggregate annual rent of approximately $75,000.

     We also lease 37,670 square feet for our development facility in Cyprus at an annual rent of approximately $460,000.

     We lease additional office space in the United Kingdom, Australia, Germany, Japan, Korea and Brazil.

     Architel has a lease for a 59,617 square foot facility in Toronto, Canada. In addition, Architel's U.S. subsidiary leases a 9,357 square foot facility in the Washington, D.C. area, a 2,900 square foot facility in Denver, Colorado, a 4,982 square foot facility in Huntsville, Alabama, a 13,485 square foot facility in Dallas, Texas and a 3,900 square foot facility in London, England.

LEGAL PROCEEDINGS

     We are not involved in any material legal proceedings.

                                   MANAGEMENT

GENERAL

     Amdocs Limited is organized under the laws of Guernsey and, as set forth in its Articles of Association, is a holding company for the various subsidiaries that conduct our business on a worldwide basis. Our principal operating subsidiaries are Amdocs (Israel) Limited (Israel), Amdocs, Inc. (the United States), Amdocs (UK) Limited (the United Kingdom) and Architel (Canada). We rely on the executive officers of our operating subsidiaries to manage our business. In addition, Amdocs Management Limited, our management subsidiary, performs certain executive coordination functions for all our operating subsidiaries.

EXECUTIVE OFFICERS AND DIRECTORS AND OTHER KEY EMPLOYEES

     The board of directors and the executive officers of Amdocs and our subsidiaries and their ages as of March 22, 1999, are as follows:

NAME                                        AGE                         POSITION
----                                        ---                         --------
Bruce K. Anderson(2)(3)...................  58     Chairman of the Board and Chief Executive Officer,
                                                   Amdocs Limited
Robert A. Minicucci(2)(3).................  46     Director and Chief Financial Officer, Amdocs
                                                   Limited
Avinoam Naor..............................  50     Director of Amdocs Limited and Chief Executive
                                                   Officer of Amdocs Management Limited
Dov Baharav...............................  48     Senior Vice President and Chief Financial Officer,
                                                   Amdocs Management Limited
Thomas G. O'Brien.........................  38     Treasurer and Secretary, Amdocs Limited
Nehemia Lemelbaum.........................  56     Senior Vice President, Amdocs Management Limited
Mario Segal...............................  51     Senior Vice President, Amdocs Management Limited
Joshua Ehrlich............................  49     Senior Vice President, Amdocs Management Limited
Simon Cassif..............................  56     Senior Vice President, Amdocs (UK) Limited
James W. Andrews..........................  34     General Manager, Amdocs (UK) Limited
Adrian Gardner(1)(2)(3)...................  36     Director
Stephen Hermer............................  37     Director
James Kahan...............................  51     Director
Paz Littman(2)(3).........................  42     Director
Shmuel Meitar.............................  55     Director
Revital Naveh(1)..........................  31     Director
Lawrence Perlman(1).......................  60     Director
Michael J. Price..........................  41     Director

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Executive Committee

     Bruce K. Anderson has been Chief Executive Officer and Chairman of the Board of Amdocs since September 1997. Since August 1978, he has been a general partner of WCAS, an investment firm which specializes in the acquisition of companies in the information services and health care industries. Investment partnerships affiliated with WCAS are collectively our largest stockholder. Mr. Anderson served for nine years with Automated Data Processing, Inc. ("ADP") until his resignation as Executive Vice President and a director of ADP, and President of ADP International, effective August 1978. Mr. Anderson serves on the board of directors of Medquist, Inc. and several private companies.

     Robert A. Minicucci has been Chief Financial Officer and a director of Amdocs since September 1997. He has been a general partner of WCAS since 1993. From 1992 to 1993, Mr. Minicucci served as Senior Vice President and Chief Financial Officer of First Data Corporation, a provider of information processing and related services for credit card and other payment transactions. From 1991 to 1992, he served as Senior Vice President and Treasurer of the American Express Company. Mr. Minicucci served for twelve years with Lehman Brothers (and its predecessors) until his resignation as a Managing Director in 1991. He is also a director of several private companies.

     Avinoam Naor has been a director of Amdocs Limited since January 1999 and is Chief Executive Officer of Amdocs Management Limited having overall coordination responsibility for the operations and activities of our operating subsidiaries. Mr. Naor joined Amdocs in 1982 and initially served as a Senior Vice President. He has been involved with software development for 27 years, working on projects for the development of infrastructure software for communications systems and developing and marketing directory assistance systems. Mr. Naor was a member of the team that established the computerized system for Golden Pages, the Israel Yellow Pages company.

     Dov Baharav is a Senior Vice President and the Chief Financial Officer of Amdocs Management Limited, and has overall coordination responsibility for the financial reporting of our operating subsidiaries. Mr. Baharav joined Amdocs in 1991 in St. Louis, Missouri and until 1995 served as Vice President and President of Amdocs, Inc., our principal U.S. subsidiary. Prior to joining Amdocs, Mr. Baharav served as Chief Operating Officer of Oprotech Ltd., a publicly held company that develops, manufactures and markets electro-optical devices.

     Thomas G. O'Brien is Treasurer and Secretary of Amdocs Limited and since July 1995 has held other financial management positions within Amdocs. From July 1993 to July 1995, Mr. O'Brien was Controller of Big River Minerals Corporation, a diversified natural resources company. From 1989 to 1993, Mr. O'Brien was the Assistant Controller for Big River Minerals Corporation. From 1983 to 1989, Mr. O'Brien was a certified public accountant with Arthur Young and Company (now Ernst & Young LLP). Mr. O'Brien is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

     Nehemia Lemelbaum is a Senior Vice President and the Chief Technology Officer of Amdocs Management Limited. He joined Amdocs in 1985, with initial responsibility for our U.S. operations. Mr. Lemelbaum led our development of graphic products for the Yellow Pages industry and directed our development of customer care and billing systems. He served for nine years with Contahal Ltd., a leading Israeli software house, first as a senior consultant, and later as Managing Director. From 1967 to 1976, Mr. Lemelbaum was employed by the Ministry of Communications of Israel (in effect the organization that is currently Bezeq, the Israel Telecommunication Corp. Ltd.), with responsibility for computer technology in the area of business data processing.

     Mario Segal is a Senior Vice President and the Chief Operating Officer of Amdocs Management Limited. He joined Amdocs in 1984 as Senior Vice President and was a leading member of the team that developed the "ADS(NG)/Family of Products" directory automation systems and the "Customer Care and Billing Platform." Mr. Segal was also an account manager for a major North American Yellow Pages publisher and prior thereto managed the computer department of a major Israeli insurance company, leading large-scale software development projects and strategic planning of automation systems.

     Joshua Ehrlich is Senior Vice President, Business Development of Amdocs Management Limited. Mr. Ehrlich has overall responsibility for coordinating new business development. He joined Amdocs in 1985. Mr. Ehrlich served as the account manager for one of our major North American installations, and subsequently had responsibility for major product development efforts. Following that, he assumed the responsibility for coordinating our sales support activities. Prior to joining Amdocs, Mr. Ehrlich managed the industrial application division of a leading Israeli software company, with responsibility for business development, overall project control and coordination of sales support.

     Simon Cassif is a Senior Vice President of Amdocs (UK) Limited. In this capacity, his principal responsibility is to develop our relationships with strategic customers in Europe. Mr. Cassif joined Amdocs in January 1994 and has since been devoting most of his efforts to business development in the area of customer care and billing. Prior to joining Amdocs, Mr. Cassif was Chief Information Officer and Vice President, Systems and Computers at Bezeq, the Israel Telecommunication Corp. Ltd. Mr. Cassif held this position for twelve years, with full responsibility for Bezeq Information Technology strategy, systems development, maintenance and operations.

     James W. Andrews is General Manager of Amdocs (UK) Limited, with responsibility for supervising financial reporting and control, insurance, administration and human resources. Mr. Andrews joined Amdocs in 1991 and has served in a number of financial management positions, including Financial Controller. Prior to joining Amdocs, Mr. Andrews was the Accounting Supervisor at Arch Mineral Corporation. He also served at Arthur Andersen & Co. as a certified public accountant. Mr. Andrews is a member of the American Institute of Certified Public Accountants and the Missouri Society of Certified Public Accountants.

     Adrian Gardner has been a director of Amdocs since April 1998. Mr. Gardner is an Executive Director of Lazard Brothers & Co., Limited, based in London and working with technology and telecommunications-related companies. Prior to joining Lazard Brothers in 1989, Mr. Gardner qualified as a chartered accountant with Price Waterhouse. Mr. Gardner is a member of the Institute of Chartered Accountants in England and Wales and a member of The Securities Institute.

     Stephen Hermer has been a director of Amdocs since April 1998. In 1998, Mr. Hermer joined the law firm of Olswang, based in London, where he practices corporate and securities law. Prior to that, he was a partner with the London law firm of Frere Cholmeley Bischoff.

     James S. Kahan has been a director of Amdocs since April 1998. Mr. Kahan has worked at SBC since 1983, and currently serves as its Senior Vice President-Corporate Development, a position he has held since 1992. Prior to joining SBC Mr. Kahan held various positions at several telecommunications companies, including Western Electric, Bell Laboratories, South Central Bell and AT&T.

     Paz Littman has been a director of Amdocs since September 1997. Since October 1996, he has served as President of Aurum Management and Consulting Ltd., a privately held company, which makes and manages investments for shareholders of the Aurec Group. From 1991 to 1996, Mr. Littman was an active partner with the law firm of Meitar, Littman & Co. (now known as Meitar, Liquornik, Geva & Co.)

     Shmuel Meitar has been a director of Amdocs since 1989. Since 1991, he has been Vice Chairman of Aurec Ltd., a leading provider of communications, media and information services. Prior to 1991, Mr. Meitar served as President of the Aurec Group, which includes Golden Channels, the largest cable television franchise in Israel, and Golden Pages, the Israeli Yellow Pages. Mr. Meitar is also a director of Hollinger International Inc.

     Revital Naveh has been a director of Amdocs since April 1998. In July 1997, Ms. Naveh joined Aurum Management and Consulting Ltd., a privately held company, which makes and manages investments for shareholders of the Aurec Group. Prior to that, Ms. Naveh was an associate at the New York law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

     Lawrence Perlman has been a director of Amdocs since April 1998. He has been Chairman of Ceridian Corporation since 1992, and its Chief Executive Officer since 1990. Ceridian Corporation is a provider of information services to employers to administer various human resource functions, as well as information services for the transportation and electronic media markets. Mr. Perlman is a director and Chairman of Seagate Technology, Inc., and a director of The Valspar Corporation and Computer Network Technology Corporation. Mr. Perlman has been a director of Ceridian since 1985.

     Michael J. Price has been a director of Amdocs since January 1998. He is co-Chief Executive Officer of FirstMark Communications LLC, a broadband wireless telecommunications company. Prior to that, he worked at Lazard Freres & Co. L.L.C., starting in 1987, serving first as a Vice President and then as a Managing Director, where he led their technology and telecommunications group.

DIRECTORS

     All directors hold office until the next annual meeting of our shareholders or until their respective successors are duly elected and qualified or their positions are earlier vacated by resignation or otherwise.

EXECUTIVE OFFICERS

     Executive officers of Amdocs are elected by the board of directors on an annual basis and serve until the next annual meeting of the board of directors or until their respective successors have been duly elected or qualified or their positions are earlier vacated by resignation or otherwise. The executive officers of each of the Amdocs subsidiaries are elected by the board of directors of such subsidiary on an annual basis and serve until the next annual meeting of such board of directors or until their respective successors have been duly elected or qualified or their positions are earlier vacated by resignation or otherwise.

BOARD COMMITTEES

     The Audit Committee of the board of directors reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including the selection of our auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of our independent auditors and our accounting practices.

     The Compensation Committee of the board of directors determines the salaries and incentive compensation of the officers of Amdocs and our subsidiaries and provides recommendations for the salaries and incentive compensation of other employees and the consultants. The Compensation Committee also administers various compensation, stock and benefit plans of Amdocs.

     We have also established an Executive Committee which may act from time to time instead of the full board of directors and has such responsibilities as may be delegated to it by the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee consists of Messrs. Anderson, Minicucci, Gardner and Littman. None of the members of the Committee was an employee of ours at any time during fiscal 1998 or the first quarter of fiscal 1999.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     We pay our non-employee directors who are not associated with any of our principal shareholders (1) $10,000 per annum and (2) $1,500 per meeting of the board of directors and $500 per meeting of a committee of the Board. We reimburse all of our directors for their reasonable travel expenses incurred in connection with attending meetings of the board of directors or committees thereof. Under certain circumstances, directors are also eligible to receive stock options. During fiscal year 1998, we granted options to two directors to purchase a total of 21,000 ordinary shares at a price of $14 per share, vesting over three years.

     A total of nine persons who served either as an executive officer or director of Amdocs during fiscal year 1998 received remuneration from Amdocs. The aggregate remuneration paid by us to such persons was approximately $4 million, which includes amounts set aside or accrued to provide pension, retirement or similar benefits, but does not include amounts expended by us for automobiles made available to our officers, expenses (including business travel, professional and business association dues) or other fringe benefits.

     During fiscal 1998, we granted options to six executive officers and directors to purchase a total of 448,557 ordinary shares at an average exercise price of $8.20 per share, with vesting over three to eight-year terms.

EMPLOYEE STOCK OPTIONS

     From January, 1998 through March 24, 1999 we granted options to purchase 4,013,000 ordinary shares to our officers, employees and consultants, and options to purchase 41,000 ordinary shares to our non-employee directors and consultants, pursuant to the Amdocs Plan. The weighted average exercise price of those options is $5.47. The options vest over a period of three to eight years commencing from the date of grant. There are currently 6,600,000 ordinary shares reserved for issuance under the Amdocs Plan. The purpose of the Amdocs Plan is to enable us to attract and retain qualified personnel and to motivate such persons by providing them with an equity participation in Amdocs. The Amdocs Plan is administered by a committee appointed by the Board and expires ten years after the date of its adoption.

     The ordinary shares acquired upon exercise of an option and the restricted shares that may be granted under the Amdocs Plan will be subject to certain restrictions on transfer, sale or hypothecation. Options will be exercisable and restrictions on disposition of shares will lapse pursuant to the terms of the individual agreements under which such options were granted or shares issued.

     Pursuant to our acquisition of Architel, we have adopted, or assumed, the following stock incentive arrangements, under which options to purchase 1,862,418 common shares of Architel, have been granted to directors, officers, employees and/or consultants (the following stock incentive arrangements, collectively, the "Architel Plans"):

     (1) the Architel 1994 Flexible Share Incentive Plan;

     (2) the Architel 1996 Stock Option Plan;

     (3) the Accugraph Corporation 1992 Directors and Officers Stock Option
Plan;

     (4) the Accugraph Corporation Key Employee Stock Option Plan;

     (5) the Accugraph Corporation 1996 Stock Option Plan.

     Options outstanding under the Architel Plans, as of the effective date of the Arrangement, were converted to equivalent options to purchase 1,769,297 of our ordinary shares (using an exchange ratio of 0.95 of an Amdocs ordinary share for every Architel common share), and the exercise price of those options was divided by 0.95.

     From and after the effective date of the Arrangement, no further options will be issued under any of the Architel Plans.

     Options under the Architel 1994 Flexible Share Incentive Plan, are fully vested and can be exercised until January 1, 2005. Options under the Architel 1996 Stock Option Plan, generally vest over a three or four year period from the date of grant and expire 10 years from the date or grant. Generally, options under the Accugraph Corporation 1992 Directors and Officers Stock Option Plan are fully vested and have a variety of expiry dates ending no later than May 2001. Options under the Accugraph Corporation Key Employee Option Plan have a variety of vesting schedules and expiry dates ending no later than January 2005. Options under the Accugraph Corporation 1996 Stock Option Plan have a variety of vesting schedules and expiry dates ending no later than April 2005. The vesting of the options and the expiry date did not change as a result of the Arrangement.

EMPLOYEE TRUST AGREEMENT

     In September 1997, we contributed $25.8 million to the Trust. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Employee Arrangements." The beneficiaries are primarily software and information technology specialists who have played an important role in our success. The Trust will distribute on certain dates within the next five years cash amounts to those beneficiaries employed by us on such dates. The amounts to be distributed to the beneficiaries employed by us on the relevant dates will include any appreciation in the value of the Trust's assets and are dependent upon certain conditions, such as the amount of cash available and the Trust's ability to realize the value of the assets it holds. Termination of a beneficiary's employment with Amdocs will not affect entitlement to a beneficiary's minimum interest in the Trust which was fixed at the time of our contribution to the Trust, and any terminated employee will receive such interest in September 2007. In September 1997, the Trust used the contribution from Amdocs and other resources to purchase 5,720,000 ordinary shares from us for an aggregate consideration of approximately $31.6 million. The Trust is required to liquidate any investments held in respect of any beneficiary and distribute only a cash payment.

                              CERTAIN TRANSACTIONS

     INVESTMENT AGREEMENTS. In September 1997, Amdocs and the WCAS Investors entered into a Share Subscription Agreement under which the WCAS Investors acquired from us on September 22, 1997, $3.27 million principal amount of our junior promissory notes and shares representing 8.7% of our then outstanding equity for $61.2 million. On that date, Amdocs and the WCAS Investors also entered into a Conditional Investment Agreement, under which the WCAS Investors agreed, subject to the satisfaction of specific revenue and cash flow targets through November 30, 1997, to acquire additional shares of Amdocs which, when added to the shares acquired under the Share Subscription Agreement, would constitute 35.0% of our outstanding equity as of September 22, 1997. Concurrently with the signing of the Conditional Investment Agreement, a subsidiary of Amdocs, ESM, entered into a Note Purchase Agreement with WCAS Capital Partners III, L.P., an investment partnership affiliated with WCAS, and several other investors, providing for the issuance of up to $125.0 million principal amount of 10% subordinated notes of ESM, subject to the satisfaction of the same financial targets set forth in the Conditional Investment Agreement. In January 1998, with the financial targets having been met, ESM sold $123.5 million principal amount of subordinated notes under the Note Purchase Agreement for a purchase price equal to their principal amount. On March 30, 1998, we completed the transactions contemplated by the Conditional Investment Agreement by issuing and selling to the WCAS Investors 51,507,716 ordinary shares for $95.83 million in cash and the surrender of the $3.27 million principal amount of junior promissory notes issued by us in September 1997.

     Some entities in which several of our directors and executive officers and our subsidiaries have a beneficial interest participated in the investments made pursuant to the Share Subscription Agreement and the Conditional Investment Agreement and acquired beneficial ownership of 2,078,336 ordinary shares for a total investment of $4.0 million.

     The proceeds of the equity and subordinated debt investments made under the Share Subscription Agreement, the Conditional Investment Agreement and the Note Purchase Agreement were used, together with the proceeds of a senior bank debt financing and internally generated funds, (1) to acquire for $40.0 million certain intellectual property rights from operating subsidiaries of SBC and (2) to fund an internal corporate reorganization. Following the reorganization, $478.7 million in dividends were paid to our shareholders, including a total of $39.9 million to the WCAS Investors.

     In September 1997, the WCAS Investors also granted a call option on some of the ordinary shares acquired under the Share Subscription Agreement and the Conditional Investment Agreement to our then existing shareholders, AIL, SBCI, several entities in some of which some of our executive officers have a beneficial interest and the Trust. The call option may be exercised, without the payment of any consideration to the WCAS Investors, if specific revenue and cash flow targets are met in fiscal 1998 and fiscal 1999. The targets in fiscal year 1998 have been satisfied in full. If the targets are met in full, the number of ordinary shares held by the WCAS Investors as a result of their net $120.4 million investment in Amdocs will be reduced from 62,580,024 to 47,381,984 ordinary shares.

     SHAREHOLDERS AGREEMENT. In connection with the Share Subscription Agreement and Conditional Investment Agreement, SBCI, WCAS (on behalf of the WCAS Investors), AIL (together with SBCI and the WCAS Investors, the "Significant Shareholders") and Amdocs, entered into a shareholders agreement, under which the Significant Shareholders have certain rights to have their shares registered for sale to the public under the Securities Act of 1933.

     RELATIONSHIP WITH SBC. Until September 1997, SBC and some of its operating subsidiaries had specified ownership and marketing rights with respect to some of our software products that were developed and owned jointly by us and such SBC subsidiaries.

     On September 22, 1997, we entered into a series of agreements with some SBC subsidiaries regarding the transfer of those ownership and marketing rights to us. Under these agreements:

          (1) Southwestern Bell Yellow Pages, Inc. transferred to us all right, title and interest it held in specified modules of our directory publishing system, in consideration for $2.0 million in cash and a royalty-free, perpetual, irrevocable right to use such modules.

          (2) Southwestern Bell Communication Services, Inc. ("SBCS") granted us the ownership interest and the right to license specified long distance systems under development and previously held by SBCS, in consideration for $10.4 million in cash and a royalty-free, perpetual, irrevocable right to use such systems.

          (3) Southwestern Bell Mobile Systems transferred to us, in consideration for $15.6 million in cash and a royalty-free, perpetual, irrevocable right to use the system, any and all right, title and interest it had in a mobile system which we developed as part of our customer care and billing systems.

          (4) Southwestern Bell Telephone Company ("SWBT") granted us an exclusive, royalty-free, irrevocable, perpetual and worldwide right to copy, distribute and sell licenses, display, present, modify, disseminate, reverse engineer and create derivatives on some of the "Billing Products" developed by us and SWBT, in consideration for the prepayment of royalties of $12.0 million in cash.

     SBC and some of its operating subsidiaries are also significant customers of ours. During fiscal 1996, fiscal 1997 and fiscal 1998, SBC and those subsidiaries accounted for approximately 38.0%, 34.5% and 20.9%, respectively, of our revenue.

     THE 1995 REORGANIZATION. Prior to 1995, Amdocs and our operating subsidiaries were operated as a group of companies owned by common shareholders. In 1995, the companies underwent a reorganization (the "1995 Reorganization"), as a result of which Amdocs Limited became the holding company for all the affiliated companies. Subsequent to the reorganization, we issued shares for a total of $16.6 million to a group of entities in some of which some of our officers, including one of our directors, have a beneficial interest. In connection with the 1995 Reorganization, these entities entered into shareholders agreements with SBCI and AIL (the "1995 Shareholders Agreements") in March and September of 1995. Pursuant to the 1995 Shareholders Agreements, the parties thereto have, subject to the occurrence of specified events, call and put rights with respect to the shares issued in connection with the 1995 Reorganization, which may be exercised at a price less than the original purchase price. These rights expire ratably over time and fully expire in 1999, in the case of one such entity, and 2002, in all other cases. The exercise of such rights will not affect the number of outstanding ordinary shares.

     OTHER RELATIONSHIPS. Since fiscal 1997, we have provided a CC&B System and related customization and implementation services to GoldenLines Limited, a provider of international telephone service for calls to and from Israel. SBC and a certain beneficial owner of AIL have a significant beneficial interest in GoldenLines.

     SBC and a beneficial owner of AIL also are the owners of a company that leases office facilities and provide certain miscellaneous support services to us in Israel.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth specified information with respect to the beneficial ownership (after giving effect to the issuance of ordinary voting shares pursuant to this prospectus) as of March 24, 1999 of (i) any person known by us to be the beneficial owner of more than 10% of the outstanding ordinary shares and (ii) all of our directors and executive officers as a group.

                                                                 SHARES
                                                              BENEFICIALLY     PERCENTAGE
NAME AND ADDRESS                                                OWNED(1)      OWNERSHIP(2)
----------------                                              ------------    ------------
Welsh, Carson, Anderson & Stowe(3)(6).......................   57,372,796        27.2%
  320 Park Avenue, Suite 2500
  New York, New York 10022
SBC International Inc.(4)...................................   44,734,700        21.2%
  175 E. Houston Street
  San Antonio, Texas 78205-2233
Amdocs International Limited(5)(6)..........................   45,693,500        21.6%
  Suite 5, Tower Hill House
  Le Bordage, St. Peter Port
  Guernsey GY1 3QT
  The Channel Islands
All directors and executive officers as a group (--
  persons)(5)(6)............................................           --           --

---------------
(1) Unless otherwise indicated, the entities and individuals identified in this table have sole voting and investment power with respect to all ordinary shares and sole investment power with respect to all ordinary nonvoting shares shown as beneficially owned by them, subject to community property laws, where applicable.

(2) The percentages shown are based on 166,565,324 ordinary voting shares and 30,234,700 ordinary nonvoting shares outstanding on March 24, 1999 and 14,414,372 ordinary voting shares issued under this prospectus.

(3) Includes 36,761,712 ordinary voting shares held by Welsh, Carson, Anderson & Stowe VII, L.P., 10,542,844 ordinary voting shares held by Welsh, Carson, Anderson & Stowe VI, L.P., 7,354,932 ordinary voting shares held by WCAS Capital Partners III, L.P., 226,512 ordinary voting shares held by WCAS Information Partners, L.P. and 2,486,796 ordinary voting shares held by partners and others affiliated with WCAS. Those partners are also partners of the sole general partner of each of the foregoing limited partnerships. The partners of WCAS who are also directors of Amdocs are Bruce K. Anderson (Chairman of the Board and Chief Executive Officer of Amdocs) and Robert A. Minicucci (Chief Financial Officer of Amdocs), and each may be deemed to be a beneficial owner of our ordinary voting shares held by WCAS.

(4) SBCI is a wholly-owned subsidiary of SBC, a company whose shares are publicly traded on the New York Stock Exchange. The number of shares shown as beneficially owned by SBCI is comprised of 14,500,000 ordinary voting shares and 30,234,700 ordinary nonvoting shares. SBCI is the only shareholder of Amdocs that holds ordinary nonvoting shares.

(5) In connection with our recapitalization effected as of May 20, 1998, in advance of our initial public offering in June 1998, investment partnerships affiliated with WCAS and several entities in which some members of management have a beneficial interest granted irrevocable proxies with respect to a total of 23,521,899 and 6,715,632 ordinary voting shares, respectively, to a company which is the principal shareholder of AIL and which is beneficially owned by Morris S. Kahn. The proxies granted by the WCAS partnerships expire in ten years, or sooner if at any time the WCAS entities collectively own less than 10.0% of our outstanding capital shares. The proxies granted by several entities in which some members of management have a beneficial interest expire ratably over the next one or two years. After giving effect to those proxies, AIL and its principal shareholder will together have the right to vote 42.1% of our ordinary shares and WCAS will have the right to vote 18.7% of such shares.

(6) Affiliates of WCAS, SBCI and AIL serve on our board of directors and, accordingly, those affiliates may be deemed to be the beneficial owners of the shares held by such entities.

CALL OPTION AGREEMENT

     In September 1997, in connection with the Share Subscription Agreement and the Conditional Investment Agreement (described in "Certain
Transactions -- Investment Agreements"), the WCAS Investors, granted to our existing shareholders, SBCI, AIL, several entities in some of which some of our directors and executive officers have a beneficial interest and the Trust (such entities and the Trust being referred to collectively as the "Other Investors"), a call option on up to 15,198,040 ordinary voting shares. The call option may be exercised, without the payment of any consideration to the WCAS Investors, if specified revenue and cash flow targets are met in fiscal years 1998 and 1999. The targets in fiscal year 1998 were satisfied in full. If exercised, the call option would increase the relative ownership of SBCI, AIL and the Other Investors and decrease the relative ownership of the WCAS Investors with no change in the aggregate number of ordinary shares outstanding.

     If the conditions of the call option agreement are satisfied in full, SBCI and AIL each have the right to acquire 6,154,138 ordinary shares and the Other Investors have the right to acquire 2,889,764 ordinary shares.

                          DESCRIPTION OF SHARE CAPITAL

     Our authorized capital stock consists of 500,000,000 ordinary shares and 50,000,000 ordinary nonvoting shares, par value L 0.01, and 25,000,000 preferred shares. We have designated one preferred share as a special voting preferred share.

OUR ORDINARY SHARES AND ORDINARY NONVOTING SHARES

     All of our issued and outstanding ordinary shares and ordinary nonvoting shares are, and the ordinary shares offered by this prospectus when issued in exchange for exchangeable shares will be, validly issued, fully paid and non-assessable. Neither the ordinary shares nor the ordinary nonvoting shares have pre-emptive, subscription or redemption rights. Neither our Memorandum of Association or Articles of Association nor the laws of Guernsey restrict in any way the ownership or voting of ordinary shares held by non-residents of Guernsey.

     Except as to voting rights, the rights of the holders of ordinary shares and ordinary nonvoting shares are identical and such securities rank on a parity.

     Dividend and Liquidation Rights. Holders of ordinary shares and ordinary nonvoting shares are entitled to receive equally, share for share, any dividends that may be declared by the board of directors out of funds legally available therefor. If, in the future, we declare cash dividends, such dividends will be payable in U.S. dollars. In the event of our liquidation, after satisfaction of liabilities to creditors, holders of ordinary shares and ordinary nonvoting shares are entitled to share pro rata in the net assets of Amdocs. Such rights may be affected by the grant of preferential dividend or distribution rights to the holders of a class or series of preferred shares that may be authorized in the future. Declaration of a final dividend (not exceeding the amounts proposed by our board of directors) requires shareholder approval by adoption of an ordinary resolution. Failure to obtain such shareholder approval does not affect previously paid interim dividends.

     Voting, Shareholder Meetings and Resolutions. Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class or series of preferred shares that may be authorized in the future. An annual general meeting shall be held once every calendar year at the time (within a period of not more than 15 months after the last preceding annual general meeting) and at the place as may be determined by the board of directors. The quorum required for an ordinary meeting of shareholders consists of shareholders present in person or by attorney who hold or represent between them a majority of the outstanding ordinary shares.

     An ordinary resolution (such as a resolution for the approval of the financial reports or the declaration of dividends) requires approval by the holders of a majority of the voting rights represented at a meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution (such as, for example, a resolution amending our Memorandum of Association or Articles of Association or approving any change in capitalization, or a liquidation or winding-up) requires approval of the holders of 75% of the voting rights represented at the meeting, in person or by proxy, and voting thereon. A special or extraordinary resolution can only be considered if shareholders receive at least fourteen days' prior notice of the meeting at which such resolution will be considered.

     Except as described below, the ordinary nonvoting shares do not have any voting rights. Each nonvoting ordinary share will be converted automatically into one ordinary share at any time that it is transferred by SBCI, the sole holder of the ordinary nonvoting shares.

     Transfer of Shares and Notices. Fully paid ordinary shares and ordinary nonvoting shares are issued in registered form and may be freely transferred pursuant to the Articles of Association unless the transfer is restricted or prohibited by another instrument. Each shareholder of record is entitled to receive at least fourteen days' prior notice of an ordinary shareholders' meeting and at least twenty-one days' prior notice of any shareholders' meeting at which a special resolution is to be adopted. For the purposes of determining the shareholders entitled to notice and to vote at the meeting, the board of directors may fix a record date not more than 60 or less than ten days prior to the date of the meeting.

     Modification of Class Rights. The rights attached to any class (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied with the consent in writing of the holders of 75% of the outstanding shares of such class, or with the adoption of an extraordinary resolution passed at a separate general meeting of the holders of the shares of that class.

     Election of Directors. The ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of ordinary shares that represent more than 50% of the voting power have the power to elect all of Amdocs' directors. See "Principal Shareholders."

OUR PREFERRED SHARES

     Amdocs has 25,000,000 authorized preferred shares. The board of directors has the authority to issue the preferred shares in one or more series and to fix the rights, preferences, privileges and restrictions of such shares, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series, without further vote or action by the shareholders. We currently do not have any plans to issue any preferred shares other than the voting share described below.

     The purpose of authorizing the board of directors to issue preferred shares and to determine their rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing desirable flexibility in connection with possible equity financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting shares.

OUR SPECIAL VOTING SHARE

     Pursuant to the Plan of Arrangement we issued one special voting share which is being held pursuant to the voting and exchange trust agreement with Architel, our Nova Scotia subsidiary, our Denmark subsidiary and CIBC Mellon Trust Company, as trustee, by the trustee who is holding the special voting share in trust for the benefit of the holders of exchangeable shares. The special voting share entitles the trustee to receive notice of, to attend and to vote at any and all meetings of the holders of our ordinary shares. For each exchangeable share that is not held by us or our subsidiaries, the trustee has the number of votes to which a holder of one share of our ordinary shares is entitled with respect to any vote. Unless our Memorandum of Association or applicable law requires otherwise, the trustee and the holders of our ordinary shares will vote together as a single class in the election of directors and in all matters which are submitted to a vote of our shareholders. The trustee will exercise the voting rights only on the basis of instructions received from the holders of the exchangeable shares. To the extent no instructions are received, votes will not be cast.

     The special voting share does not entitle the trustee to receive dividends. If we dissolve, liquidate or wind up our affairs, the trustee will not receive any of our assets available for distribution to our shareholders. When there are no longer any outstanding exchangeable shares other than exchangeable shares that are held by us or our subsidiaries, the special voting share will be canceled.

                              PLAN OF DISTRIBUTION

     You should consult your own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging your exchangeable shares for our ordinary shares as described below. For more information, see "Canadian Federal Income Tax Considerations" and "United States Federal Income Tax Considerations".

     We have filed with the SEC a registration statement on Form F-1 with respect to our ordinary shares being offered under this prospectus. This prospectus forms a part of the registration statement. We have agreed to use our reasonable best efforts to keep the registration statement effective until there are no exchangeable shares outstanding. We have not engaged a broker, dealer or underwriter in connection with the offering of our ordinary shares described in this prospectus.

EXCHANGING YOUR EXCHANGEABLE SHARES FOR OUR ORDINARY SHARES

     You may obtain our ordinary shares in exchange for your exchangeable shares in the following ways:

     - you may, at any time, require Architel to redeem your exchangeable shares for an equivalent number of our ordinary shares. For more information, see "-- How You May Redeem Your Exchangeable Shares."

     - Architel may redeem your exchangeable shares for our ordinary shares upon the occurrence of certain events. For more information, see "-- Automatic Redemption of Your Exchangeable Shares."

     - upon our liquidation or the liquidation of Architel, you may be required to, or may choose to, exchange your exchangeable shares for our ordinary shares. For more information, see "-- Exchange of Your Exchangeable Shares Upon Our Liquidation or the Liquidation of Architel."

     - We will bear all of the expenses of this distribution. We estimate that these expenses will total approximately $________.

HOW YOU MAY REDEEM YOUR EXCHANGEABLE SHARES

     You may, at any time, exercise your retraction right to require Architel to redeem (or retract) all or any of your exchangeable shares in exchange for an equivalent number of our ordinary shares, plus any dividends due on the exchangeable shares that you elect to redeem. This retraction right will be subject to the exercise by our Nova Scotia subsidiary of its overriding right in such circumstances to purchase all of the exchangeable shares you wish to exchange. For more information, see "The Overriding Call Rights of Our Nova Scotia Subsidiary -- Retraction Call Right." To exercise your retraction right, you must complete the retraction request on the reverse side of the certificates of the exchangeable shares you wish to redeem or provide such other form of notice acceptable to Architel and deliver the exchangeable share certificates to Architel or our transfer agent. In the request or notice, you will be required to specify the amount of exchangeable shares you wish Architel to redeem and the date upon which you wish to receive our ordinary shares, plus any dividends due to you in exchange for your exchangeable shares, and acknowledge the overriding right of our Nova Scotia subsidiary to purchase the exchangeable shares you wish to redeem. The date you request for delivery must be a business day not less than ten nor more than fifteen business days after the date on which Architel receives your retraction request and any other documents that may be required to effect the redemption under the Canada Business Corporations Act, Architel's by-laws and by our transfer agent.

     Upon receiving the completed retraction request or notice, exchangeable share certificates and any other required documents, Architel will immediately notify our Nova Scotia subsidiary of your request. Our Nova Scotia subsidiary will thereafter have five business days in which to exercise its overriding right in such circumstances to purchase the exchangeable shares you wish to redeem. If it determines not to exercise this right and you do not revoke your request for Architel to redeem your exchangeable shares in accordance with the terms of your exchangeable shares, Architel will deliver to you the number of our ordinary shares equal to the number of exchangeable shares you have delivered for redemption, plus any dividends due on the exchangeable shares.

AUTOMATIC REDEMPTION OF YOUR EXCHANGEABLE SHARES

     Subject to compliance with applicable law, Architel may redeem your exchangeable shares in exchange for an equivalent number of our ordinary shares, plus any dividends due on your exchangeable shares, on or after the fifth anniversary of the closing of our Arrangement with Architel.

     The Architel board may also elect to accelerate the date for redemption if:

     - there are outstanding at any time less than 1,500,000 exchangeable shares (other than shares held by us and our subsidiaries). The Architel board may adjust this threshold as it deems appropriate in order to give effect to:

        - any subdivision or consolidation of or stock dividend on the exchangeable shares;

        - any issuance or distribution of rights to acquire exchangeable shares or securities exchangeable for or convertible into exchangeable shares;

        - any issuance or distribution of other securities or rights or evidences of indebtedness or assets; or

        - any other capital reorganization or other transaction affecting the exchangeable shares;

     - we are involved in any merger or amalgamation, tender offer for us or any material sale of shares or rights or interests in or to such shares or any similar transaction, or any proposal to do so, and the Architel board determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable share provisions in connection with such transaction and that the redemption of all outstanding exchangeable shares is necessary to complete such transaction;

     - we, our Nova Scotia subsidiary or any of our other affiliates undertake a transaction, the result of which is that we cease to control Architel, and the Architel board determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such transaction and that the redemption of all outstanding exchangeable shares is necessary to complete such transaction;

     - an event occurs in connection with which holders of exchangeable shares would be entitled to vote as Architel shareholders at any meeting or vote of Architel shareholders, other than any meeting or vote to approve or disapprove any change in the rights to, or in the rights of the holders of, the exchangeable shares to maintain the equivalence of our ordinary shares and the exchangeable shares; or

     - an event or issue occurs in connection with which holders of exchangeable shares would be entitled to vote as Architel shareholders in order to approve or disapprove any change to, or in the rights of the holders of, the exchangeable shares to maintain the equivalence of our ordinary shares and the exchangeable shares, and the holders of exchangeable shares fail to approve the necessary change.

     Architel will notify you in writing of the proposed redemption of your exchangeable shares at least 60 days before the date of redemption, in the case of a redemption on or after the fifth anniversary of the closing of our Arrangement with Architel or a redemption if there are outstanding less than 1,500,000 exchangeable shares (other than shares held by us and our subsidiaries), or such number of days before the date of redemption that the Architel board determines to be reasonably practicable under the circumstances, in the case of other redemptions. The redemption by Architel of your exchangeable shares will be subject to the overriding right of our Nova Scotia subsidiary to purchase your exchangeable shares on the occurrence of the circumstances triggering the redemption. For more information, see "The Overriding Call Rights of Our Nova Scotia Subsidiary -- Redemption Call Right."

EXCHANGE OF YOUR EXCHANGEABLE SHARES UPON OUR LIQUIDATION OR THE LIQUIDATION OF ARCHITEL

     Your right to redeem your exchangeable shares upon the liquidation of Architel. Subject to any restrictions imposed by applicable law, if Architel dissolves, liquidates or otherwise distributes its assets among its shareholders to wind-up its affairs, the holders of exchangeable shares will have the right to receive from Architel, prior to any distribution to holders of Architel common shares or any other Architel shares ranking junior to the exchangeable shares, one of our ordinary shares for each exchangeable share held, plus any dividends due on the exchangeable shares. This right will be subject to the overriding right of our Nova Scotia subsidiary in these circumstances to purchase all of your exchangeable shares. For more information, see "The Overriding Call Rights of Our Nova Scotia Subsidiary -- Liquidation Call Right."

     In addition, you will be entitled to require our Nova Scotia subsidiary to purchase all or any of your exchangeable shares if:

     - Architel institutes any proceeding to be adjudicated bankrupt or insolvent or to be dissolved or wound-up;

     - Architel consents to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it;

     - Architel fails to contest in good faith any petition, answer or consent seeking its dissolution or winding-up under any bankruptcy, insolvency or similar laws within 30 days of becoming aware of such proceedings;

     - Architel consents to the filing of any petition, answer or consent seeking its dissolution or winding-up or the appointment of a receiver;

     - Architel makes a general assignment for the benefit of its creditors;

     - Architel admits in writing its inability to pay its debts generally as they become due; or

     - Architel is not permitted, pursuant to solvency requirements of applicable law, to redeem any retracted exchangeable shares in accordance with the terms of your retraction rights.

     We and Architel will notify the trustee in writing immediately upon the occurrence of any of these events (or the occurrence of any event which with the giving of notice or the passage of time or both would be such an event). As soon as practicable after receiving such written notice, the trustee will then notify you of such event and will advise you of your right to require Architel to purchase all or any of your exchangeable shares in such circumstances. Should you choose to exercise this right, you will receive in consideration for your exchangeable shares an equivalent number of ordinary shares, plus any dividends due on the exchangeable shares exchanged.

     If as a result of liquidity or solvency requirements of applicable law Architel is unable to redeem all of your exchangeable shares which you have delivered to Architel for redemption, you will be deemed to have instructed the trustee to exercise, on your behalf, the right to require our Nova Scotia subsidiary to purchase the exchangeable shares not redeemed by Architel.

     Your right to redeem your exchangeable shares upon our liquidation. In order for you to participate on a pro rata basis with the holders of our ordinary shares, prior to our liquidation, your exchangeable shares will be automatically exchanged for our ordinary shares which automatic exchange shall be affected by our Nova Scotia subsidiary's automatic purchase of your exchangeable shares for an equivalent number of our ordinary shares, plus any dividends due to you on your exchangeable shares. We will be deemed to have liquidated when either of the following occur:

     - our board of directors decides to institute voluntary proceedings to liquidate or dissolve us or wind-up our affairs or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

     - we receive notice of or otherwise become aware of any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding-up or to effect any other distribution of our assets among our shareholders for the purposes of winding-up our affairs, and we fail to contest in good faith any such proceeding within 30 days.

     The automatic exchange will be deemed to occur on the fifth business day prior to the liquidation event, at which time all certificates representing the exchangeable shares will be deemed to represent an equivalent number of our ordinary shares. At your request and upon receipt of your existing exchangeable share certificates, duly endorsed in blank and accompanied by any instruments of transfer that we or Architel may reasonably request, Architel will deliver to you replacement certificates representing the equivalent number of our ordinary shares.

THE OVERRIDING CALL RIGHTS OF OUR NOVA SCOTIA SUBSIDIARY

     In the circumstances described below, our Nova Scotia subsidiary will have certain overriding rights to acquire your exchangeable shares by delivering to you in exchange for your exchangeable shares an equivalent number of our ordinary shares, plus any dividends due on the exchangeable shares (which would be the same consideration that you would receive if your exchangeable shares were redeemed by Architel). Our Nova Scotia subsidiary may exercise these rights even though you have requested Architel to redeem your exchangeable shares.

     Retraction Call Right. If you request Architel to redeem your exchangeable shares, you will be deemed to offer such shares to our Nova Scotia subsidiary. Our Nova Scotia subsidiary will have an overriding right in these circumstances to acquire all of the exchangeable shares which you wish Architel to redeem. If our Nova Scotia subsidiary elects to exercise this right, you will be required to sell these exchangeable shares to our Nova Scotia subsidiary.

     Liquidation Call Right. Our Nova Scotia subsidiary will have an overriding right to acquire all of your exchangeable shares upon the liquidation, dissolution or winding-up of Architel or any other distribution of the assets of Architel among its shareholders for the purpose of winding-up its affairs. If our Nova Scotia subsidiary elects to exercise this right, you will be required to sell your exchangeable shares to our Nova Scotia subsidiary. The transfer of your exchangeable shares will occur on the effective date of the liquidation, dissolution or winding-up of Architel.

     Redemption Call Right. Our Nova Scotia subsidiary will have the overriding right to acquire all of your exchangeable shares on the proposed date for their automatic redemption. If our Nova Scotia subsidiary elects to exercise this right, you will be required to sell your exchangeable shares to our Nova Scotia subsidiary.

     Effect of Call Right Exercise. If our Nova Scotia subsidiary exercises one or more of its call rights described above and acquires exchangeable shares, it will not be entitled to exercise any voting rights attaching to those exchangeable shares. We anticipate that our Nova Scotia subsidiary will exercise its call rights when they are available, and we currently foresee no circumstances under which our Nova Scotia subsidiary would not exercise these rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares our Nova Scotia subsidiary would acquire upon exercise of these rights.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     You should consider the following discussion of Canadian federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for our ordinary shares. In the opinion of Goodman Phillips & Vineberg, Toronto, who acted as our counsel in connection with the Arrangement, the following accurately summarizes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) that generally apply to you if, under Canadian federal income tax law, you are considered to:

     - hold as capital property:

         - your exchangeable shares and your Amdocs ordinary shares;

         - the voting rights associated with the exchangeable shares; and

         - the other ancillary rights associated with the exchangeable shares;

     - deal at arm's length with Amdocs, Architel, and Amdocs' Denmark and Nova Scotia subsidiaries; and

     - not be affiliated with Amdocs, Architel, or either of Amdocs' Denmark or Nova Scotia subsidiaries.

If Amdocs is or will be a foreign affiliate of you under the Canadian federal income tax laws, this summary will not apply to you. If you are a "financial institution" under the Canadian federal income tax laws applicable to securities held by financial institutions, the summary does not apply to you; instead, you should consult your own advisors regarding the application to you of the "mark-to-market" rules.

     This summary assumes that at all times the exchangeable shares will be listed on the TSE or another prescribed stock exchange. This summary does not address the tax consequences of the transactions, including the Arrangement, in which you acquire the exchangeable shares.

     Under Canadian federal income tax laws, your exchangeable shares will generally be considered to be capital property to you unless you are considered to hold your exchangeable shares

     - in the course of carrying on a business,

     - in an adventure in the nature of trade, or

     - as "mark-to-market property."

If you are resident in Canada but your shares might not otherwise qualify as capital property, you may be entitled to make an irrevocable election to qualify those shares as capital property. If you do not hold your exchangeable shares as capital property, you should consult your own advisors regarding your particular circumstances.

     The current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the income tax treaty between Canada and the United States and counsel's understanding of the current administrative practices of Revenue Canada form the basis of this summary. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and regulations that the Minister of Finance has publicly announced prior to the date of this registration statement and assumes that those proposed amendments will be enacted in their present form. Counsel can give no assurances, however, that the proposed amendments will be enacted in the form proposed, or at all.

     Except for the proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. We have neither sought nor obtained an advance tax ruling from Revenue Canada to confirm the tax consequences of any of the transactions we describe.

     While This Summary Addresses The Material Canadian Federal Income Tax Considerations Generally Applicable To You, It Is Not Intended To Be, Nor Should It Be Construed To Be, Legal, Business Or Tax Advice To You. Furthermore, As Required By The "Plain English" Requirements Of The SEC, This Summary Makes Minimal Use Of Defined Terms. You Should Know That Many Of The Words And Phrases Used In This Summary Have Very Specific Meanings Under Canadian Income Tax Law. Therefore, You Should Consult Your Own Tax Advisors With Respect To The Tax Consequences Applicable To You In Your Particular Circumstances.

     For Canadian tax purposes, you must express all amounts, including dividends, adjusted cost base and proceeds of disposition, in Canadian dollars, and you must convert amounts denominated in United States dollars into Canadian dollars based on the United States dollar exchange rate generally prevailing when those amounts arise.

SHAREHOLDERS RESIDENT IN CANADA

     If you are resident or deemed to be resident in Canada under Canadian federal income tax laws, the following portion of the summary applies to you.

  TAXATION OF EXCHANGEABLE SHARES

     Dividends. If you are an individual, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income. Generally, they will be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income.

     Subject to the discussion set out below as to the denial of the dividend deduction, if you are a corporation, other than a "specified financial institution," you must include dividends that you receive or are deemed to receive on the exchangeable shares in your income and these dividends will normally be deductible in computing your taxable income. As discussed below, you may not be permitted to make this deduction (but will still be required to include the dividend in income) if you are a "specified financial institution" or if Amdocs, or any person with whom Amdocs does not deal at arm's length is a "specified financial institution."

     A corporation is a "specified financial institution" if it is, or is related to, a bank, a trust company, a credit union, an insurance corporation or one of the corporations prescribed in the regulations to the Income Tax Act (Canada). A corporation will also be a "specified financial institution" if its principal business, or the principal business of a related person, is

     - the lending of money to persons with whom the corporation does not deal at arm's length

     - the purchasing of debt obligations issued by persons with whom the corporation does not deal at arm's length, or

     - a combination of both of the above.

     If you are a specified financial institution, you will only be able to deduct from your taxable income a dividend that is otherwise deductible if either:

     - you did not acquire your exchangeable shares in the ordinary course of your business; or

     - at the time you receive the dividend, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and you, either alone or together with persons not dealing at arm's length with you for purposes of the Income Tax Act (Canada), do not receive (and are not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding exchangeable shares.

     If Amdocs or any person with whom Amdocs does not deal at arm's length for purposes of the Income Tax Act (Canada) is a "specified financial institution" at the time a dividend is paid on an exchangeable share and you are a corporation, then, subject to the exemption described below, the dividends that you receive or are deemed to receive will not be deductible in computing your taxable income. However, as discussed above, you will be required to include those dividends in computing your income. Amdocs has represented in the Combination Agreement relating to the Arrangement that it is not a specified financial institution, but this status could change prior to any dividend being received or deemed received by a corporate holder of exchangeable shares.

     Nonetheless, if you are a corporation, you will not be denied the dividend deduction if at the time you receive a dividend or are deemed to receive a dividend

     - the exchangeable shares are listed on a prescribed stock exchange (which currently includes the TSE),

     - Amdocs and its Denmark and Nova Scotia subsidiaries are related to Architel, and

     - you (together with any person with whom you do not deal at arm's length, with any partnership of which you or that person is a member, and with any trust of which you or that person is a beneficiary) do not receive dividends on more than 10 percent of the issued and outstanding exchangeable shares.

     If you are a private corporation or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you may be liable to pay a refundable tax of 33 1/3 percent on dividends that you receive or are deemed to receive on the exchangeable shares that are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation," you may be liable to pay an additional refundable tax of 6 2/3 percent on dividends you receive or are deemed to receive that are not deductible in computing your taxable income.

     Under Canadian federal income tax laws, the exchangeable shares will be taxable preferred shares and short-term preferred shares. Accordingly, Architel will be subject to a 66 2/3 percent tax on dividends (other than excluded dividends) that it pays or is deemed to pay on the exchangeable shares. In certain circumstances, Architel may be entitled to deductions that will substantially offset the impact of this tax. Dividends that you receive or are deemed to receive on the exchangeable shares will not be subject to the 10 percent tax under Part IV.1 of the Income Tax Act (Canada).

     Redemption Or Exchange Of Exchangeable Shares. If Architel redeems (or you retract) your exchangeable shares, you will generally be deemed to have received a dividend equal to the amount, if any, by which

          (a) the fair market value of the consideration you receive as part of the redemption or retraction exceeds

          (b) the aggregate of

          - the paid-up capital (as determined under Canadian federal income tax laws) of your exchangeable shares at the time Architel redeems or you retract your exchangeable shares and

          - any amount allocated to the cancellation of the voting rights and other ancillary rights associated with those shares.

     The amount of any deemed dividend will generally be subject to the tax treatment described above under "Taxation of Exchangeable Shares -- Dividends."

     On the redemption of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to (a) the redemption proceeds less (b) the amount of the deemed dividend. You will also be considered to have disposed of the ancillary rights associated with your exchangeable shares in exchange for the amount allocated to the cancellation of those rights. Amdocs is of the view that the fair market value of those rights is nominal. Counsel, however, can provide no opinion on this factual matter. In general, you will realize a capital gain (or a capital loss) equal to the amount by which (a) the proceeds of disposition of the exchangeable shares (net of reasonable costs of disposition) exceed (b) the adjusted cost base of such shares (see "-- Taxation of Capital Gain or Capital Loss" below). If you are a corporation, in some circumstances, the amount of any dividend you are deemed to have received may be treated as proceeds of disposition and not as a dividend.

     If you exchange exchangeable shares (including any ancillary rights) for our ordinary shares, other than on the redemption or retraction of exchangeable shares with Architel, for example, if our Nova Scotia subsidiary exercises its overriding call rights and acquires your exchangeable shares, in general, you will realize a capital gain (or a capital loss) to the extent (a) the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base of such shares to you. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration you receive (less any amount allocated to the cancellation of the ancillary rights) (see "Taxation of Capital Gain or Capital Loss" below).

     Because of our Nova Scotia subsidiary's overriding call rights and certain of the ancillary rights, you cannot control whether you will receive ordinary shares upon the redemption of your exchangeable shares by Architel or upon the purchase of your exchangeable shares by our Nova Scotia subsidiary. As described above, the tax consequences to you of a redemption by Architel differ from those of an exchange of exchangeable shares with our Nova Scotia subsidiary.

     Taxation Of Capital Gain Or Capital Loss. You must include in your income for the year of disposition the taxable portion of any capital gain you realize. The taxable portion of any capital gain you realize (the "taxable capital gain") will be three-quarters of that amount. Three-quarters of any capital loss you realize in that year is deductible against taxable capital gains realized in that year. If three-quarters of any capital loss you realize in a taxation year exceeds your taxable capital gains in that year, you may carry back the excess up to three taxation years or forward indefinitely and deduct those excess amounts against net taxable capital gains in those other years, subject to certain limitations and in certain circumstances.

     If you are an individual or trust, other than certain trusts, capital gains that you realize may give rise to alternative minimum tax. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains.

     If you are a corporation, subject to certain limitations and under certain circumstances, you may be required to reduce the amount of any capital loss arising when you dispose or are deemed to dispose of any exchangeable shares by the amount of dividends you received or are deemed to have received on those shares. Similar rules may apply to you if you are a corporation that is a member of a partnership or beneficiary of a trust that owns exchangeable shares or that is in turn a member of a partnership or beneficiary of a trust that owns exchangeable shares.

TAXATION OF AMDOCS ORDINARY SHARES

     Acquisition And Disposition Of Ordinary Shares Of Amdocs. The cost amount of ordinary shares that you receive on the retraction, redemption or exchange of exchangeable shares will in general be equal to the fair market value of those shares at that time.

     If you dispose or are deemed to have disposed of ordinary shares, generally, you will realize a capital gain (or capital loss) to the extent that
(a) the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base to you of such shares immediately before the disposition. In computing the adjusted cost base of an ordinary share, you must average the cost of the share with the adjusted cost base of any other ordinary shares that you hold as capital property at that time.

     In computing your income, you must include the taxable portion of the capital gains realized on a disposition of your Amdocs ordinary shares. See "Taxation of Capital Gain or Capital Loss" above.

     Dividends. In computing your income, you must include dividends that you receive or are deemed to receive on ordinary shares. If you are an individual, these dividends will not be subject to the gross-up and the dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, these dividends will not be deductible in computing your taxable income. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on dividends received on Amdocs ordinary shares. In certain circumstances, you may be entitled to a foreign tax credit in respect of any foreign withholding tax payable in connection with these dividends. Our Guernsey and U.S. counsel have advised us that there are currently no such withholding taxes applicable to dividends on our ordinary shares, provided that, you are not a resident (for tax purposes) on the Islands of Guernsey, Alderney, Herm or Jethou and do not carry on a business on such Islands through a permanent establishment situated on those islands.

     Foreign Property Information Reporting. If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amounts of "specified foreign property," including exchangeable shares and the ordinary shares, at any time in the year or fiscal period exceed Cdn. $100,000, you must file an information return for the year or period disclosing prescribed information.

     With some exceptions, generally, if you are a taxpayer resident in Canada in the year, you will be a specified Canadian entity. You should consult your own advisors about whether you must comply with these rules.

ELIGIBILITY FOR INVESTMENT IN CANADA

     Qualified Investments. In the opinion of counsel, the exchangeable shares, if issued on the date of this prospectus, and the ordinary shares, if issued on the date of this prospectus and if listed on a prescribed stock exchange (which currently includes the TSE and the New York Stock Exchange), would be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The ancillary rights associated with the exchangeable shares will generally not be qualified investments. As indicated above, Architel has advised us that it is of the view that the fair market value of these rights is nominal. However, counsel can express no opinion on matters of factual determination such as this.

     Foreign Property. If you hold exchangeable shares through a trust governed by a registered pension plan, a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan or one of certain other tax-exempt funds or entities or you are a person subject to the foreign property rules in the opinion of counsel, based in part on a certificate of an officer of Architel, the exchangeable shares, if issued on the date of this prospectus and listed on a prescribed stock exchange in Canada (which currently includes the TSE) would not on such date be foreign property for such trust or other entity or person. The ordinary shares and the ancillary rights associated with the exchangeable shares will be foreign property. Tax exempt trusts and other entities or persons of the type referred to are subject to taxes where their holdings of foreign property exceed the statutory limit.

SHAREHOLDERS NOT RESIDENT IN CANADA.

     The following portion of this summary applies to you if you have not been and will not be a resident or deemed resident in Canada at any time while you held Architel common shares or will hold exchangeable shares or our ordinary shares, and those shares are not "taxable Canadian property." This portion of the summary does not apply to a non-resident that carries on an insurance business in Canada and elsewhere. Special rules may apply to those holders.

     The exchangeable shares will generally not be taxable Canadian property to you provided that

     - those shares are listed on a prescribed stock exchange (which currently includes the TSE);

     - you do not use or hold, and are not deemed to use or hold, the exchangeable shares, in carrying on a business in Canada;

     - you (alone or together with persons with whom you do not deal at arm's length under the Income Tax Act (Canada) have not owned (or had rights to acquire) 25 percent or more of the issued shares of any class or series of the capital stock of Architel at any time within the five years preceding the date you dispose of the exchangeable shares; and

     - you did not acquire the exchangeable shares in a transaction where the exchangeable shares were deemed to be taxable Canadian property, such as where you disposed of taxable Canadian property and deferred the resulting gain.

     Even if an exchangeable share is considered to be taxable Canadian property, you may be entitled to relief under an applicable tax convention. You should consult your own tax advisors to determine the tax consequences in your own situation.

     In general, you will not be subject to any tax on a capital gain you realize or are deemed to have realized when you dispose of an exchangeable share.

     When you exchange an exchangeable share for an ordinary share, you may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).

     You will be subject to non-resident withholding tax at the rate of 25 percent on the gross amount of any dividends paid to you on the exchangeable shares. An applicable income tax treaty, however, may reduce that rate. For example, if you are a resident of the United States for purposes of the Canada-United States tax treaty, the rate is generally reduced to 15 percent.

     If your exchangeable shares are redeemed (either under Architel's redemption right or pursuant to your retraction rights), you will be deemed to receive a dividend as and to the extent described above under the heading "Shareholders Resident in Canada." That deemed dividend will be subject to withholding tax as described in the preceding paragraph. However, the acquisition of an exchangeable share by our Nova Scotia subsidiary should not result in a deemed dividend to you.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     You should review the following discussion of certain United States federal income tax considerations before you exchange exchangeable shares for ordinary shares. This discussion does not address all of the United States federal income tax considerations that may be relevant to you and is not directed to holders of exchangeable shares subject to special treatment under the United States federal income tax laws, such as dealers in securities, tax-exempt entities, insurance companies or persons owning directly, indirectly or by attribution at least 5% of the total voting power and value of our shares. In addition, this discussion does not address the tax consequences of transactions in which you acquired your exchangeable shares, including our acquisition of Architel. Furthermore, this discussion does not address any state, local or non-U.S. tax considerations and assumes that you hold your exchangeable shares as capital assets.

     This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, administrative rulings and judicial decisions, all as in effect on the date hereof and which are subject to change, possibly with retroactive effect.

     No statutory, judicial or administrative authority exists which directly addresses certain of the tax consequences of the ownership of instruments and rights comparable to the exchangeable shares and the rights associated with those shares. Consequently, some aspects of the tax treatment of the Arrangement, including the exchange of exchangeable shares for ordinary shares, are uncertain. We have neither sought nor obtained any advance tax ruling regarding the tax consequences of any of the transactions we describe.

     We Strongly Urge You to Consult Your Own Tax Advisors Regarding the Specific Tax Considerations that Apply to You.

U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT APPLY TO U.S. HOLDERS

     If you are

     - an individual citizen or resident of the United States,

     - a corporation or partnership created in the United States or under the laws of the United States or of any state,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, the following tax considerations will generally apply to you.

     Exchange of Exchangeable Shares. Except as we describe below, when you exchange your exchangeable shares for ordinary shares, you will generally recognize gain or loss. Your gain or loss will equal the difference between (a) the fair market value of the ordinary shares at the time you exchange your exchangeable shares and (b) your adjusted tax basis in the exchangeable shares you exchange. Your gain or loss will generally be a capital gain or loss. You may, however, recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. Any capital gain or loss will be long-term capital gain or loss if your holding period for the exchangeable shares is more than one year at the time of the exchange. Your adjusted tax basis in the ordinary shares will be their fair market value at the time of the exchange. Your holding period for the ordinary shares that you receive will begin on the day after the exchange.

     In view of the possibility that you will recognize gain or loss when you exchange the exchangeable shares for ordinary shares, you may wish to consider delaying the exchange until either

     - you intend to dispose of the ordinary shares that you receive in exchange for your exchangeable shares, or

     - the exchange may be characterized as tax-free (as discussed below).

     Your exchange of exchangeable shares for ordinary shares may be characterized as a tax-free exchange if at the time of the exchange either:

     - our Nova Scotia subsidiary holds at least 80 percent of the then outstanding exchangeable shares and in the exchange, our Nova Scotia subsidiary, rather than Architel, acquires the exchangeable shares in exchange for ordinary shares; or

     - you receive ordinary shares from our Nova Scotia subsidiary when it automatically redeems the exchangeable shares or exercises its rights to acquire the exchangeable shares on the proposed liquidation, dissolution or winding-up of Architel.

In either case, the exchange will be tax-free only if certain other requirements are satisfied. Because satisfaction of these other requirements will depend upon the facts and circumstances that exist at the time of your exchange, we do not know at this time whether those requirements will be satisfied.

     The exchange may also be tax-free if the exchangeable shares (together with the associated exchange and voting rights) are treated for United States federal income tax purposes as voting shares of Amdocs from the time of their issuance, rather than as Architel shares. Under such recharacterization, Amdocs (or its directly owned subsidiary) would be deemed to have acquired Architel by using the exchangeable shares (together with the associated exchange and voting rights) as the sole consideration for the acquisition of all of the Architel ordinary shares from the former Architel shareholders. If such recharacterization were sustained, the subsequent exchange of the exchangeable shares for the ordinary shares would be tax-free regardless of the percentage ownership of Amdocs' Nova Scotia subsidiary of the outstanding exchangeable shares at the time of such exchange. However, since such recharacterization is uncertain and contrary to the form of our acquisition of Architel, the exchange of exchangeable shares for Amdocs ordinary shares is more likely to be tax-free if the standards set forth in the preceding paragraph are satisfied.

     If your exchange of exchangeable shares for Amdocs ordinary shares did qualify as tax-free, you would recognize no gain or loss on such exchange. Your adjusted tax basis in your ordinary shares would equal your adjusted tax basis in the exchangeable shares that you exchange. Your holding period for the ordinary shares that you receive would include your holding period for your exchangeable shares, if you held the exchangeable shares as a capital asset immediately prior to the exchange.

     In the event that your exchange of exchangeable shares for ordinary shares is taxable, the gain you realize when you exchange your exchangeable shares for ordinary shares generally will be treated as United States source gain. Under the terms of the United States-Canada income tax treaty, however, your gain may be treated as sourced in Canada. Subject to certain limitations, you may be entitled to credit your United States taxes for any Canadian tax imposed on the exchange. If you are ineligible for a credit for any Canadian tax that you pay, you may be entitled to deduct that tax in computing your United States taxable income.

     Distributions on Ordinary Shares. If we make any distributions in respect of the ordinary shares, such distributions generally will be includible in your gross income for United States federal income tax purposes as foreign source dividend income to the extent such distributions are paid out of Amdocs' current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds such current or accumulated earnings and profits as so computed, it will first reduce your adjusted tax basis in your ordinary shares, and to the extent such distribution exceeds your adjusted tax basis, it will be treated as capital gain. You will not be entitled to claim a dividends received deduction with respect to any dividends distributed by Amdocs. Distributions generally will constitute "passive income" for United States foreign tax credit limitation purposes.

     Sale or Exchange of Ordinary Shares. You will be required to include in your gross income for United States federal income tax purposes any gain or loss realized on the sale or exchange of ordinary shares in an amount equal to the difference between the amount realized on such sale or exchange and your adjusted tax basis in your ordinary shares at the time of the sale or exchange. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain if your holding period for the ordinary shares at the time of the disposition exceeds one year. Gain, if any, generally will be United States source gain and generally will constitute "passive income" for United States foreign tax credit limitation purposes.

U.S. FEDERAL INCOME TAX CONSIDERATIONS THAT APPLY TO NON-U.S. HOLDERS

     If you are not

     - an individual citizen or resident of the United States,

     - a corporation or partnership created in the United States or under the laws of the United States or of any state,

     - an estate, the income of which is subject to United States federal income taxation regardless of its source, or

     - a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, the following summary applies to you.

     Distributions on Ordinary Shares. Generally, you will not be subject to United States federal income or withholding tax on dividends that you receive on the ordinary shares.

     Exchange of Exchangeable Shares or Sale or Exchange of Ordinary Shares. Generally, you will not be subject to United States federal income or withholding tax when you (i) exchange your exchangeable shares for ordinary shares or (ii) sell or exchange your ordinary shares, unless either

     - your exchangeable shares or ordinary shares, as the case may be, were an asset of your United States trade or business; or

     - you are an individual, you are present in the United States for 183 days or more, and you satisfy certain other conditions.

                      CERTAIN GUERNSEY TAX CONSIDERATIONS

     As indicated above, Amdocs is incorporated under the laws of Guernsey. Amdocs has been granted an exemption from income tax in Guernsey in respect of non-Guernsey source income for 1999 in accordance with the Income Tax (Exempt Bodies) Ordinance, 1989. Exemption must be applied for annually and is subject to the payment of an annual fee. Under the laws of Guernsey as currently in effect, a holder of ordinary shares who is not a resident of the Islands of Guernsey Alderney, Jethou or Herm and who does not carry on business in Guernsey through a permanent establishment situated there is (i) exempt from Guernsey income tax on dividends paid with respect to the ordinary shares and (ii) is not liable for Guernsey income tax on gains realized on sale or disposition of such ordinary shares. In addition, Guernsey does not impose a withholding tax on dividends paid by Amdocs to those holders of ordinary shares. Holders who are resident of, or carry on business through a relevant establishment in, those islands will be liable for a 20 percent withholding tax on dividends received on the ordinary shares.

     There are no capital gains, gift or inheritance taxes levied by Guernsey, and the ordinary shares generally are not subject to any transfer taxes, stamp duties or similar charges on issuance or transfer.

                                 LEGAL MATTERS

     The validity of the ordinary shares offered hereby will be passed upon for us by Carey Langlois, Guernsey. Certain legal matters will be passed upon for us by Goodman Phillips & Vineberg, Toronto and Reboul, MacMurray, Hewitt, Maynard & Kristol, New York.

                                    EXPERTS

     The financial statements of Amdocs Limited as of September 30, 1998 and 1997 and for the three year period ended September 30, 1998 audited by Ernst & Young LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

     The financial statements of Architel Systems Corporation as of September 30, 1998 and 1997 and for the three year period ended September 30, 1998 audited by Deloitte & Touche LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC's website at http://www.sec.gov.

     You may request copies of the filings, at no cost, by writing to or telephoning us as follows:

        Amdocs Inc.
        1610 Des Peres Road
        St. Louis, Missouri 63131
        Telephone: (314) 821-3242

     This prospectus is part of a registration statement on Form F-1 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our ordinary shares, you should read the registration statement and the exhibits filed with the registration statement.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "estimate," "internal," "backlog" and similar words. Statements that we make in this prospectus and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make in "Management's Discussion and Analysis of Financial Condition and Results of Operations" may be forward-looking statements. Forward-looking statements are not guarantees of our future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control. You should not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you invest in our ordinary shares, you should be aware that the factors we discuss in "Risk Factors" and elsewhere in this prospectus could cause our actual results to differ from any forward-looking statements.

                  INDEX TO FINANCIAL STATEMENTS

AMDOCS LIMITED
(in U.S. dollars, unless otherwise stated)

Audited Consolidated Financial Statements
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets as of September 30, 1998 and
  1997......................................................   F-4
Consolidated Statements of Operations for the years ended
  September 30, 1998, 1997, and 1996........................   F-5
Consolidated Statements of Changes in Shareholders' Equity
  (Deficit) for the years ended September 30, 1998, 1997,
  and 1996..................................................   F-6
Consolidated Statements of Cash Flows for the years ended
  September 30, 1998, 1997, and 1996........................   F-7
Notes to Consolidated Financial Statements..................   F-9
Unaudited Consolidated Financial Statements
Consolidated Balance Sheet as of December 31, 1998..........  F-25
Consolidated Statements of Operations for the three months
  ended December 31, 1998 and 1997..........................  F-26
Consolidated Statements of Cash Flows for the three months
  ended December 31, 1998 and 1997..........................  F-27
Notes to Unaudited Consolidated Financial Statements........  F-28
ARCHITEL SYSTEMS CORPORATION
(in Canadian dollars, unless otherwise stated)

Auditors' Report............................................  F-31
Consolidated Balance Sheets as of September 30, 1998 and
  1997 and December 31, 1998 (unaudited)....................  F-32
Consolidated Statements of Income and Retained Earnings for
  the years ended September 30, 1998, 1997, and 1996 and for the three months ended December 31, 1998 (unaudited) and
  1997 (unaudited)..........................................  F-33
Consolidated Statements of Changes in Financial Position for
  the years ended September 30, 1998, 1997, and 1996 and for the three months ended December 31, 1998 (unaudited) and
  1997 (unaudited)..........................................  F-34
Notes to Consolidated Financial Statements..................  F-35

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL
  STATEMENTS
(in U.S. dollars, unless otherwise stated)

Unaudited Pro Forma Condensed Combined Consolidated Balance
  Sheet as of December 31, 1998.............................  F-50
Unaudited Pro Forma Condensed Combined Consolidated Balance
  Sheet as of September 30, 1998............................  F-51
Unaudited Pro Forma Condensed Combined Consolidated
  Statements of Operations for the three months ended
  December 31, 1998.........................................  F-52
Unaudited Pro Forma Condensed Combined Consolidated
  Statements of Operations for the three months ended
  December 31, 1997.........................................  F-53
Unaudited Pro Forma Condensed Combined Consolidated
  Statements of Operations for the year ended September 30,
  1998......................................................  F-54
Unaudited Pro Forma Condensed Combined Consolidated
  Statements of Operations for the year ended September 30,
  1997......................................................  F-55
Unaudited Pro Forma Condensed Combined Consolidated
  Statements of Operations for the year ended September 30,
  1996......................................................  F-56
Notes to Unaudited Pro Forma Condensed Combined Consolidated
  Financial Statements......................................  F-57

                         REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS AND SHAREHOLDERS

AMDOCS LIMITED

     We have audited the accompanying consolidated balance sheets of Amdocs Limited as of September 30, 1998 and 1997, and the related statements of operations, changes in shareholders' equity (deficit) and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Amdocs Limited at September 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri
November 8, 1998

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              AS OF SEPTEMBER 30,
                                                              --------------------
                                                                1998        1997
                                                                ----        ----
                                      ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 25,389    $ 53,732
  Accounts receivable, including unbilled of $10,331 in 1998
     and $2,031 in 1997.....................................    79,723      48,565
  Accounts receivable from related parties, including
     unbilled of $537 in 1998 and $0 in 1997................    10,235      15,393
  Deferred income taxes.....................................    14,534      12,532
  Prepaid expenses and other current assets.................    11,991       6,161
                                                              --------    --------
          Total current assets..............................   141,872     136,383
Equipment, vehicles and leasehold improvements, net.........    46,404      28,287
Deferred income taxes.......................................     7,773       4,587
Intellectual property rights................................    23,362      25,982
Other noncurrent assets.....................................    20,555      25,343
                                                              --------    --------
                                                              $239,966    $220,582
                                                              ========    ========
                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses.....................  $ 47,599    $ 30,543
  Accrued personnel costs...................................    29,948      23,098
  Short-term financing arrangements.........................    91,565       1,998
  Unearned revenue..........................................    29,241      17,440
  Notes payable to related parties..........................        --       3,268
  Short-term portion of capital lease obligations...........     2,952       1,954
  Forward exchange contracts................................     2,926          --
  Income taxes payable and deferred income taxes............    21,919      20,151
                                                              --------    --------
          Total current liabilities.........................   226,150      98,452
Long-term forward exchange contracts........................     2,222          --
Long-term portion of capital lease obligations..............     9,215       7,370
Other noncurrent liabilities................................    24,268      20,507
Shareholders' equity (deficit):
  Preferred Shares -- Authorized 25,000 shares; pound
     sterling 0.01 par value; 0 shares issued and
     outstanding............................................        --          --
Ordinary Shares -- Authorized 550,000 shares; pound sterling
  0.01 par value; 196,800 and 124,708 outstanding,
  respectively (1998 -- 30,235 Non Voting Ordinary Shares
  and 166,565 Voting Ordinary Shares).......................     3,149       1,996
Additional paid-in capital..................................   447,503     105,779
Unrealized loss on derivative instruments...................    (1,495)         --
Unearned compensation.......................................    (8,947)         --
Accumulated deficit.........................................  (462,099)    (13,522)
                                                              --------    --------
          Total shareholders' equity (deficit)..............   (21,889)     94,253
                                                              --------    --------
                                                              $239,966    $220,582
                                                              ========    ========

                             See accompanying notes

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------
                                                               1998        1997        1996
                                                               ----        ----        ----
Revenue:
  License(*)...............................................  $ 42,891    $ 25,995    $ 16,298
  Service(*)...............................................   360,876     264,107     195,422
                                                             --------    --------    --------
                                                              403,767     290,102     211,720
                                                             --------    --------    --------
Operating expenses:
  Cost of license(*).......................................    10,732       3,711       4,011
  Cost of service(*).......................................   231,360     173,704     129,177
  Research and development.................................    25,612      17,386      14,695
  Selling, general and administrative(*)...................    51,168      40,769      28,347
  Nonrecurring charges (*).................................        --      27,563          --
                                                             --------    --------    --------
                                                              318,872     263,133     176,230
                                                             --------    --------    --------
Operating income...........................................    84,895      26,969      35,490
Other expense, net(*)......................................    24,126       3,266         476
                                                             --------    --------    --------
Income before income taxes and cumulative effect...........    60,769      23,703      35,014
Income taxes...............................................    30,385      17,827      10,506
                                                             --------    --------    --------
Income before cumulative effect............................    30,384       5,876      24,508
Cumulative effect of change in accounting principle, net of
  $277 tax.................................................       277          --          --
                                                             --------    --------    --------
Net income.................................................  $ 30,107    $  5,876    $ 24,508
                                                             ========    ========    ========
Basic earnings per share
  Income before cumulative effect..........................  $   0.19    $   0.05    $   0.23
  Cumulative effect of a change in accounting principle
     (less than $0.01).....................................        --          --          --
                                                             --------    --------    --------
  Net income...............................................  $   0.19    $   0.05    $   0.23
                                                             ========    ========    ========
Diluted earnings per share Income before
  cumulative effect........................................  $   0.19    $   0.05    $   0.22
  Cumulative effect of a change in accounting principle
     (less than $0.01).....................................        --          --          --
                                                             --------    --------    --------
  Net income...............................................  $   0.19    $   0.05    $   0.22
                                                             ========    ========    ========

---------------
(*) Includes the following income (expense) resulting from transactions with related parties for the year ended September 30, 1998, 1997 and 1996, respectively: License revenue -- $2,300, $0, and $2,000; service revenue -- $82,100, $100,500 and $76,500; cost of license -- $0, $(3,382)
    and $(4,011); cost of service -- $(2,325), $(2,523) and $(1,966); selling, general and administrative -- $(510), $(377) and $(294); other expense, net -- $(6,268), $0 and $0 (Note 3); nonrecurring charges -- $0, $(1,800)
    and $0 (Note 3).

                             See accompanying notes

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        UNREALIZED                     RETAINED         TOTAL
                                        ORDINARY SHARES    ADDITIONAL     LOSS ON                      EARNINGS     SHAREHOLDERS'
                                        ----------------    PAID-IN     DERIVATIVE      UNEARNED     (ACCUMULATED      EQUITY
                                        SHARES    AMOUNT    CAPITAL     INSTRUMENTS   COMPENSATION     DEFICIT)       (DEFICIT)
                                        ------    ------   ----------   -----------   ------------   ------------   -------------
Balance at September 30, 1995.........  107,934   $1,727    $ 14,348      $    --       $     --      $  13,354       $  29,429
Conversion to Voting Shares...........      (18)     --           --           --             --             --              --
Net income                                   --      --           --           --             --         24,508          24,508
Dividends declared, $0.35 per share...       --      --           --           --             --        (37,949)        (37,949)
                                        -------   ------    --------      -------       --------      ---------       ---------
Balance at September 30, 1996.........  107,916   1,727       14,348           --             --            (87)         15,988
Net income............................       --      --           --           --             --          5,876           5,876
Dividends declared, $0.18 per share...       --      --           --           --             --        (19,311)        (19,311)
Issuance of Ordinary Shares, net......   16,792     269       91,431           --             --             --          91,700
                                        -------   ------    --------      -------       --------      ---------       ---------
Balance at September 30, 1997.........  124,708   1,996      105,779           --             --        (13,522)         94,253
Net income............................       --      --           --           --             --         30,107          30,107
Unrealized loss on derivative
  instruments, net of $640 tax........       --      --           --       (1,495)            --             --          (1,495)
Dividends declared, $3.76 per share...       --      --           --           --             --       (478,684)       (478,684)
Issuance of Ordinary Shares, net......   54,092     865       97,583           --             --             --          98,448
Initial public offering of Ordinary
  Shares, net.........................   18,000     288      233,902           --             --             --         234,190
Stock options granted to employees,
  net of forfeitures..................       --      --       10,239           --        (10,239)            --              --
Amortization of unearned
  compensation........................       --      --           --           --          1,292             --           1,292
                                        -------   ------    --------      -------       --------      ---------       ---------
Balance at September 30, 1998.........  196,800   $3,149    $447,503      $(1,495)      $ (8,947)     $(462,099)      $ (21,889)
                                        =======   ======    ========      =======       ========      =========       =========

                             See accompanying notes

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               YEAR ENDED SEPTEMBER 30,
                                                          -----------------------------------
                                                            1998         1997         1996
                                                            ----         ----         ----
Cash Flow From Operating Activities:
Net Income..............................................  $  30,107    $   5,876    $  24,508
Reconciliation of net income to net cash provided by
  operating activities:
     Depreciation.......................................     12,611        8,066        5,223
     Amortization.......................................     16,485          328           --
     Loss on sale of equipment..........................        149          137           11
     Deferred income taxes..............................     (1,991)     (11,868)       4,861
     Write-off of purchased computer software...........         --        1,800           --
Net changes in operating assets and liabilities:
     Accounts receivable................................    (26,000)     (19,357)      (8,211)
     Prepaid expenses and other current assets..........     (5,244)       1,258         (681)
     Other noncurrent assets............................     (3,324)      (3,958)      (3,181)
     Accounts payable and accrued expenses..............     23,906       20,971       (1,896)
     Forward exchange contracts.........................      5,148           --           --
     Unearned revenue...................................     11,800        6,730        5,697
     Income taxes payable...............................     (1,429)      11,225        3,979
     Other noncurrent liabilities.......................      5,760        4,843        3,598
     Unrealized loss on derivative instruments..........     (1,495)          --           --
                                                          ---------    ---------    ---------
                                                              9,122       21,712         (695)
                                                          ---------    ---------    ---------
Net cash provided by operating activities...............     66,483       26,051       33,908
Cash Flow from Investing Activities:
Proceeds from sale of equipment, vehicles and leasehold
  improvements..........................................        889          959          253
Payments for purchase of equipment, vehicles and
  leasehold improvements................................    (26,566)     (10,213)      (5,526)
Purchase of computer software and intellectual property
  rights................................................         --      (40,000)          --
                                                          ---------    ---------    ---------
Net cash used in investing activities...................    (25,677)     (49,254)      (5,273)
Cash Flow from Financing Activities:
Dividends paid..........................................   (478,684)     (18,000)     (40,013)
Net proceeds from issuance of Ordinary Shares...........    330,638       91,700           --
Payments under short-term finance arrangements..........   (269,946)    (155,190)    (130,358)
Borrowings under short-term finance arrangements........    358,862      140,360      137,872
Net proceeds from issuance of long term debt............    364,127           --           --
Principal payments on long term debt....................   (368,521)          --           --
Principal payments on capital lease obligations.........     (2,357)      (1,286)        (267)
Proceeds from (payments on) issuance of notes payable...     (3,268)       3,268           --
                                                          ---------    ---------    ---------
Net cash provided by (used in) financing activities.....    (69,149)      60,852      (32,766)
                                                          ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents....    (28,343)      37,649       (4,131)
Cash and cash equivalents at beginning of year..........     53,732       16,083       20,214
                                                          ---------    ---------    ---------
Cash and cash equivalents at end of year................  $  25,389    $  53,732    $  16,083
                                                          =========    =========    =========

                             See accompanying notes

                                 (IN THOUSANDS)

                                                                YEAR ENDED SEPTEMBER 30,
                                                              ----------------------------
                                                               1998       1997       1996
                                                               ----       ----       ----
Supplementary Cash Flow Information
Interest and Income Taxes Paid
  Cash paid for:
  Income taxes, net of refunds..............................  $32,472    $18,352    $1,475
  Interest..................................................   25,150      1,036     1,199

NON CASH INVESTING AND FINANCING ACTIVITIES

     Capital lease obligations of $5,200, $8,516 and $2,361 were incurred during the years ended September 30, 1998, 1997 and 1996 respectively, when the Company entered into lease agreements for vehicles.

     The Company declared a dividend to its shareholders as of June 30, 1997 of certain assets, consisting principally of the net assets and liabilities of a dormant entity, totaling approximately $1,311. The estimated value of the net assets distributed, based on internally prepared estimates, approximates the net book value at the date of distribution. The dividend is aggregated in the Statement of Changes in Shareholders' Equity (Deficit) with cash dividends paid of $18,000.

                             See accompanying notes

                                 AMDOCS LIMITED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               SEPTEMBER 30, 1998

NOTE 1  NATURE OF ENTITY

     Amdocs Limited (the "Company") is a leading provider of product-driven information system solutions to the telecommunications industry. The Company and its subsidiaries operate in one business segment, providing computer systems integration and related services for the telecommunications industry. The Company designs, develops, markets, and supports computer software products and related services to telecommunications companies throughout the world.

     The Company is a Guernsey corporation, which holds directly or indirectly several wholly owned subsidiaries in the United States, Europe, Canada, Israel, Japan, Cyprus and Australia. The Company's customers are mainly in the North America, Europe, South America, Australia, and the Asia-Pacific region. The Company derives approximately 55 percent of its revenue from outside the United States. The majority of the Company's production facilities are located in the State of Israel. Additional development and support centers are located in the U.S., Brazil and Cyprus.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the U.S.

CONSOLIDATION

     The financial statements include the accounts of the Company and all its subsidiaries, which are wholly owned. All significant intercompany transactions and balances have been eliminated in consolidation.

FUNCTIONAL CURRENCY

     The U.S. dollar is the functional currency for the Company and its subsidiaries, as the U.S. dollar is the predominant currency of the Company's revenue.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and short-term investments with insignificant interest rate risk and original maturities of 90 days or less.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Computers, office furniture and equipment, vehicles and leasehold improvements are stated at cost. Assets under capital leases are recorded at the present value of the future minimum lease payments at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful life of the asset, which ranges from two to twelve years and includes the amortization of assets under capitalized leases. Leasehold improvements are amortized over the shorter of the estimated useful lives or the term of the lease. Management reviews property and equipment and other long-lived assets on a periodic basis to determine whether the events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

RESEARCH AND DEVELOPMENT AND COMPUTER SOFTWARE

     Research and development expenditures consist of costs incurred during the development of new software modules and product offerings, usually in conjunction with a customer project. Such costs are charged to operations as incurred. Certain computer software costs are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," which requires capitalization of software development costs subsequent to the establishment of technological feasibility.

     Based on the Company's product development process, technological feasibility is established upon completion of a detailed program design or, in the absence thereof, completion of a working model. Costs incurred by the Company after achieving technological feasibility and before the product is ready for customer release have been insignificant.

     Purchased computer software, which is reported at the lower of amortized cost or net realizable value, is amortized over its estimated useful life of three years based on the ratio of the current gross revenue for each product to the total current and anticipated future gross revenue for each product. This accounting policy results in amortization of purchased computer software on a basis faster than the straight-line method.

     Periodically, the Company considers whether there are indicators of impairment that would require the evaluation of the net realizable value of the capitalized computer software in comparison to its carrying value.

     In September 1997 the Company acquired certain intellectual properties rights. These rights are amortized over their estimated useful life of 10 years, on a straight line basis.

     Accumulated amortization of intellectual properties rights and computer software is $11,060 and $328 at September 30, 1998 and 1997.

STOCK SPLIT

     In September 1997 and May 1998, the Board of Directors of the Company authorized stock splits effected as dividends of Ordinary Shares. All references in the consolidated financial statements referring to shares, per share amounts, and contingently issuable shares have been adjusted retroactively for the stock splits.

INCOME TAXES

     The Company records deferred income taxes to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for tax purposes. Deferred taxes are computed based on tax rates anticipated to be in effect (under applicable law at the time the financial statements are prepared) when the deferred taxes are expected to be paid or realized.

     Deferred tax liabilities and assets are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting, or according to the expected reversal dates of the specific temporary differences, if not related to an asset or liability for financial reporting, and also include anticipated withholding taxes due on subsidiaries' earnings when paid as dividends to their parents.

REVENUE RECOGNITION

     The Company's software products require significant customization and therefore the development projects are recognized as long term contracts in conformity with Accounting Research Bulletin (ARB)

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

No. 45 "Long Term Construction Type Contracts" and Statement of Position (SOP) 81-1 "Accounting for Performance of Construction Type and Certain Production Type Contracts" and SOP 97-2 "Software Revenue Recognition". License revenue is recognized as work is performed, using percentage of completion accounting. Service revenue that involves significant ongoing obligations, including fees for customization, implementation and support services, is recognized as work is performed, under the percentage of completion method. Revenue related to ongoing support is recognized as work is performed. Revenue from third party hardware and software sales is recognized when products are delivered. Maintenance revenue is recognized ratably over the term of the maintenance agreement, which in most cases is one year or less. As a result of its percentage of completion accounting policies, the Company's annual and quarterly operating results may be significantly affected by the size and timing of customer projects and the Company's progress in completing such projects.

     Losses are recognized on contracts in the period in which the liability is identified. Unearned revenue represents advance billings to customers for services and third-party products and generally is recognized within one year of receipt.

     Included in service revenue are sales of third-party products totaling $27,016 in 1996. Revenue from sales of such products in 1998 and 1997 are less than 10 percent of total revenue and are expected to continue to be below 10 percent in the future. Such products include third-party computer hardware and computer software products.

COST OF LICENSE AND COST OF SERVICE

     Cost of license and service consists of all costs associated with providing services to customers, including warranty expense. Estimated costs related to warranty obligations are initially provided at the time the product is delivered and are revised to reflect subsequent changes in circumstances and estimates. Cost of license includes amortization of purchased computer software and intellectual property rights and, in 1997 and 1996 royalty expense.

     Included in cost of service are costs of third-party products associated with reselling third-party computer hardware and computer software products to customers. In 1996, such costs totaled $22,124. Customers purchasing third-party products from the Company generally do so in conjunction with the purchase of services.

NONRECURRING CHARGES

     Amounts reflected as nonrecurring charges in the consolidated statements of operations of the year ended September 30, 1997 represent two items: (a) the payment of a one-time special bonus of $25,763 paid to a trust for the benefit of certain officers and employees related to past services and (b) a write-off of $1,800 in connection with the acquisition of certain software rights related to in-process research and development.

MODIFICATION OF ACCOUNTING FOR INTELLECTUAL PROPERTY RIGHTS

     In 1998, the Company revised its accounting for certain intellectual property rights acquired in 1997. The cost of such rights, $26,200, was previously reported as a nonrecurring charge in 1997. Effective September 30, 1997, the rights were capitalized and are amortized over their estimated useful life of 10 years.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Pursuant to this accounting standard, the Company records deferred compensation for share options granted to employees at the date of grant based on the difference between the exercise price of the options and the market value of the underlying shares at that date. Deferred compensation is amortized to compensation expense over the vesting period of the underlying options. See Note 14 for pro forma disclosures required in accordance with Statement No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") of the Financial Accounting Standards Board.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The financial instruments of the Company consist mainly of cash and cash equivalents, accounts receivable, short-term financing arrangements, forward exchange contracts, and lease obligations. In view of their nature, the fair value of the financial instruments included in the accounts of the Company does not significantly vary from their carrying amount.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentration of credit risk consist principally of trade receivables. The Company invests its excess cash primarily in highly liquid U.S. dollar-denominated deposits with major U.S. and U.K. banks. The Company does not expect any credit losses in respect of these items. The Company's revenue is generated primarily in North America, Europe, Australia, Brazil and the Asia-Pacific region, and most of its customers are among the largest telecommunications and directory publishing companies in the world (or owned by them). The Company performs ongoing analysis of its customer base and generally does not require collateral.

RECLASSIFICATIONS

     Certain amounts in the 1997 and 1996 financial information have been reclassified to conform to the current year presentation.

ADOPTION OF NEW ACCOUNTING STANDARDS

     In February 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings per Share" which was adopted on December 31, 1997. SFAS No. 128 replaced previously reported primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share exclude the dilutive effects of options, warrants and convertible securities. Diluted earnings per share are very similar to previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary restated to conform to the SFAS No. 128 requirements.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" which was adopted on October 1, 1997. This new Statement establishes standards for reporting and displaying comprehensive income exclusive of net income and its components in a company's financial statements. At the present time, the only component of comprehensive income which must be included in the Company's financial statements is unrealized gains and losses on derivative instruments designated as cash flow hedges.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which was adopted on December 31, 1997. SFAS No. 131 requires companies to

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

provide financial and descriptive information about their operating segments. All operating segment information for all periods has been presented.

     In October 1997, the AICPA issued SOP 97-2, "Software Revenue Recognition," which updates the requirements of revenue recognition effective for transactions that the Company has entered into beginning January 1, 1998. The adoption of SOP 97-2 did not have a material impact on the Company's financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Company adopted the new Statement effective July 1, 1998. The Statement requires the Company to recognize all derivatives on the balance sheet at fair value. If the derivative meets the definition of a hedge and is so designated, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.

     In March 1998, the AICPA issued SOP 98-1, "Accounting For the Costs of Computer Software Developed For or Obtained For Internal-Use". The provisions of the SOP must be applied in financial statements for fiscal years beginning after December 15, 1998. The SOP will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal-use. The company currently expenses such costs as incurred. The Company has not yet assessed what the impact of the SOP will be on the Company's future earnings or financial position.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company's most significant estimates are related to contract accounting estimates used to recognize revenue under percentage of completion contracts. Actual results could differ from those estimates.

NOTE 3  RELATED-PARTY TRANSACTIONS

     The Company licenses software and provides computer systems integration and related services to several affiliates of a significant shareholder of the Company (the "affiliates"). Revenue from the affiliates totaled approximately $84,400, $100,500 and $78,500 in 1998, 1997 and 1996, respectively. Through
September 1997 the Company also paid royalties to the affiliates for the licensing of computer software. Royalty expense totaled approximately $3,400 and $4,000 in 1997 and 1996, respectively. Amounts due to the affiliates related to these royalties were $0 and $436 at September 30, 1998 and 1997, respectively, and were included in accounts payable and accrued expenses.

     On September 22, 1997, the Company purchased certain computer software and intellectual property rights from the affiliates for an aggregate amount of $40,000. As a result, the Company no longer pays royalties to the affiliates related to the purchased computer software. In process research and development, related to this transaction resulted in a nonrecurring charge of $1,800. The remainder has been capitalized as computer software and intellectual property rights.

     On September 22, 1997, the Company issued junior subordinated notes payable in the aggregate amount of $3,268 to certain persons affiliated with the investors party to the Share Subscription

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

Agreement referred to in Note 13. The notes bore an interest rate of 5.75 percent per annum and were originally due September 22, 1998. The notes were paid in March 1998.

     In January 1998, the Company issued $123,500 in principal amount of 10 percent subordinated notes to affiliates of certain shareholders which were party to the Conditional Investment Agreement referred to in Note 13. This amount was paid as described in Note 8.

     The Company leases office space in Israel on a month-to-month basis and purchases other miscellaneous support services from affiliates of certain shareholders. Amounts paid for rent and related maintenance and other miscellaneous support services were approximately $2,835, $2,900 and $2,260 for 1998, 1997 and 1996, respectively.

NOTE 4  COMPENSATING BALANCES

     The Company was required to maintain compensating cash balances of $574 at September 30, 1998 and 1997, relating to foreign currency contracts.

NOTE 5  EQUIPMENT, VEHICLES AND LEASEHOLD IMPROVEMENTS

     Components of equipment, vehicles and leasehold improvements, net are as follows:

                                                    1998       1997
                                                    ----       ----
Furniture and fixtures...........................  $ 6,852    $ 2,900
Computer equipment...............................   37,534     24,688
Vehicles furnished to employees..................   20,500     16,708
Leasehold improvements...........................   12,353      3,481
                                                   -------    -------
                                                    77,239     47,777
Less accumulated depreciation....................   30,835     19,490
                                                   -------    -------
                                                   $46,404    $28,287
                                                   =======    =======

     A subsidiary of the Company has entered into various leasing arrangements with a commercial bank of vehicles for periods of five years, carrying interest rates of LIBOR plus a varying interest rate of 0.7 percent to 1 percent (6.5 percent at September 30, 1998). The Company has accounted for these as capital leases. Capital lease payments, excluding interest, due over the next five years are as follows: $2,952 in 1999, $3,148 in 2000, $3,005 in 2001, $2,200 in 2002
and $862 in 2003.

NOTE 6  OTHER NONCURRENT ASSETS

     Other noncurrent assets consist of the following:

                                                    1998       1997
                                                    ----       ----
Funded personnel benefit costs...................  $13,622    $10,660
Computer software, net of amortization of $8,222
  in 1998, and $110 in 1997......................    3,778     11,890
Other............................................    3,155      2,793
                                                   -------    -------
                                                   $20,555    $25,343
                                                   =======    =======

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 7  INCOME TAXES

     The provision for income taxes consists of the following:

                                  YEAR ENDED SEPTEMBER 30,
                               ------------------------------
                                1998        1997       1996
                                ----        ----       ----
Current......................  $32,376    $ 29,695    $ 5,645
Deferred.....................   (1,991)    (11,868)     4,861
                               -------    --------    -------
                               $30,385    $ 17,827    $10,506
                               =======    ========    =======

     All income taxes are from continuing operations reported by the Company in the applicable taxing jurisdiction. Income taxes also include anticipated withholding taxes due on subsidiaries' earnings when paid as dividends to their parent company.

     Deferred income taxes are comprised of the following components:

                                                            1998       1997
                                                            ----       ----
DEFERRED ASSETS:
Unearned revenue.........................................  $ 5,849    $ 5,900
Accrued personnel costs..................................    7,027      6,621
Computer software and intellectual property..............    1,735      3,339
Warranty and maintenance accruals........................    2,184         --
Other....................................................    5,512      1,259
                                                           -------    -------
Total deferred assets....................................   22,307     17,119
                                                           -------    -------
DEFERRED LIABILITIES:
Anticipated withholdings on subsidiaries' earnings.......   (7,945)    (4,748)
                                                           -------    -------
Total deferred liabilities...............................   (7,945)    (4,748)
                                                           -------    -------
Net deferred assets......................................  $14,362    $12,371
                                                           =======    =======

     The effective income tax rate varied from the statutory Guernsey tax rate as follows:

                                          1998    1997    1996
                                          ----    ----    ----
Statutory Guernsey tax rate.............   20%     20%     20%
Guernsey tax-exempt status..............  (20)    (20)    (20)
Foreign taxes...........................   50*     75*     30
                                          ---     ---     ---
Effective income tax rate...............   50%     75%     30%
                                          ===     ===     ===

---------------
* In 1998 and 1997 the Company incurred tax expense on the income of its operations in various countries and sustained a loss in a tax jurisdiction in which the Company is tax exempt, which resulted in no tax benefit to offset the expense incurred. As a result, the Company's effective income tax rate is significantly greater than the 1996 effective rate.

  The Company's Israeli subsidiary, which accounts for approximately 31 percent of the Company's income before income taxes, enjoys tax benefits from Approved Enterprise status, as established under Israeli law. The benefits from this status begin phasing out in 1999.

  During 1997, the Company settled claims from various taxing authorities resulting in an increase in taxes paid and deferred tax assets. Included in other income (expense), net for the year ended

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  September 30, 1997 is approximately $3,000, representing interest on tax assessments relating to years prior to fiscal 1997.

     The Company's assumption is that it is more likely than not that all the net deferred tax assets will be realized through future taxable earnings.

NOTE 8  SHORT-TERM FINANCING ARRANGEMENTS

     Pursuant to a July 1998 agreement (which is an amendment to the December 1997 agreement discussed below) with a syndicate of banks, the Company may borrow up to $100,000 under a revolving line of credit. This agreement expires in June 2001. The Company borrowed $66,000 under the line of credit to refinance a facility from a commercial bank, and to repay $46,000 of the subordinated debt to affiliates of the shareholders as described below. The revolving line of credit bears a variable interest rate (6.5 percent at September 30, 1998). The credit agreement has various covenants which limit the Company's ability to make investments, incur debt, pay dividends and dispose of property. The Company is also required to maintain certain financial ratios as defined in the agreement. Except for vehicles, substantially all of the Company's assets have been pledged as security under the terms of the agreement. At September 30, 1998, the outstanding balance under this credit facility was $59,000.

     Under a credit agreement with the First International Bank of Israel, the Company's subsidiary in the State of Israel may borrow up to $40,000 under a short term credit line. At September 30, 1998, the outstanding balance was $32,565. The short term credit line bears a variable interest rate (6.7 percent at September 30, 1998).

     In addition, the Company has short term revolving credit line totaling $7,000 from the FIBI BANK (UK) plc. As of September 30, 1998, the Company used approximately $4,500 of this revolving credit facility to support outstanding letters of credit.

     The Company's financing transactions for the year are described below:

     On September 22, 1997, the Company issued junior subordinated notes payable in the aggregate amount of $3,268 to certain entities affiliated with the investors party to the Share Subscription Agreement referred to in Note 13. The notes bore an interest rate of 5.75 percent per annum, and were due September 22, 1998. The notes were paid in March 1998.

     In December 1997, certain direct and indirect subsidiaries entered into a credit agreement (the 1997 Credit Agreement) with several commercial banks, which provided for three separate term loans and a revolving credit facility. Term loans of $125,000 and $100,000 with variable interest rates and quarterly principal payments due through December 2002 and June 2004, respectively, and a $90,000 term loan with a variable interest rate and principal due in May 1998. In December 1997, the Company borrowed $315,000 under the term loans and placed such proceeds in a cash collateral account maintained by one of the commercial banks subject to the 1997 Credit Agreement. The release of the cash held in the cash collateral account was subject to the occurrence of certain events, as defined. The events were met in January 1998, and the cash held in the cash collateral account was released to the Company.

     In March 1998, the Company received the proceeds of the additional equity investment discussed in Note 13 totaling approximately $99,000 and used the proceeds to repay the term loan maturing in May 1998 and the short-term notes payable to related parties.

     In January 1998, the Company borrowed $20,000 under the revolving credit portion of the 1997 Credit Agreement and used the proceeds to prepay certain of the term loans. Amounts borrowed under the revolving credit facility bore a variable interest rate and were due December 5, 2002. This amount was repaid in July 1998 with the proceeds of the Company's $100,000 revolving credit facility.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The occurrence of certain qualifying events, as defined in the Conditional Investment Agreement as discussed in Note 13, also resulted in the issuance of unsecured long-term notes to affiliates of certain shareholders of the Company totaling $123,500, and a requirement for affiliates of certain shareholders to make an equity investment in the Company of approximately $99,000, subject to possible adjustment, as provided in the Conditional Investment Agreement. The long-term subordinated notes to affiliates carried an interest rate of 10 percent, payable quarterly with principal due September 2004. The proceeds of the long-term subordinated notes to affiliates were received in January 1998.

     On June 24, 1998 the Company used the proceeds from the initial public offering that was conducted on June 19, 1998 to repay $183,750 in outstanding term loans made in December 1997 and $49,000 out of the $123,500, 10 percent subordinated debt issued in January 1998.

     Subordinated debt to affiliates of the shareholders in the amount of $46,000 was repaid in July 1998 from the proceeds of the Company's revolving credit facility.

     Effective July 31, 1998, the Company extinguished the subordinated debt with cash flows from operations.

NOTE 9  OTHER NONCURRENT LIABILITIES

     Other noncurrent liabilities consist of the following:

                                            1998       1997
                                            ----       ----
Accrued personnel costs..................  $24,268    $18,507
Ordinary Shares subscription deposit.....       --      2,000
                                           -------    -------
                                           $24,268    $20,507
                                           =======    =======

NOTE 10  OTHER EXPENSE, NET

     Other expense, net consists of the following:

                                          YEAR ENDED SEPTEMBER 30,
                                       ------------------------------
                                         1998       1997       1996
                                         ----       ----       ----
Interest income......................  $  3,445    $   873    $   964
Interest expense.....................   (24,947)      (981)    (1,291)
Interest expense related to
  settlement of tax claims...........        --     (3,000)        --
Other, net...........................    (2,624)      (158)      (149)
                                       --------    -------    -------
                                       $(24,126)   $(3,266)   $  (476)
                                       ========    =======    =======

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 11  COMMITMENTS

     The Company leases office space in various countries in which it does business under non-cancelable operating leases. Future minimum lease payments required for the five-year period beginning October 1, 1998 are as follows:

         FOR THE YEAR ENDED SEPTEMBER 30,
         --------------------------------
1999...............................................  $ 9,700
2000...............................................   10,600
2001...............................................   10,300
2002...............................................    8,400
2003...............................................    7,400
                                                     -------
                                                     $46,400
                                                     =======

     Rent expense was approximately $8,000, $5,400 and $4,900 for 1998, 1997 and 1996, respectively. The lease agreement related to the Company's principal facilities in Israel, for which the Company has provided a $2,000 guarantee, includes a purchase option.

NOTE 12  EMPLOYEE BENEFITS

     The Company accrues severance pay for the employees of its Israeli operations in accordance with Israeli law and certain employment procedures on the basis of the latest monthly salary paid to these employees and the length of time that they have worked for the Israeli subsidiary. The severance pay liability, which is included in other noncurrent liabilities, is partially funded by amounts on deposit with insurance companies, which are included in other noncurrent assets. Most of the deposits were funded by the Israeli subsidiary. Severance pay expenses were approximately $7,100, $5,500 and $4,200 for 1998, 1997 and 1996, respectively.

     The Company sponsors a defined contribution benefit plan covering substantially all employees in the U.S., U.K., and Canada. The plan provides for Company matching contributions based upon a percentage of the employees' voluntary contributions. The Company's 1998, 1997 and 1996 plan contributions were not significant.

NOTE 13  CAPITAL TRANSACTIONS

     On June 19, 1998, the Company commenced an initial public offering of 18,000 Ordinary Shares at an offering price of $14 per share. Total net proceeds, after deduction of offering expenses and underwriting commissions, amounted to $234,190. The Company used these funds to repay interest and principal relating to $183,750 outstanding term loans made in December 1997 and $49,000 out of the $123,500 10 percent subordinated debt issued in January 1998.

     On July 17, 1998, pursuant to an over-allotment option granted by an existing shareholder of the Company to the underwriters involved with the Company's initial public offering, the underwriters elected to exercise their over-allotment option with respect to 1,344 nonvoting Ordinary Shares held by this shareholder. In accordance with the Company's Articles of Association, such nonvoting Ordinary Shares converted automatically into voting Ordinary Shares, upon their transfer.

     In May 1998, in contemplation of the Company's initial public offering, the Board of Directors took the following actions: (i) redeemed the outstanding Voting Shares at the par value thereof, (ii) amended the terms of the Ordinary Shares to create two classes: voting and non-voting; (iii) authorized 25,000 Preferred Shares, 500,000 Ordinary Shares and 50,000 non-voting Ordinary Shares; and (iv) declared a

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

stock split of 52-for-1 for each Ordinary Share outstanding. The rights of the two classes of Ordinary Shares are identical except as to voting rights and all of the outstanding non-voting Ordinary Shares are held by a principal shareholder of the Company. All references to the number of shares and earnings per share have been restated to reflect the stock split and the redemption of Voting Shares has been given retroactive effect.

     In March 1998, the Company issued 51,508 Ordinary Shares according to the September 1997 Conditional Investment Agreement discussed below. Total proceeds (net of $2,600 fees) amounted to approximately $96,448.

     In January 1998, the Company's Board of Directors declared dividends of $478,684 which were paid at that time. The dividends were financed by the proceeds of the long term loans, long term notes of affiliates of certain shareholders, and surplus working capital.

     In January 1998, the Company issued 36 additional Voting Shares at par value which were redeemed in May 1998 as discussed above and issued the contingently issuable 2,584 Ordinary Shares which were paid in advance in the amount of $2,000 in the 1995 Stock Subscription Agreements.

     On September 22, 1997, the Company entered into a Share Subscription Agreement, under which 11,072 Ordinary Shares and 990 Voting Shares and $3,268 principal amount of junior promissory notes were issued to certain investors. Also, on September 22, 1997, the Company entered into a Conditional Investment Agreement whereby such investors were obligated to purchase 51,508 Ordinary Shares of the Company in the second quarter 1998 for approximately $99,000, if the Company achieved certain financial performance targets. In addition, the Company entered into a note purchase agreement with certain affiliates of the investors to issue, at its election, up to $125,000 of long-term notes, with interest at 10 percent and payable in 2004 subject to the same financial targets in the Conditional Investment Agreement. In addition, the ownership percentages between shareholders will change if the Company attains certain financial performance targets through September 30, 1999.

NOTE 14  STOCK OPTION AND INCENTIVE PLAN

     In January 1998, the Company adopted the Amdocs Limited 1998 Stock Option and Incentive Plan ("the Plan"). Under the provisions of the Plan, 4,100 Ordinary Shares are available to be granted to officers, directors, employees and consultants. Subsequent to year end, the Company increased the number of Ordinary Shares available to be granted to 6,600 Ordinary Shares. Under the Plan, in January 1998, 1,651 options were granted to purchase Ordinary Shares at an exercise price of $1.92 per share, with vesting over four years and a term of 10 years. No compensation expense is recorded for these stock options as they were granted at an exercise price equal to the fair market value of the Ordinary Shares at the time of the grant.

     On June 19, 1998, under the plan, the Company granted an additional 855.4 options with the same exercise price, expiration date and vesting dates as the options granted in January 1998. The Company recorded unearned compensation expense totaling $10,333 as a separate component of shareholders' equity for the difference between the fair market value per share at the date of grant and the exercise price of $1.92. Additional Paid in Capital was increased by the same amount. The unearned compensation expense will be amortized ratably over the vesting period of 3.5 years.

     On June 19, 1998, options for 21 shares were granted to two non-employee directors at an exercise price equal to the market price of the Ordinary Shares on the grant date, with vesting over three years and a term of 10 years.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     On September 14, 1998, options for 1,000 shares were granted to employees at an exercise price of $8.75 which was equal to the market price of the Ordinary Shares on the grant date, with vesting over four and eight years and a term of 10 years.

     A summary of the Plan as of September 30, 1998, as well as changes during the year then ended, is presented below:

                                                               WEIGHTED
                                                  NUMBER OF    AVERAGE
                                                    SHARE      EXERCISE
                                                   OPTIONS      PRICE
                                                  ---------    --------
Outstanding as of beginning of year.............        --      $  --
Granted.........................................   3,527.4       3.93
Exercised.......................................        --         --
Forfeited.......................................      (7.8)      1.92
                                                   -------      -----
Outstanding as of end of year...................   3,519.6      $3.93
                                                   =======      =====

     The following table summarizes information about share options outstanding as of September 30, 1998:

                                                     EXERCISABLE AS OF
     OUTSTANDING AS OF SEPTEMBER 30, 1998           SEPTEMBER 30, 1998
----------------------------------------------   -------------------------
                         WEIGHTED
                          AVERAGE     WEIGHTED                  WEIGHTED
                         REMAINING    AVERAGE                    AVERAGE
EXERCISE    NUMBER      CONTRACTUAL   EXERCISE     NUMBER       EXERCISE
 PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE      PRICE
--------  -----------   -----------   --------   -----------    --------
   $1.92    2,498.6        9.25        $ 1.92         --         $   --
   14.00       21.0        9.75         14.00        5.3          14.00
    8.75    1,000.0          10          8.75         --             --

     The weighted average grant-date fair value of the 3,527.4 options granted during the year amounted to $6.12 per option. The Company utilized the Black-Scholes option pricing model to estimate fair value, utilizing the following assumptions for the year (all in weighted averages):

Risk-free interest rate.....................................   5.24%
Expected life of options (in years).........................    7.1
Expected annual volatility..................................  0.945
Expected dividend yield.....................................   None

     Had compensation cost for the Company's share option plans been determined based on fair value at the grant dates for awards made in 1998 under such plans in accordance with SFAS No. 123, the Company's pro forma net income and earnings per share for the year ended September 30, 1998 would have been as follows:

Pro forma net income.......................................  $29,455
Pro forma basic earnings per share.........................     0.19
Pro forma diluted earnings per share.......................     0.18

     All of the Company's stock options were granted during the year ended September 30, 1998. Accordingly, the impact of the stock options on pro forma net income and earnings per share does not reflect the annualized impact of such option grants.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 15  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                               1998        1997       1996
                                                               ----        ----       ----
Numerator:
Income before cumulative effect.............................  $30,384    $  5,876    $24,508
                                                              =======    ========    =======
Denominator:
  Denominator for basic earnings per share weighted average
     number of shares outstanding...........................  158,528     108,330    107,920
  Effect of dilutive contingently issuable shares...........       --       2,585      2,585
  Effect of dilutive stock options granted..................      914          --         --
                                                              -------    --------    -------
Denominator for dilutive earnings per share -- adjusted
  weighted average shares and assumed conversions...........  159,442     110,915    110,505
                                                              =======    ========    =======
Basic earnings per share....................................  $  0.19    $   0.05    $  0.23
                                                              =======    ========    =======
Diluted earnings per share..................................  $  0.19    $   0.05    $  0.22
                                                              =======    ========    =======

NOTE 16  SEGMENT INFORMATION AND SALES TO SIGNIFICANT CUSTOMERS

GEOGRAPHIC INFORMATION

     The following is a summary of revenue and long-lived assets by geographic area. Revenue is attributed to geographic region based on the location of the customers.

                                                                 YEAR ENDED SEPTEMBER 30,
                                                             --------------------------------
                                                               1998        1997        1996
                                                               ----        ----        ----
REVENUE
North America..............................................  $210,867    $185,119    $142,921
Australia..................................................    33,215      37,362      36,553
Europe.....................................................   109,752      32,642      30,763
Other......................................................    49,933      34,979       1,483
                                                             --------    --------    --------
Total......................................................  $403,767    $290,102    $211,720
                                                             ========    ========    ========
LONG-LIVED ASSETS
Israel*....................................................  $ 38,917    $ 26,779    $ 18,346
North America**............................................    30,441      39,771         ***
Other......................................................     7,378       2,402       1,794
                                                             --------    --------    --------
                                                             $ 76,736    $ 68,952    $ 20,140
                                                             ========    ========    ========

---------------
*   Primarily computers and vehicles.

**  Primarily computer software and intellectual property rights.

*** Less than 10 percent of total long-lived assets.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

REVENUE AND CUSTOMER INFORMATION

     Customer care and billing systems (CC&B) include systems for wireless, wireline and multiple-service or convergent network operators and service providers. Directory includes directory sales and publishing systems for publishers of both traditional printed yellow pages and white pages directories and electronic directories, such as Internet, kiosk and CD-ROM directories.

                                         YEAR ENDED SEPTEMBER 30,
                                     --------------------------------
                                       1998        1997        1996
                                       ----        ----        ----
CC&B...............................  $251,829    $166,335    $102,481
Directory..........................   151,938     123,767     109,239
                                     --------    --------    --------
Total..............................  $403,767    $290,102    $211,720
                                     ========    ========    ========

SALES TO SIGNIFICANT CUSTOMERS

     The following table summarizes the percentage of sales to significant customers (when they exceed 10 percent of total revenue for the year).

                                                               YEAR ENDED
                                                             SEPTEMBER 30,
                                                          --------------------
                                                          1998    1997    1996
                                                          ----    ----    ----
Southwestern Bell Communications Services Inc. and
  affiliates............................................   21%     35%     38%
BellSouth Telecommunications, Inc., and affiliates......   16       *       *
Telstra Corporation Ltd.................................    *      13      16

---------------
* less than 10 percent of total revenue

NOTE 17  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                          QUARTER ENDED
                                           --------------------------------------------
                                           SEPT 30,    JUNE 30,    MARCH 31,    DEC 31,
                                           --------    --------    ---------    -------
1998
Revenue..................................  $116,704    $106,497     $94,008     $86,558
Operating income.........................    26,104      22,821      19,125      16,845
Net income...............................    11,598       6,443       4,105       7,961
Basic earnings per share.................      0.06        0.04        0.03        0.06
Diluted earnings per share...............      0.06        0.04        0.03        0.06
1997
Revenue..................................  $ 87,987    $ 77,089     $62,489     $62,537
Operating income (loss)..................   (10,586)     13,363      12,179      12,013
Net income (loss)........................   (18,307)      7,378       8,236       8,569
Basic earnings (loss) per share..........     (0.17)       0.07        0.08        0.08
Diluted earnings (loss) per share........     (0.17)       0.07        0.07        0.08

     The fiscal quarter ended September 30, 1997 includes nonrecurring charges of $27,563.

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 18  FINANCIAL INSTRUMENTS

     Most of the Company's revenue and expenses are denominated in U.S. dollars. However, as the Company does business world-wide, the Company enters into various foreign exchange contracts in managing its foreign exchange risks. The derivative financial instruments are afforded hedge accounting treatment because they are effective in managing foreign exchange risks and are appropriately designated to the underlying exposures. The Company does not enter into derivative contracts for speculative purposes, nor is it a party to any leveraged derivative instrument. Through its foreign currency hedging activities, the Company seeks to minimize the risk that fair value of the sales of products and services and cash flow required for the Company's expenses denominated in a currency different from the functional currency will be affected by changes in exchange rates. Cash flow hedges protect the Company from fluctuations in expenses expected to be incurred in subsidiaries that operate in non U.S. dollar-based environments. Fair value hedges protect cash flows generated by firm commitments from customers who purchase services in non U.S. dollar-based currencies.

     For its qualifying fair value hedges, the fair value of the derivative instrument and firm commitment are recorded as assets and liabilities on the balance sheet. The change in the fair value of the forward contract related to the ineffective portion of the hedging contracts is recorded in Other expense, net. For the year ended September 30, 1998, this amounted to an expense of $98.

     For its qualifying cash flow hedges, the fair value of the derivative instrument is recorded as an asset or liability on the balance sheet. The change in fair value of the derivative instrument related to the ineffective portion of the hedging contracts is recorded in Other expense, net. For the year ended September 30, 1998, this amounted to income of $300. The remaining change in fair value is reported in Other comprehensive income and will be recorded into earnings, as a component of the line item which contains the hedged item in the same period the forecasted transactions affect earnings. It is expected that $634 of net unrealized losses included in Other comprehensive income at September 30, 1998 will be recognized during the period ended September 30, 1999. At September 30, 1998 the maximum length of time over which the Company is hedging its exposure to the variability of future cash flows is 4 years.

     At September 30, 1998, the Company had forward exchange contracts to exchange various foreign currencies for U.S. dollars. The value of New Israeli shekels and Australian dollars to be purchased was $121,868 and the value of Great Britain pounds, Austrian shillings, Japanese yen, and Canadian dollars to be sold is $60,599. The fair value of forward derivatives as of September 30, 1998 is $(4,671).

                                 AMDOCS LIMITED

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 19  SUBSEQUENT EVENT (UNAUDITED)

     On March 2, 1999, the Company entered into a combination agreement with Architel Systems Corporation (Architel). The Combination Agreement provides for a business combination in which holders of common shares of Architel will be entitled to receive 0.95 exchangeable shares of Architel for each common share of Architel held by them, and the Company would become the beneficial owner of all of Architel's common shares. Each exchangeable share of Architel will (1) be exchangeable for one ordinary voting share of the Company; (2) entitle its holder to receive dividends economically equivalent to dividends paid on ordinary voting shares of the Company; and (3) pursuant to a voting trust and exchange agreement in which a special voting share of the Company will be deposited, carry the right to vote at meetings of the shareholders of the Company and be entitled to participate in any liquidation of the Company on the same basis as holders of the Company's ordinary voting shares.

     The transaction contemplated by the Combination Agreement is intended to constitute a pooling of interests under U.S. GAAP and to be treated generally as a reorganization of capital for Canadian federal income tax purposes for those Architel shareholders who hold their Architel common shares as capital property to the extent exchangeable shares are received in exchange for Architel's common shares, and as a tax free reorganization for U.S. federal income tax purposes.

                                 AMDOCS LIMITED
                     CONSOLIDATED BALANCE SHEET (UNAUDITED)
                               DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS
Current assets:
  Cash and cash equivalents.................................        $ 18,129
  Accounts receivable, including unbilled of $14,030........         109,063
  Accounts receivable from related parties..................          19,530
  Deferred income taxes.....................................          16,026
  Prepaid expenses and other current assets.................          14,600
                                                                    --------
          Total current assets..............................         177,348
Equipment, vehicles and leasehold improvements, net.........          54,305
Deferred income taxes.......................................           7,224
Intellectual property rights................................          22,707
Other noncurrent assets.....................................          20,926
                                                                    --------
                                                                    $282,510
                                                                    ========
                 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................        $ 54,136
  Accrued personnel costs...................................          32,454
  Short-term financing arrangements.........................          75,708
  Unearned revenue..........................................          52,121
  Short-term portion of capital lease obligations...........           3,597
  Forward exchange contracts................................           5,782
  Income taxes payable and deferred income taxes............          23,253
                                                                    --------
          Total current liabilities.........................         247,051
Long-term forward exchange contracts........................           2,094
Long-term portion of capital lease obligations..............          11,217
Other noncurrent liabilities................................          24,733
Shareholders' equity (deficit):
  Preferred shares -- authorized 25,000 shares; L0.01 par
     value; 0 shares issued and outstanding.................              --
  Ordinary shares -- authorized 550,000 shares; L0.01 par
     value; 196,800 shares outstanding......................           3,149
  Additional paid-in capital................................         447,745
  Unrealized loss on derivative instruments.................          (3,626)
  Unearned compensation.....................................          (7,896)
  Accumulated deficit.......................................        (441,957)
                                                                    --------
          Total shareholders' deficit.......................          (2,585)
                                                                    --------
                                                                    $282,510
                                                                    ========

                            See accompanying notes.

                                 AMDOCS LIMITED
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1998       1997
                                                                  ----       ----
Revenue:
  License*..................................................    $ 15,040    $ 8,721
  Service*..................................................     116,385     77,837
                                                                --------    -------
                                                                 131,425     86,558
                                                                --------    -------
Operating expenses:
  Cost of license...........................................       1,323      3,212
  Cost of service*..........................................      75,915     50,133
  Research and development..................................       8,379      5,321
  Selling, general and administrative*......................      15,647     11,047
                                                                --------    -------
                                                                 101,264     69,713
                                                                --------    -------
Operating income............................................      30,161     16,845
                                                                --------    -------
Interest expense, net*......................................       1,315      2,323
Other expense (income), net.................................          72     (1,325)
                                                                --------    -------
                                                                   1,387        998
                                                                --------    -------
Income before income taxes..................................      28,774     15,847
Income taxes................................................       8,632      7,886
                                                                --------    -------
Net income..................................................    $ 20,142    $ 7,961
                                                                ========    =======
Basic earnings per share....................................    $   0.10    $  0.06
                                                                ========    =======
Diluted earnings per share..................................    $   0.10    $  0.06
                                                                ========    =======

---------------
* Includes the following income (expense) resulting from transactions with related parties for the three months ended December 31, 1998 and 1997, respectively: License revenue -- $100 and $210; service revenue -- $21,398 and $23,241; cost of service -- $500 and $709; selling, general and administrative -- $112 and $106; interest expense -- $0 and $51.

                            See accompanying notes.

                                 AMDOCS LIMITED
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS ENDED
                                                                    DECEMBER 31,
                                                                ---------------------
                                                                  1998        1997
                                                                  ----        ----
CASH FLOW FROM OPERATING ACTIVITIES
Net income..................................................    $ 20,142    $   7,961
Reconciliation of net income to net cash provided by
  operating activities:
  Depreciation..............................................       3,842        2,308
  Amortization..............................................       2,678        3,892
  Loss on sale of equipment.................................         179           60
  Deferred income taxes.....................................       1,438         (967)
Net changes in operating assets and liabilities:
  Accounts receivable.......................................     (38,635)     (13,074)
  Prepaid expenses and other current assets.................      (2,673)      (2,308)
  Other noncurrent assets...................................      (1,038)      (1,172)
  Accounts payable and accrued expenses.....................       9,043        5,342
  Forward exchange contracts................................       2,728           --
  Unearned revenue..........................................      22,880        6,536
  Income taxes payable......................................        (132)       4,563
  Other noncurrent liabilities..............................         465        1,416
  Unrealized loss on derivative instruments.................      (3,046)          --
                                                                --------    ---------
                                                                 (10,408)       1,303
                                                                --------    ---------
Net cash provided by operating activities...................      17,871       14,557
                                                                --------    ---------
CASH FLOW FROM INVESTING ACTIVITIES
Proceeds from sale of equipment, vehicles, and leasehold
  improvements..............................................         463          350
Payments for purchase of equipment, vehicles, and leasehold
  improvements..............................................      (8,893)      (2,332)
                                                                --------    ---------
Net cash used in investing activities.......................      (8,430)      (1,982)
                                                                --------    ---------
CASH FLOW FROM FINANCING ACTIVITIES
Payments under short-term finance arrangements..............     (95,650)     (27,483)
Borrowings under short-term finance arrangements............      79,793      122,925
Net proceeds from issuance of long-term debt................          --      220,606
Principal payments under capital lease obligations..........        (844)        (606)
Cash held in escrow.........................................          --     (315,000)
                                                                --------    ---------
Net cash (used in) provided by financing activities.........     (16,701)         442
                                                                --------    ---------
Net (decrease) increase in cash and cash equivalents........      (7,260)      13,017
Cash and cash equivalents at beginning of period............      25,389       53,732
                                                                --------    ---------
Cash and cash equivalents at end of period..................    $ 18,129    $  66,749
                                                                ========    =========
Supplementary Cash Flow Information Interest and income
  taxes paid Cash paid for:
Income taxes, net of refunds................................    $  7,368    $   4,445
Interest....................................................       1,435          207

NONCASH INVESTING AND FINANCING ACTIVITIES

     Capital lease obligations of $3,491 and $793 were incurred during the three months ended December 31, 1998 and 1997, respectively, when the Company entered into lease agreements for vehicles.

                            See accompanying notes.

                                 AMDOCS LIMITED
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 1  BASIS OF PRESENTATION

     Amdocs Limited (the "Company") is a leading provider of product-driven information system solutions to the telecommunications industry. The Company and its subsidiaries operate in one business segment, providing computer systems integration and related services for the telecommunications industry. The Company designs, develops, markets and supports computer software products and related services to telecommunications companies throughout the world.

     The unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of management, all adjustments considered necessary for a fair presentation of the unaudited interim consolidated financial statements have been included therein and are of a normal recurring nature. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for the full year. These statements, however, do not include all information and footnotes necessary for a complete presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. These statements should be read in conjunction with the Company's consolidated financial statements for the year ended September 30, 1998.

NOTE 2  ADOPTION OF NEW ACCOUNTING STANDARDS

     Effective October 1, 1998, the Company adopted the provisions of Statement of Position (SOP) 98-1, "Accounting For the Costs of Computer Software Developed or Obtained For Internal-Use". The SOP requires the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. In accordance with the SOP, the Company capitalized approximately $700 of internally developed software costs in the three-month period ended December 31, 1998.

NOTE 3  COMPREHENSIVE INCOME

     Effective October 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement 130), which established standards for the reporting and display of comprehensive income and its components. Comprehensive income represents the change in shareholders' equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity except those resulting from investments by owners and distributions to owners.

     The following table sets forth the reconciliation from net income to comprehensive income for the periods of:

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                                -------------------
                                                                  1998       1997
                                                                  ----       ----
Net income..................................................    $20,142     $7,961
Change in unrealized loss on derivative instruments, net of
  tax.......................................................     (2,131)        --
                                                                -------     ------
Comprehensive Income........................................    $18,011     $7,961
                                                                =======     ======

                                 AMDOCS LIMITED
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4  INCOME TAXES

     The provision for income taxes for the periods of:

                                                                THREE MONTHS ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1998       1997
                                                                 ----       ----
Current.....................................................    $7,194     $8,853
Deferred....................................................     1,438       (967)
                                                                ------     ------
                                                                $8,632     $7,886
                                                                ======     ======

     The effective income tax rate varied from the statutory Guernsey tax rate as follows for the periods of:

                                                                THREE MONTHS
                                                                   ENDED
                                                                DECEMBER 31,
                                                                ------------
                                                                1998    1997
                                                                ----    ----
Statutory Guernsey tax rate.................................     20%     20%
Guernsey tax-exempt status..................................    (20)    (20)
Foreign taxes...............................................     30      50*
                                                                ---     ---
Effective income tax rate...................................     30%     50%
                                                                ===     ===

---------------
* In fiscal 1998, the Company incurred tax expense on the income of its operations in various countries and sustained a loss in a tax jurisdiction in which the Company is tax-exempt, which resulted in no tax benefit to offset the expense incurred. As a result, the Company's effective income tax rate is significantly greater than the estimated fiscal 1999 effective tax rate.

NOTE 5  STOCK OPTION PLAN

     In November 1998, options to purchase 20 Ordinary Shares were granted to employees at an exercise price equal to the June 1998 grants ($1.92). In connection with this grant the Company recorded unearned compensation expense totaling $242 as a separate component of shareholders' equity for the difference between the fair market value per share at the date of grant and the exercise price of $1.92 per share. Additional paid-in capital was increased by the same amount. The unearned compensation will be amortized ratably over the vesting period of three years.

     In November 1998, options to purchase 70 Ordinary Shares were granted to employees at an exercise price of $13.69, which was equal to the fair market value per share at the date of grant, with vesting over four years and a term of ten years.

                                 AMDOCS LIMITED
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                 THREE MONTHS ENDED
                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1998        1997
                                                                  ----        ----
Numerator:
Net income..................................................    $ 20,142    $  7,961
                                                                ========    ========
Denominator:
Denominator for basic earnings per share -- weighted average
  shares....................................................     196,800     124,708
Effect of dilutive contingently issuable shares.............          --       2,584
Effect of dilutive stock options granted....................       2,105          --
                                                                --------    --------
Denominator for dilutive earnings per share -- adjusted
  average shares and assumed conversions....................    $198,905    $127,292
                                                                ========    ========
Basic earnings per share....................................    $   0.10    $   0.06
                                                                ========    ========
Diluted earnings per share..................................    $   0.10    $   0.06
                                                                ========    ========

                                AUDITORS' REPORT

To the Directors of
  ARCHITEL SYSTEMS CORPORATION

     We have audited the consolidated balance sheets of Architel Systems Corporation as at September 30, 1998 and 1997 and the consolidated statements of income and retained earnings and changes in financial position for each of the years in the three year period then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at September 30, 1998 and 1997 and the results of its operations and the changes in its financial position for each of the years in the three year period then ended in accordance with Canadian generally accepted accounting principles.

     Canadian generally accepted accounting principles differ in some respects from those applicable in the United States of America (Note 14).

/s/ DELOITTE & TOUCHE LLP
Chartered Accountants
Toronto, Ontario
November 9, 1998, (except Note 14(j), which is as of January 22, 1999).

                          ARCHITEL SYSTEMS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                               (CANADIAN DOLLARS)

                                                         AS AT           AS AT SEPTEMBER 30,
                                                      DECEMBER 31,    --------------------------
                                                          1998           1998           1997
                                                      ------------    -----------    -----------
                                                      (UNAUDITED)
ASSETS
CURRENT
  Cash and short-term investments...................  $32,315,106     $30,981,935    $34,186,808
  Accounts receivable (Note 2)......................   24,387,687      23,970,610      8,269,941
  Investment tax credit recoverable (Note 3)........    1,018,544       1,369,924        599,846
  Prepaid expenses..................................      805,686         599,307        262,198
                                                      -----------     -----------    -----------
                                                       58,527,023      56,921,776     43,318,793
CAPITAL ASSETS (NOTE 4).............................    6,518,635       5,701,595      3,562,392
DEFERRED INCOME TAXES...............................      762,105         731,120        528,180
INTANGIBLES (NOTE 12)...............................   26,961,859      32,359,664             --
                                                      -----------     -----------    -----------
                                                      $92,769,622     $95,714,155    $47,409,365
                                                      ===========     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
  Accounts payable and accrued liabilities..........  $10,491,040     $12,951,833    $ 2,793,779
  Income taxes payable..............................    2,909,965       2,193,123      2,264,727
  Deferred revenue..................................    2,632,398       1,921,376      1,809,431
                                                      -----------     -----------    -----------
                                                       16,033,403      17,066,332      6,867,937
                                                      -----------     -----------    -----------
SHAREHOLDERS' EQUITY
  Share capital (Note 5)............................   39,998,266      39,459,747     32,329,872
  Contributed surplus (Note 5)......................   28,655,744      28,655,744             --
  Retained earnings.................................    8,082,209      10,532,332      8,211,556
                                                      -----------     -----------    -----------
                                                       76,736,219      78,647,823     40,541,428
                                                      -----------     -----------    -----------
                                                      $92,769,622     $95,714,155    $47,409,365
                                                      ===========     ===========    ===========

Approved by the Board:

/s/ ANTHONY P. VAN MARKEN                   /s/ DAVID E. CURRY
------------------------------------------  ------------------------------------------
Anthony P. Van Marken                       David E. Curry
Director                                    Director

   The accompanying notes are an integral part of these financial statements

                          ARCHITEL SYSTEMS CORPORATION

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
                               (CANADIAN DOLLARS)

                         THREE MONTHS ENDED DECEMBER 31,        FOR THE YEARS ENDED SEPTEMBER 30,
                         -------------------------------    -----------------------------------------
                             1998               1997           1998           1997           1996
                         -------------      ------------    -----------    -----------    -----------
                                   (UNAUDITED)
REVENUE
  License fees.........   $12,639,942        $4,229,500     $26,407,285    $20,890,284    $12,455,239
  Services and other...    10,403,403         5,117,145      24,367,897     12,144,152      5,520,929
                          -----------        ----------     -----------    -----------    -----------
                           23,043,345         9,346,645      50,775,182     33,034,436     17,976,168
                          -----------        ----------     -----------    -----------    -----------
COST OF SALES
  License fees.........       565,515                --         574,790             --             --
  Services and other...     7,288,245         2,502,561      14,650,385      8,471,955      4,236,723
                          -----------        ----------     -----------    -----------    -----------
                            7,853,760         2,502,561      15,225,175      8,471,955      4,236,723
                          -----------        ----------     -----------    -----------    -----------
GROSS PROFIT...........    15,189,585         6,844,084      35,550,007     24,562,481     13,739,445
                          -----------        ----------     -----------    -----------    -----------
OPERATING EXPENSES
  General and
     administrative....     2,676,548         1,221,604       5,708,263      4,732,439      3,570,276
  Research and
     development (Note
     3)................     4,688,669         1,795,388       9,823,167      6,988,545      3,875,811
  Sales and
     marketing.........     3,153,386         1,736,433       8,713,131      5,488,040      2,208,526
  Royalties............            --                --              --      1,987,700      1,227,600
                          -----------        ----------     -----------    -----------    -----------
                           10,518,603         4,753,425      24,244,561     19,196,724     10,882,213
                          -----------        ----------     -----------    -----------    -----------
INCOME BEFORE INTEREST
  INCOME, AMORTIZATION
  OF INTANGIBLES AND
  INCOME TAXES.........     4,670,982         2,090,659      11,305,446      5,365,757      2,857,232
INTEREST INCOME........       426,700           487,358       1,958,699      1,773,090        984,990
AMORTIZATION OF
  INTANGIBLES..........    (5,397,805)               --      (5,620,369)            --             --
                          -----------        ----------     -----------    -----------    -----------
INCOME (LOSS) BEFORE
  INCOME TAXES.........      (300,123)        2,578,017       7,643,776      7,138,847      3,842,222
INCOME TAXES (NOTE
  6)...................     2,150,000         1,031,000       5,323,000      2,913,000      1,650,000
                          -----------        ----------     -----------    -----------    -----------
NET INCOME (LOSS) FOR
  THE PERIOD...........    (2,450,123)        1,547,017       2,320,776      4,225,847      2,192,222
RETAINED EARNINGS,
  BEGINNING OF
  PERIOD...............    10,532,332         8,211,556       8,211,556      3,985,709      1,793,487
                          -----------        ----------     -----------    -----------    -----------
RETAINED EARNINGS, END
  OF PERIOD............   $ 8,082,209        $9,758,573     $10,532,332    $ 8,211,556    $ 3,985,709
                          ===========        ==========     ===========    ===========    ===========
EARNINGS (LOSS) PER
  SHARE (NOTE 7)
BASIC..................   $     (0.16)       $     0.12     $      0.17    $      0.34    $      0.21
                          ===========        ==========     ===========    ===========    ===========
FULLY DILUTED..........   $     (0.16)       $     0.11     $      0.17    $      0.32    $      0.20
                          ===========        ==========     ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements

                          ARCHITEL SYSTEMS CORPORATION

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                               (CANADIAN DOLLARS)

                                  THREE MONTHS ENDED DECEMBER 31,       FOR THE YEARS ENDED SEPTEMBER 30,
                                  --------------------------------   ----------------------------------------
                                       1998              1997            1998          1997          1996
                                  --------------    --------------   ------------   -----------   -----------
                                            (UNAUDITED)
NET INFLOW (OUTFLOW) OF CASH
  RELATED
  TO THE FOLLOWING ACTIVITIES:
OPERATING
Net income (loss) for the
  period........................   $(2,450,123)      $ 1,547,017     $  2,320,776   $ 4,225,847   $ 2,192,222
Add back: items not affecting
  cash
  Amortization -- capital
     assets.....................       581,493           382,143        2,147,113     1,548,515       924,581
                 -- intangibles...    5,397,805               --        5,620,369            --            --
                 -- royalty.....            --                --               --     1,912,700       997,300
  Deferred income taxes.........       (30,985)           54,015         (202,940)      166,060       210,060
                                   -----------       -----------     ------------   -----------   -----------
                                     3,498,190         1,983,175        9,885,318     7,853,122     4,324,163
Change in non-cash working
  capital items.................    (1,305,005)         (430,057)     (11,086,706)      448,684    (2,161,143)
                                   -----------       -----------     ------------   -----------   -----------
                                     2,193,185         1,553,118       (1,201,388)    8,301,806     2,163,020
                                   -----------       -----------     ------------   -----------   -----------
INVESTING
Purchase of capital assets......    (1,398,533)         (351,785)      (3,439,574)   (1,902,365)   (3,069,305)
Acquisition of Accugraph
  Corporation (Note 12).........            --                --      (34,349,530)           --            --
                                   -----------       -----------     ------------   -----------   -----------
                                    (1,398,533)         (351,785)     (37,789,104)   (1,902,365)   (3,069,305)
                                   -----------       -----------     ------------   -----------   -----------
FINANCING
Issuance of common shares.......       538,519           257,075       35,785,619        70,770    30,621,924
Royalty payment.................            --                --               --            --    (3,000,000)
Repayment of principal portion
  of obligations under capital
  leases........................            --                --               --            --        (6,871)
                                   -----------       -----------     ------------   -----------   -----------
                                       538,519           257,075       35,785,619        70,770    27,615,053
                                   -----------       -----------     ------------   -----------   -----------
NET CASH INFLOW (OUTFLOW).......     1,333,171         1,458,408       (3,204,873)    6,470,211    26,708,768
CASH AND SHORT-TERM INVESTMENTS,
  BEGINNING OF PERIOD...........    30,981,935        34,186,808       34,186,808    27,716,597     1,007,829
                                   -----------       -----------     ------------   -----------   -----------
CASH AND SHORT-TERM INVESTMENTS,
  END OF PERIOD.................   $32,315,106       $35,645,216     $ 30,981,935   $34,186,808   $27,716,597
                                   ===========       ===========     ============   ===========   ===========

   The accompanying notes are an integral part of these financial statements

                          ARCHITEL SYSTEMS CORPORATION

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

1.   ACCOUNTING POLICIES

     These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and include the accounts of the Company and its wholly-owned subsidiaries. Amounts are expressed in Canadian dollars. These principles conform with accounting principles in the United States, except as described in Note 14.

CASH AND SHORT-TERM INVESTMENTS

     Cash and short-term investments consist of cash and fixed income investments. Short-term investments are carried at the lower of amortized cost and market.

CAPITAL ASSETS

     Capital assets are stated at cost less accumulated amortization.

     Amortization is recorded using the following rates and methods:

Computer equipment..........................................  2 years straight-line
Computer software...........................................  2 years straight-line
Furniture and equipment.....................................  20% per annum declining balance
Leasehold improvements......................................  Over term of lease

INTANGIBLES

     Intangible assets include amounts allocated to the fair value of customer lists, research and development in process, acquired technology, and goodwill on acquisition. These intangibles are being amortized on a straight-line basis over their estimated useful lives as follows:

Customer lists..............................................  9 months
Research and development in process.........................  18 months
Acquired technology.........................................  24 months
Goodwill....................................................  24 months

     The Company regularly reviews the carrying values of intangibles to assess their recoverability from future earnings. If recoverability is not assured, the intangibles are written down to their net recoverable value.

INCOME TAXES

     The Company provides for income taxes based on accounting income using the deferral method. Deferred income taxes primarily comprise the difference between the accounting and tax value of capital assets, and the tax benefits arising from the Company's initial public offering. Under this method, taxes are computed using current tax rates regardless of when such income is subject to taxes under tax laws. The resulting deferred tax balances, are not adjusted for any subsequent changes in tax rates.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

RECOGNITION OF REVENUE

     License fees are generally recognized using either the percentage of completion method or on a contract milestone basis. The percentage of completion method is generally used where significant development of the licensed software product is required, or when acceptance of the licensed software product is dependent upon acceptance of related services. Recognition on contract milestones generally applies where minimal or no development of the licensed software product is required. Where the percentage of completion method is used, revisions to cost and profit estimates made during the course of work are reflected in the period in which the change is known. Provision is made in full for any anticipated loss when the estimate of total costs on a contract indicates a loss.

     Services and other revenue, which consists of professional services revenue, product support revenue, and commissions earned from a third party software vendor, is recognized in the period in which the work is performed or commission earned. Certain contracts contain incentive provisions based on achieving performance milestones. These awards are included in income when realized.

     Deferred revenue represents billings in advance of the services provided.

     Accrued revenue for contracts in progress, included under accounts receivable, represents goods and services delivered or performed but not billed.

RESEARCH AND DEVELOPMENT COSTS AND INVESTMENT TAX CREDITS

     Research costs are expensed as incurred.

     Development costs are expensed as incurred unless they meet the generally accepted accounting criteria for deferral and there is reasonable assurance they will be recovered. In the periods disclosed, all development costs have been expensed as incurred.

     Investment tax credits are recognized as a reduction of research and development costs when there is reasonable assurance that they will be realized.

USE OF ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods presented. In particular, revenue recognition using the percentage of completion method requires the use of estimates of costs to complete projects. Actual results could differ from the estimates made by management.

FOREIGN CURRENCY TRANSLATION

     The financial statements of the Company's foreign subsidiaries, all of which are considered to be operationally dependent upon the Company, are translated using the temporal method. Under this method, revenues and expenses are translated at rates in effect on the transaction date. Monetary assets and liabilities are translated at the rate of exchange at the balance sheet date. Non-monetary assets and liabilities are translated at historical exchange rates. Exchange gains and losses on translation are included in the Consolidated Statements of Income under General and Administrative expenses.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

2.   ACCOUNTS RECEIVABLE

                                                          AS AT           AS AT SEPTEMBER 30,
                                                       DECEMBER 31,    -------------------------
                                                           1998           1998           1997
                                                       ------------       ----           ----
                                                       (UNAUDITED)
Billed receivables.................................    $ 9,485,772     $14,002,101    $3,566,859
Accrued revenue for contracts in progress..........     14,901,915       9,968,509     4,703,082
                                                       -----------     -----------    ----------
                                                       $24,387,687     $23,970,610    $8,269,941
                                                       ===========     ===========    ==========

3.   INVESTMENT TAX CREDIT RECOVERABLE

     For the years ended September 30, 1998, 1997, and 1996 investment tax credits in the amount of $585,000, $283,000 and $209,000 respectively have been recognized as a reduction of research and development expenses. For the three month periods ended December 31, 1998 and 1997, $75,000 and $40,000 respectively, have been recognized as a reduction of research and development expenses.

4.   CAPITAL ASSETS

                                                                 AS AT DECEMBER 31, 1998
                                                        -----------------------------------------
                                                                       ACCUMULATED      NET BOOK
                                                           COST        AMORTIZATION      VALUE
                                                           ----        ------------     --------
                                                                       (UNAUDITED)
Computer equipment..................................    $ 4,501,396     $3,046,395     $1,455,001
Computer software...................................      3,388,775      1,893,426      1,495,349
Furniture and equipment.............................      3,168,948      1,000,085      2,168,863
Leasehold improvements..............................      1,826,060        426,638      1,399,422
                                                        -----------     ----------     ----------
                                                        $12,885,179     $6,366,544     $6,518,635
                                                        ===========     ==========     ==========

                                                                AS AT SEPTEMBER 30, 1998
                                                        -----------------------------------------
                                                                       ACCUMULATED      NET BOOK
                                                           COST        AMORTIZATION      VALUE
                                                           ----        ------------     --------
Computer equipment..................................    $ 3,803,010     $2,819,926     $  983,084
Computer software...................................      2,948,307      1,701,196      1,247,111
Furniture and equipment.............................      2,913,250        893,078      2,020,172
Leasehold improvements..............................      1,822,080        370,852      1,451,228
                                                        -----------     ----------     ----------
                                                        $11,486,647     $5,785,052     $5,701,595
                                                        ===========     ==========     ==========

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

                                                                 AS AT SEPTEMBER 30, 1997
                                                         ----------------------------------------
                                                                       ACCUMULATED      NET BOOK
                                                            COST       AMORTIZATION      VALUE
                                                            ----       ------------     --------
Computer equipment...................................    $2,734,355     $1,890,430     $  843,925
Computer software....................................     1,600,580        998,295        602,285
Furniture and equipment..............................     1,753,310        554,307      1,199,003
Leasehold improvements...............................     1,112,085        194,906        917,179
                                                         ----------     ----------     ----------
                                                         $7,200,330     $3,637,938     $3,562,392
                                                         ==========     ==========     ==========

5.   SHARE CAPITAL

    Authorized
      Unlimited number of common shares.........................
      Unlimited number of preferred shares, issuable in
         series.................................................

     Changes to issued share capital are as follows:

                                                                   NUMBER OF
                                                                    COMMON
                                                                    SHARES         AMOUNT
                                                                   ---------       ------
    Issued and outstanding at September 30, 1996................   12,340,144    $32,259,102
    Issue of shares for cash under the Flexible Share Incentive
      Plan, net of repurchases..................................      215,400         64,620
    Issue of shares for cash under the 1996 Stock Option Plan...          750          6,150
                                                                  -----------    -----------
    Issued and outstanding at September 30, 1997................   12,556,294     32,329,872
                                                                  -----------    -----------
    Issue of shares for cash under the Flexible Share Incentive
      Plan, net of repurchases..................................       54,800         16,440
    Issue of shares for cash under the 1996 Stock Option Plan...      212,844      1,916,859
    Issue of shares on acquisition of Accugraph Corporation.....    2,246,040      5,011,840
    Issue of shares for cash under the Accugraph 1996 Stock
      Option Plan...............................................       10,832        159,335
    Issue of shares for cash under the Accugraph Key Employee
      Stock Option Plan.........................................        1,803         25,401
                                                                  -----------    -----------
    Issued and outstanding at September 30, 1998................   15,082,613     39,459,747
                                                                  -----------    -----------
                                                                  (UNAUDITED)
    Issue of shares for cash under the 1996 Stock Option Plan...       69,649        529,145
    Issue of shares for cash under the Accugraph 1996 Stock
      Option Plan...............................................          555          9,374
                                                                  -----------    -----------
    Issued and outstanding at December 31, 1998.................   15,152,817    $39,998,266
                                                                  ===========    ===========

          a) Contributed surplus of $28,655,744 includes the excess of the share consideration over the stated share capital on the acquisition of Accugraph Corporation (Note 12) in the amount of $27,555,744, and the tax benefit from US employees exercising stock options in the amount of $1,100,000.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

          b) The Company has adopted, or assumed in the Accugraph acquisition, the following stock incentive arrangements, under which options to purchase shares have been granted to directors, officers, employees and/or consultants:

             (i) the Flexible Share Incentive Plan;

             (ii) the 1996 Stock Option Plan;

             (iii) the Accugraph Corporation 1992 Directors and Officers Stock Option Plan;

             (iv) the Accugraph Corporation Key Employee Stock Option Plan; and

             (v) the Accugraph Corporation 1996 Stock Option Plan.

     Options outstanding under the Accugraph plans, as at the acquisition date, were converted to equivalent options to purchase Architel shares using an exchange ratio of 0.0833 of an Architel share for every Accugraph share, with an equivalent adjustment to the exercise price.

     The following options are outstanding as at September 30, 1998:

                                                                    OPTIONS      WEIGHTED AVERAGE
                                                                  OUTSTANDING     EXERCISE PRICE
                                                                  -----------    ----------------
    Flexible Share Incentive Plan.............................        64,400          $ 0.30
    1996 Stock Option Plan....................................     1,519,002           11.85
    Accugraph Corporation 1992 Directors and Officers Stock
      Option Plan.............................................         5,831           35.99
    Accugraph Corporation Key Employee Stock Option Plan......        23,548           31.78
    Accugraph Corporation 1996 Stock Option Plan..............        79,874           14.76
                                                                  ----------          ------
                                                                   1,692,655          $11.91
                                                                  ==========          ======

     Subsequent to September 30, 1998, the Company issued additional options to purchase common shares under the 1996 Stock Option Plan as follows:

                                                                    NUMBER OF    EXERCISE
                           DATE OF GRANT                             OPTIONS      PRICE
                           -------------                            ---------    --------
    October 1, 1998.............................................     193,103      $ 9.70
    November 1, 1998............................................      34,250       14.75
    December 1, 1998............................................      43,650       17.50
    January 4, 1999.............................................      26,650       20.00
    February 1, 1999............................................      18,350       23.95
    March 1, 1999...............................................      43,450       22.75
                                                                    --------
    Total.......................................................     359,453
                                                                    ========

     In addition to the number of options outstanding at September 30, 1998 and granted subsequent to year end, 468,598 options are available for future issuance under the 1996 Stock Option Plan. No further options will be issued under any of the other plans.

     Options under the Flexible Share Incentive Plan were granted in January 1995, are fully vested as at September 30, 1998 and can be exercised until January 1, 2005. Options under the 1996 Stock Option

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

Plan are granted with an exercise price not less than the market price of the common shares at the date of grant, generally vest over a three or four year period from the date of grant and expire 10 years from the date of grant. Options under the Accugraph Corporation 1992 Directors and Officers Stock Option Plan are fully vested as at September 30, 1998 and have a variety of expiry dates ending no later than May 2001. Options under the Accugraph Corporation Key Employee Stock Option Plan have a variety of vesting schedules and expiry dates ending no later than January 2002. Options under the Accugraph Corporation 1996 Stock Option Plan have a variety of vesting schedules and expiry dates ending no later than April 2005.

6.   INCOME TAXES

                                                                       THREE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1998          1997
                                                                       ----          ----
                                                                          (UNAUDITED)
    Current.....................................................    $2,235,000    $1,031,000
    Deferred....................................................       (85,000)           --
                                                                    ----------    ----------
                                                                    $2,150,000    $1,031,000
                                                                    ==========    ==========

                                                               YEARS ENDED SEPTEMBER 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                            ----          ----          ----
    Current..........................................    $5,742,000    $2,963,000    $1,517,000
    Deferred.........................................      (419,000)      (50,000)      133,000
                                                         ----------    ----------    ----------
                                                         $5,323,000    $2,913,000    $1,650,000
                                                         ==========    ==========    ==========

     Income tax expense, including both the current and deferred portions, varies from amounts which would be computed by applying the Company's combined statutory income tax rate as follows:

                                                                       THREE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1998          1997
                                                                       ----          ----
                                                                          (UNAUDITED)
    Combined rate of income taxes at 44.62% (1997 -- 44.62%)....    $ (134,000)   $1,150,000
    Increase (decrease) resulting from:
      Amortization of intangibles...............................     2,408,000            --
      Other permanent differences...............................        51,000        11,000
      Effect of lower tax rate on foreign income................       (92,000)      (81,000)
      Other.....................................................       (83,000)      (49,000)
                                                                    ----------    ----------
                                                                    $2,150,000    $1,031,000
                                                                    ==========    ==========

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

                                                               YEARS ENDED SEPTEMBER 30,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                            ----          ----          ----
Combined rate of income taxes at 44.62%
  (1997 -- 44.62%, 1996 -- 44.62%)...................    $3,411,000    $3,185,000    $1,714,000
Increase (decrease) resulting from:
  Amortization of intangibles........................     2,506,000            --            --
  Other permanent differences........................        85,000        52,000        33,000
  Effect of lower tax rate on foreign income.........      (310,000)     (200,000)      (24,000)
  Benefit of loss carry forward......................      (257,000)           --            --
  Other..............................................      (112,000)     (124,000)      (73,000)
                                                         ----------    ----------    ----------
                                                         $5,323,000    $2,913,000    $1,650,000
                                                         ==========    ==========    ==========

     At September 30, 1998, the Company had accumulated losses and timing differences for tax purposes of approximately $800,000 which have not been recognized in these financial statements, and are available to be applied against future taxable income until 2004.

7.   EARNINGS PER SHARE

     Basic earnings per share are calculated using the weighted monthly average number of common shares outstanding during the periods.

     Fully diluted earnings per share are calculated under the assumption that all dilutive share options outstanding at the end of the period had been exercised at the later of the beginning of the period and the date of grant.

8.   COMMITMENTS AND CONTINGENCIES

     a) The Company and its subsidiaries have obligations under long-term leases for office facilities and equipment. The future minimum lease payments under these operating leases at September 30, 1998 and at December 31, 1998, for the fiscal years ending September 30, are as follows:

                                                                   AS AT            AS AT
                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1998            1998
                                                                ------------    -------------
                                                                (UNAUDITED)
1999........................................................     $2,909,918      $3,315,259
2000........................................................      3,221,782       2,658,433
2001........................................................      2,704,265       2,238,327
2002........................................................      2,347,122       1,934,342
2003........................................................      2,213,537       1,819,473
Thereafter..................................................      2,874,160       2,092,377

     b) The Company and its subsidiaries face the possibility of routine litigation incidental to its business, and to assessment and reassessment of income and other taxes by various taxing authorities. The Company believes it has provided adequately for these matters and accordingly their ultimate disposition will not have a material affect on its consolidated earnings or financial position.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

9.   LINE OF CREDIT

     The Company has an available line of credit of $1,000,000 with its bankers that is secured by accounts receivable, a general security agreement and a specific first charge over intellectual property.

10. SEGMENTED INFORMATION

     The Company operates principally in the design, development and support of advanced operations support systems for the global telecommunications industry. The results of the Company's operations are not measured by country or region, accordingly geographic segments have not been provided. The distribution of sales by ultimate customer is as follows:

                                                      THREE MONTHS ENDED DECEMBER 31,
                                                      --------------------------------
                                                         1998                  1997
                                                         ----                  ----
                                                      (UNAUDITED)           (UNAUDITED)
    Canada.........................................   $ 1,284,000    5.6%   $1,620,000   17.3%
    US, Carribean and Mexico.......................    13,741,000   59.6%    6,993,000   74.8%
    Europe.........................................     7,719,000   33.5%      229,000    2.5%
    Asia Pacific...................................       299,000    1.3%      504,000    5.4%
                                                      -----------           ----------
                                                      $23,043,000    100%   $9,346,000    100%
                                                      ===========           ==========

                                               YEARS ENDED SEPTEMBER 30,
                                -------------------------------------------------------
                                   1998                  1997                  1996
                                   ----                  ----                  ----
    Canada...................   $ 6,330,000   12.5%   $ 2,233,000    6.8%   $ 2,737,000   15.2%
    US and Carribean.........    28,604,000   56.3%    29,333,000   88.8%    11,919,000   66.4%
    Europe...................    14,929,000   29.4%       877,000    2.7%       256,000    1.4%
    Asia Pacific.............       912,000    1.8%       591,000    1.8%     3,064,000   17.0%
                                -----------           -----------           -----------
                                $50,775,000    100%   $33,034,000    100%   $17,976,000    100%
                                ===========           ===========           ===========

11. FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The carrying value for all financial instruments approximate fair value with the following exception:

                                                                      AS AT DECEMBER 31, 1998
                                                                   -----------------------------
                                                                   CARRYING VALUE    FAIR VALUE
                                                                   --------------    ----------
                                                                            (UNAUDITED)
    Financial Assets
    Cash and short-term investments............................     $32,315,106      $33,006,687
                                                                    ===========      ===========

                                            AS AT SEPTEMBER 30, 1998       AS AT SEPTEMBER 30, 1997
                                          ----------------------------   ----------------------------
                                          CARRYING VALUE   FAIR VALUE    CARRYING VALUE   FAIR VALUE
                                          --------------   ----------    --------------   ----------
    Financial Assets
    Cash and short-term investments....    $30,981,935     $31,705,363    $34,186,808     $35,177,937
                                           ===========     ===========    ===========     ===========

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

     The estimated fair values of cash and short-term investments include the unrealized gains on investments held. The estimates are not necessarily indicative of the amounts the Company could potentially realize in a current market exchange.

FOREIGN EXCHANGE RISK

     The Company maintains its accounts in Canadian dollars. However a portion of its operations are located in other foreign jurisdictions, and its products are priced in foreign currencies. Therefore, the Company is subject to foreign currency fluctuations which may, from time to time, affect its profitability and cash flow.

INTEREST RISK

     Surplus cash is invested according to the Company's investment policy, which states the primary objective as the preservation of capital. Investment credit risk is managed by limitations on the grade of securities, diversification of issuers and limitations on terms to maturity. The Company is subject to interest rate risk in the form of varying rates of return on its investment portfolio.

CREDIT RISK

     Accounts receivable from four customers represents 59% of total accounts receivable at September 30, 1998, two customers represented 65% of total accounts receivable at September 30, 1997, and five customers represented 62% of total accounts receivable at December 31, 1998. The Company believes that there is minimal risk associated with the collection of these amounts, as such amounts are receivable from large established telecommunication companies. The balance of accounts receivable is widely distributed among other customers.

12. ACQUISITION

     On June 29, 1998 the Company acquired all of the issued and outstanding shares of Accugraph Corporation (a Canadian Corporation), pursuant to a plan of arrangement between the Company and the holders of the aforementioned shares. The acquisition is being accounted for under the purchase method of accounting, and as such the consolidated statements of income include the results of operations from the date of acquisition. Accugraph Corporation's business included the development, sale and support of operations support systems used in the global telecommunications industry.

     As consideration, the Company issued 2,246,040 common shares valued at $14.50 per share, being an average of the market value of the Company's common shares over the period immediately prior to June 29, 1998.

     The purchase price was determined as follows:

    Share consideration given...................................    $32,567,584
    Transaction and integration costs...........................      1,781,946
                                                                    -----------
                                                                    $34,349,530
                                                                    ===========

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

     The purchase price was allocated as follows:

    Current assets..............................................    $ 6,705,674
    Non-current assets..........................................        627,742
    Liabilities.................................................    (10,963,919)
    Customer lists..............................................      1,097,920
    Research and development in process.........................     11,335,440
    Acquired technology.........................................     18,166,780
    Goodwill....................................................      7,379,893
                                                                    -----------
                                                                    $34,349,530
                                                                    ===========

     As at December 31, 1998 and September 30, 1998, there was accumulated amortization of intangibles totaling $11,018,174 and $5,620,369 respectively.

13. YEAR 2000

     The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Company, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

14. UNITED STATES ACCOUNTING PRINCIPLES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects, with those in the United States ("U.S. GAAP") during the periods presented except with respect to the following:

          (a) The definition of cash used in the accompanying statements of changes in financial position includes cash and short-term deposits. Under U.S. GAAP, cash would exclude short-term deposits with original maturities in excess of 90 days. Changes in short-term deposits with original maturities in excess of 90 days would be presented as investing activities. Under U.S. GAAP, for the years ended September 30, 1998, 1997 and 1996, and the three month periods ended December 31, 1998 and 1997 cash as defined above would be $3,666,926, $7,634,295, $2,729,733, $8,568,434, and
     $6,697,449 respectively. Cash used in investing activities would increase (decrease) by $762,496, $1,565,649, $24,986,864, $(3,568,337) and
     $2,395,254 respectively.

          (b) Under Canadian GAAP, there is no requirement to record compensation on the issue of stock options to employees, consultants or directors. Under U.S. GAAP APB No. 25, compensation equal to the difference between the market price of the stock and the exercise price of the option is recorded as an expense over the period of vesting of the option, with a corresponding increase to additional paid in capital, a component of shareholders' equity. Accordingly, for U.S. GAAP purposes, for the years ended September 30, 1998, 1997 and 1996, and for the three month periods ended December 31, 1998 and 1997, net income would be decreased by $715,648, $749,257, $1,162,726,

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

     $nil, and $151,089 respectively. The compensation effect on fiscal years prior to 1996 would result in a decrease in retained earnings of $902,844 and an increase in additional paid in capital of $902,844. Additional paid in capital would be increased at September 30, 1998, 1997 and 1996, and for the three month periods ended December 31, 1998 and 1997 by $3,530,475, $2,814,827, $2,065,570, $3,530,475 and $2,965,916 respectively.

          (c) In accordance with Canadian GAAP, it is the Company's policy to capitalize and amortize acquired in process research and development. Under U.S. GAAP, acquired in process research and development is expensed. Therefore, for U.S. GAAP purposes, for the years ended September 30, 1998, 1997 and 1996, and for the three month periods ended December 31, 1998 and 1997 amortization of intangibles would increase by and net income would decrease by $9,321,474, $nil, $nil, $nil and $nil respectively.

          (d) The following additional disclosures are required in the financial statements under U.S. GAAP:

             (i) Interest paid during the years ended September 30, 1998, 1997, and 1996, and for the three month periods ended December 31, 1998 and 1997 was $38,658, $nil, $69,437, $nil, and $nil respectively.

             (ii) Allowances for doubtful accounts on accounts receivable as at September 30, 1998 and 1997 and as at December 31, 1998 are $1,622,591, $22,255, and $1,203,423 respectively.

             (iii) Accrued liabilities and other non-trade payables included in accounts payable as at September 30, 1998 and 1997, and as at December 31, 1998 were $10,504,262, $2,319,147 and $8,333,736 respectively.

             (iv) Foreign exchange gains for the years ended September 30, 1998, 1997, and 1996, and for the three month periods ended December 31, 1998 and 1997 are $1,071,751, $116,590, $11,881, $175,073, $217,890
        respectively.

             (v) Investment tax credits which were credited to research and development expenses under Canadian GAAP would instead be credited to the income tax provision under U.S. GAAP. For the years ended September 30, 1998, 1997 and 1996, and for the three month periods ended December 31, 1998 and 1997, $585,000, $283,000, $209,000, $75,000 and $40,000
        respectively would be credited to the income tax provision.

          (e) Under U.S. GAAP, the Company would have adopted the SFAS No. 109, Accounting for Income Taxes. In accordance with SFAS No. 109, income taxes reflect the impact of net operating loss carry forwards, general business credit carry forwards, and temporary differences between values recorded for assets and liabilities for financial reporting purposes and values utilized for measurement in accordance with income tax laws. Under Canadian GAAP, tax benefits would arise from US employees exercising stock options for the years ended September 30, 1998, 1997 and 1996, and for the three month periods ended December 31, 1998 and 1997. For the year ended September 30, 1998, $1,100,000, and $nil for all other periods respectively, has been included in contributed surplus. Under U.S. GAAP, as at September 30, 1998, and 1997, and as at December 31, 1998 $nil, $205,000, and $nil respectively, would have been recorded as adjustments to additional paid in capital. Under U.S. GAAP, the purchase price allocated to customer lists and acquired technology, on the acquisition of Accugraph Corporation, would be tax effected. This would result in deferred tax liabilities with an offset to goodwill in the amount of $8,100,000 at June 29, 1998. In addition, under U.S. GAAP, the benefit of loss carry forwards not previously recognized on acquisition would result in

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

     an adjustment to goodwill. During the year ended September 30, 1998, tax benefits of $257,000 in excess of those recorded at the acquisition date were realized.

          (f) In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income. Implementation of SFAS 130 is required for the Company's 1999 fiscal year. SFAS No. 130 establishes standards for the reporting of all components of comprehensive income. The Company will adopt the provisions of SFAS No. 130 on a comparative basis.

          In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Implementation of SFAS 131 is required for the Company's 1999 fiscal year. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information regarding those segments. The Company continues to evaluate the impact of the new requirement.

     (g) The following table reconciles net income for the years in accordance with U.S. GAAP:

                                                                THREE MONTHS ENDED DECEMBER 31,
                                                                --------------------------------
                                                                     1998              1997
                                                                     ----              ----
                                                                          (UNAUDITED)
Net income in conformity with Canadian GAAP.................     $(2,450,123)      $ 1,547,017
Adjustments:
Additional compensation re stock options....................              --          (151,089)
Tax benefit of loss carry forward...........................              --                --
Amortization of intangibles.................................       1,870,497                --
                                                                 -----------       -----------
Net income (loss) in conformity with U.S. GAAP..............     $  (579,626)      $ 1,395,928
                                                                 ===========       ===========
Basic earnings (loss) per common share -- U.S. GAAP.........     $     (0.04)      $      0.11
                                                                 ===========       ===========
Diluted earnings (loss) per common share -- U.S. GAAP.......     $     (0.04)      $      0.11
                                                                 ===========       ===========

                                                               YEARS ENDED SEPTEMBER 30,
                                                        ---------------------------------------
                                                           1998           1997          1996
                                                           ----           ----          ----
Net income in conformity with Canadian GAAP.........    $ 2,320,776    $4,225,847    $2,192,222
Adjustments:
Additional compensation re stock options............       (715,648)     (749,257)   (1,162,726)
Tax benefit of loss carry forward...................       (257,000)           --            --
Acquired research and development in process........     (9,321,474)           --            --
                                                        -----------    ----------    ----------
Net income (loss) in conformity with U.S. GAAP......    $(7,973,346)   $3,476,590    $1,029,496
                                                        ===========    ==========    ==========
Basic earnings (loss) per common share -- U.S.
  GAAP..............................................    $     (0.61)   $     0.28    $     0.11
                                                        ===========    ==========    ==========
Diluted earnings (loss) per common share -- U.S.
  GAAP..............................................    $     (0.61)   $     0.28    $     0.10
                                                        ===========    ==========    ==========

     Earnings per common share is determined using the weighted average number of shares outstanding during the period. Diluted earnings per common share reflect the dilutive effects of the common share options outstanding at the end of the period.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

          h) The following table indicates the items in the balance sheet that would be affected had the financial statements been prepared in accordance with U.S. GAAP:

                                                         AS AT           AS AT SEPTEMBER 30,
                                                      DECEMBER 31,    --------------------------
                                                          1998           1998           1997
                                                      ------------       ----           ----
                                                      (UNAUDITED)
    Cash..........................................    $ 8,568,434     $ 3,666,926    $ 7,634,295
    Short-term investments........................     23,746,672      27,315,009     26,552,513
    Intangibles...................................     25,304,067      29,843,875             --
    Deferred income tax assets....................        762,105         731,120      1,570,180
    Accounts payable..............................      2,157,304       2,447,571        474,632
    Accrued liabilities...........................      8,333,736      10,504,262      2,319,147
    Deferred income tax liabilities...............      6,050,185       7,062,685             --
    Retained earnings (deficit)...................     (3,156,243)     (2,576,617)     5,396,729
    Contributed surplus...........................     27,555,744      27,555,744             --
    Additional paid in capital....................      4,630,475       4,630,475      3,856,827

          i) Supplementary Income Statement Information

                                                                       THREE MONTHS ENDED
                                                                          DECEMBER 31,
                                                                    ------------------------
                                                                       1998          1997
                                                                       ----          ----
                                                                          (UNAUDITED)
    Advertising and marketing costs.............................    $3,153,386    $1,736,433
    Taxes, other than payroll and income taxes..................        10,000         7,000
    Income taxes paid...........................................     1,600,000     2,200,000

                                                               YEARS ENDED SEPTEMBER 30,
                                                          ------------------------------------
                                                             1998         1997         1996
                                                             ----         ----         ----
    Advertising and marketing costs...................    $2,969,988    $759,784    $  452,742
    Taxes, other than payroll and income taxes........        24,500     100,810        53,622
    Income taxes paid.................................     3,500,000     800,000     1,823,599

          j) Subsequent to September 30, 1998, the Company's management revised its allocation of value to assets acquired from Accugraph. Specifically, the Company changed the methodology used to value the technologies acquired, to adopt a methodology which it understands is consistent with recent regulatory guidelines. As a result of this change in methodology, the amounts allocated to research and development in process, acquired technology and goodwill have been revised. These consolidated financial statements and related notes reflect these revised valuations.

                          ARCHITEL SYSTEMS CORPORATION

   INFORMATION AS AT DECEMBER 31, 1998 AND FOR THE THREE MONTH PERIODS ENDED
                    DECEMBER 31, 1998 AND 1997 IS UNAUDITED
                               (CANADIAN DOLLARS)

15. SUBSEQUENT EVENT (UNAUDITED)

     On March 2, 1999, the Company entered into a combination agreement with Amdocs Limited (Amdocs). The combination agreement provides for a business combination in which holders of common shares of the Company will be entitled to receive 0.95 exchangeable shares of the Company for each common share of the Company held by them, and Amdocs would become the beneficial owner of all of the Company's common shares. Each exchangeable share of the Company will (1) be exchangeable for one ordinary voting share of Amdocs; (2) entitle its holder to receive dividends economically equivalent to dividends paid on ordinary voting shares of Amdocs; and (3) pursuant to a voting trust and exchange agreement in which a special voting share of Amdocs will be deposited, carry the right to vote at meetings of the shareholders of Amdocs and be entitled to participate in any liquidation of Amdocs on the same basis as holders of Amdoc's ordinary voting shares.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined consolidated balance sheet and condensed combined consolidated statement of operations (collectively, the "Pro Forma Condensed Combined Consolidated Financial Statements") have been prepared to illustrate the estimated effects of the proposed combination of Amdocs and Architel, to be accounted for as a pooling-of-interests under U.S. GAAP. Accordingly, such financial results were prepared as if Amdocs and Architel were combined as of the beginning of the periods presented. All amounts in the Pro Forma Condensed Combined Consolidated Financial Statements are stated in U.S. dollars unless otherwise stated. For all years presented in the condensed combined consolidated statements of operations, pro forma shares used in computing earnings per share give effect to an exchange ratio of 0.95 shares of Amdocs ordinary shares in exchange for each outstanding share of Architel's exchangeable share.

     The following unaudited pro forma condensed combined consolidated balance sheet as of December 31, 1998 and the related condensed combined consolidated statements of operations for the three years ended September 30, 1998 and the three months ended December 31, 1998 and 1997 are based on the consolidated financial statements of Amdocs and Architel and include, in the opinion of management of both companies, all adjustments necessary to present fairly the results as of and for such periods. The Pro Forma Condensed Combined Consolidated Financial Statements have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements of Amdocs and Architel and related notes thereto. The Consolidated Financial Statements of Architel have been prepared in accordance with Canadian GAAP and have been adjusted in the Pro Forma Condensed Combined Consolidated Financial Statements to conform with U.S. GAAP and translated into U.S. dollars.

     The Architel historical U.S. GAAP statements of operations have been translated to U.S. dollars using the average exchange rate for the period. The Architel historical U.S. GAAP balance sheet has been converted to U.S. dollars using the period end exchange rate for assets and liabilities and the actual exchange rate for capital transactions with the difference accumulated in the cumulative translation account as comprehensive income as a separate component of shareholders' equity.

     The unaudited pro forma condensed combined financial statements include all known significant adjustments and reclassifications to conform the accounting policies and reporting presentation of Architel to those followed by Amdocs. The nature and extent of adjustments in addition to those discussed herein, if any, will be based upon further study and analysis and are not expected to be significant in relation to the unaudited pro forma combined consolidated financial statements.

     The Pro Forma Condensed Combined Consolidated Financial Statements are presented for illustrative purposes only and are not necessarily indicative of actual results of operations or financial position that would have been achieved had the combination been consummated at the beginning of the periods presented, nor are they necessarily indicative of future results.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                    AMDOCS       ARCHITEL      PRO FORMA     PRO FORMA
                                                  HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
                                                  ----------    ----------    -----------    ---------
                                                ASSETS
Current assets:
  Cash and short term investments.............     $ 18,129       $21,108      $      --     $ 39,237
  Accounts receivable.........................      128,593        15,929             --      144,522
  Deferred income taxes.......................       16,026            --             --       16,026
  Other current assets........................       14,600         1,191             --       15,791
                                                   --------       -------      ---------     --------
          Total current assets................      177,348        38,228             --      215,576
Equipment, vehicles, and leasehold
  improvements, net...........................       54,305         4,258             --       58,563
Deferred income taxes.........................        7,224           497             --        7,721
Intangible assets.............................       22,707        16,528             --       39,235
Other noncurrent assets.......................       20,926            --             --       20,926
                                                   --------       -------      ---------     --------
                                                   $282,510       $59,511      $      --     $342,021
                                                   ========       =======      =========     ========
                            LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.......     $ 86,590       $ 6,853      $      --     $ 93,443
  Short-term financing arrangements...........       75,708            --             --       75,708
  Unearned revenue............................       52,121         1,719             --       53,840
  Income taxes payable and deferred income
     taxes....................................       23,253         1,900             --       25,153
  Other current liabilities...................        9,379            --             --        9,379
                                                   --------       -------      ---------     --------
          Total current liabilities...........      247,051        10,472             --      257,523
Long-term portion of capital lease
  obligations.................................       11,217            --             --       11,217
Other noncurrent liabilities..................       26,827         3,952             --       30,779
Shareholders' equity (deficit):
  Preferred shares............................           --            --             --           --
  Ordinary shares.............................        3,149        28,953        (28,723)(a)    3,379
  Additional paid-in capital..................      447,745        22,151         28,723(a)   498,619
  Comprehensive income........................       (3,626)       (4,094)            --       (7,720)
  Unearned compensation.......................       (7,896)           --             --       (7,896)
  Accumulated deficit.........................     (441,957)       (1,923)            --     (443,880)
                                                   --------       -------      ---------     --------
          Total shareholders' equity
            (deficit).........................       (2,585)       45,087             --       42,502
                                                   --------       -------      ---------     --------
                                                   $282,510       $59,511      $      --     $342,021
                                                   ========       =======      =========     ========

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

       UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                 AMDOCS       ARCHITEL      PRO FORMA     PRO FORMA
                                               HISTORICAL    HISTORICAL    ADJUSTMENTS    COMBINED
                                               ----------    ----------    -----------    ---------
ASSETS
Current assets:
  Cash and short term investments..........    $  25,389      $20,383       $     --      $  45,772
  Accounts receivable......................       89,958       15,770             --        105,728
  Deferred income taxes....................       14,534           --             --         14,534
  Other current assets.....................       11,991        1,296             --         13,287
                                               ---------      -------       --------      ---------
          Total current assets.............      141,872       37,449             --        179,321
Equipment, vehicles, and leasehold
  improvements, net........................       46,404        3,751             --         50,155
Deferred income taxes......................        7,773          481             --          8,254
Intangible assets..........................       23,362       19,634             --         42,996
Other noncurrent assets....................       20,555           --             --         20,555
                                               ---------      -------       --------      ---------
                                               $ 239,966      $61,315       $     --      $ 301,281
                                               =========      =======       ========      =========
                          LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses....    $  77,547      $ 8,521       $     --      $  86,068
  Short-term financing arrangements........       91,565           --             --         91,565
  Unearned revenue.........................       29,241        1,264             --         30,505
  Income taxes payable and deferred income
     taxes.................................       21,919        1,443             --         23,362
  Other current liabilities................        5,878           --             --          5,878
                                               ---------      -------       --------      ---------
          Total current liabilities........      226,150       11,228             --        237,378
Long-term portion of capital lease
  obligations..............................        9,215           --             --          9,215
Other noncurrent liabilities...............       26,490        4,646             --         31,136
Shareholders' equity (deficit):
  Preferred shares.........................           --           --             --             --
  Ordinary shares..........................        3,149       28,604        (28,374)(a)      3,379
  Additional paid-in capital...............      447,503       22,151         28,374(a)     498,028
  Comprehensive income.....................       (1,495)      (3,796)            --         (5,291)
  Unearned compensation....................       (8,947)          --             --         (8,947)
  Accumulated deficit......................     (462,099)      (1,518)            --       (463,617)
                                               ---------      -------       --------      ---------
Total shareholders' equity (deficit).......      (21,889)      45,441             --         23,552
                                               ---------      -------       --------      ---------
                                               $ 239,966      $61,315       $     --      $ 301,281
                                               =========      =======       ========      =========

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     AMDOCS      ARCHITEL     PRO FORMA     PRO FORMA
                                                   HISTORICAL   HISTORICAL   ADJUSTMENTS    COMBINED
                                                   ----------   ----------   -----------    ---------
Revenue.........................................    $131,425     $14,944       $    --      $146,369
Operating expenses:
  Cost of license...............................       1,323         367         1,472(b)      3,162
  Cost of service...............................      75,915       4,726            --        80,641
  Research and development......................       8,379       3,090            --        11,469
  Selling, general, and administrative..........      15,647       3,781         1,471(b)     20,899
                                                    --------     -------       -------      --------
                                                     101,264      11,964         2,943       116,171
                                                    --------     -------       -------      --------
Operating income................................      30,161       2,980        (2,943)       30,198
Other expense (income), net.....................       1,387       2,696        (2,943)(b)     1,140
                                                    --------     -------       -------      --------
Income before income taxes......................      28,774         284            --        29,058
Income taxes....................................       8,632         689            --         9,321
                                                    --------     -------       -------      --------
Net income (loss)...............................    $ 20,142     $  (405)      $    --      $ 19,737
                                                    ========     =======       =======      ========
Earnings per share:
  Basic.........................................    $   0.10                                $   0.09
                                                    ========                                ========
  Diluted.......................................    $   0.10                                $   0.09
                                                    ========                                ========
Weighted average number of shares outstanding:
  Basic.........................................     196,800                                 211,195
                                                    ========                                ========
  Diluted.......................................     198,905                                 213,782
                                                    ========                                ========

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                  FOR THE THREE MONTHS ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       AMDOCS      ARCHITEL     PRO FORMA    PRO FORMA
                                                     HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                     ----------   ----------   -----------   ---------
Revenue............................................   $86,558       $6,634      $     --      $93,192
Operating expenses:
  Cost of license..................................     3,212           --            --        3,212
  Cost of service..................................    50,133        1,776            --       51,909
  Research and development.........................     5,321        1,302            --        6,623
  Selling, general, and administrative.............    11,047        2,207            --       13,254
                                                      -------       ------      --------      -------
                                                       69,713        5,285            --       74,998
                                                      -------       ------      --------      -------
Operating income...................................    16,845        1,349            --       18,194
Other expense (income), net........................       998         (346)           --          652
                                                      -------       ------      --------      -------
Income before taxes................................    15,847        1,695            --       17,542
Income taxes.......................................     7,886          704            --        8,590
                                                      -------       ------      --------      -------
Net income.........................................   $ 7,961       $  991      $     --      $ 8,952
                                                      =======       ======      ========      =======
Earnings per share:
  Basic............................................   $  0.06                                 $  0.06
                                                      =======                                 =======
  Diluted..........................................   $  0.06                                 $  0.06
                                                      =======                                 =======
Weighted average number of shares outstanding:
  Basic............................................   124,708                                 139,103
                                                      =======                                 =======
  Diluted..........................................   127,292                                 142,169
                                                      =======                                 =======

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   AMDOCS      ARCHITEL     PRO FORMA       PRO FORMA
                                                 HISTORICAL   HISTORICAL   ADJUSTMENTS      COMBINED
                                                 ----------   ----------   -----------      ---------
Revenue.......................................    $403,767     $34,780      $     --        $438,547
Operating expenses:
  Cost of license.............................      10,732         379         1,533(b)       12,644
  Cost of service.............................     231,360      10,017            --         241,377
  Research and development....................      25,612       7,138            --          32,750
  Selling, general, and administrative........      51,168      10,400         1,535(b)       63,103
  Nonrecurring charges........................          --          --         7,838(c)        7,838
                                                  --------     -------      --------        --------
                                                   318,872      27,934        10,906         357,712
                                                  --------     -------      --------        --------
Operating income (loss).......................      84,895       6,846       (10,906)         80,835
Other expense (income), net...................      24,126       9,554       (10,906)(b,c)    22,774
                                                  --------     -------      --------        --------
Income (loss) before taxes and cumulative
  effect......................................      60,769      (2,708)           --          58,061
Income taxes..................................      30,385       2,737            --          33,122
                                                  --------     -------      --------        --------
Net income (loss) before cumulative effect....    $ 30,384     $(5,445)     $     --        $ 24,939
                                                  ========     =======      ========        ========
Earnings per share:
  Basic.......................................    $   0.19                                  $   0.14
                                                  ========                                  ========
  Diluted.....................................    $   0.19                                  $   0.14
                                                  ========                                  ========
Weighted average number of shares outstanding:
  Basic.......................................     158,528                                   172,923
                                                  ========                                  ========
  Diluted.....................................     159,442                                   174,319
                                                  ========                                  ========

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      AMDOCS      ARCHITEL     PRO FORMA    PRO FORMA
                                                    HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                    ----------   ----------   -----------   ---------
Revenue..........................................    $290,102     $24,082      $     --     $314,184
Operating expenses:
  Cost of license................................       3,711          --         1,450(d)     5,161
  Cost of service................................     173,704       6,178            --      179,882
  Research and development.......................      17,386       5,302            --       22,688
  Selling, general, and administrative...........      40,769       7,991            --       48,760
  Royalties......................................                   1,450        (1,450)(d)
  Nonrecurring charges...........................      27,563          --            --       27,563
                                                     --------     -------      --------     --------
                                                      263,133      20,921            --      284,054
                                                     --------     -------      --------     --------
Operating income.................................      26,969       3,161            --       30,130
Other expense (income), net......................       3,266      (1,294)           --        1,972
                                                     --------     -------      --------     --------
Income before income taxes.......................      23,703       4,455            --       28,158
Income taxes.....................................      17,827       1,919            --       19,746
                                                     --------     -------      --------     --------
Net income.......................................    $  5,876     $ 2,536      $     --     $  8,412
                                                     ========     =======      ========     ========
Earnings per share:
  Basic..........................................    $   0.05                               $   0.07
                                                     ========                               ========
  Diluted........................................    $   0.05                               $   0.07
                                                     ========                               ========
Weighted average number of shares outstanding:
  Basic..........................................     108,330                                122,725
                                                     ========                               ========
  Diluted........................................     110,915                                125,792
                                                     ========                               ========

 See accompanying notes to pro forma condensed combined consolidated financial statements.

              UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
                            STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      AMDOCS      ARCHITEL     PRO FORMA    PRO FORMA
                                                    HISTORICAL   HISTORICAL   ADJUSTMENTS   COMBINED
                                                    ----------   ----------   -----------   ---------
Revenue..........................................    $211,720     $13,194       $    --     $224,914
Operating expenses:
  Cost of license................................       4,011          --           901(d)     4,912
  Cost of service................................     129,177       3,108            --      132,285
  Research and development.......................      14,695       2,997            --       17,692
  Selling, general, and administrative...........      28,347       5,097            --       33,444
  Royalties......................................                     901         (901)(d)
                                                     --------     -------       -------     --------
                                                      176,230      12,103            --      188,333
                                                     --------     -------       -------     --------
Operating income.................................      35,490       1,091            --       36,581
Other expense (income), net......................         476        (722)           --         (246)
                                                     --------     -------       -------     --------
Income before income taxes.......................      35,014       1,813            --       36,827
Income taxes.....................................      10,506       1,059            --       11,565
                                                     --------     -------       -------     --------
Net income.......................................    $ 24,508     $   754       $    --     $ 25,262
                                                     ========     =======       =======     ========
Earnings per share:
  Basic..........................................    $   0.23                               $   0.21
                                                     ========                               ========
  Diluted........................................    $   0.22                               $   0.20
                                                     ========                               ========
Weighted average number of shares outstanding:
  Basic..........................................     107,920                                122,315
                                                     ========                               ========
  Diluted........................................     110,505                                125,382
                                                     ========                               ========

 See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

PRO FORMA ADJUSTMENTS COLUMN

          (a) Reflects the reclassification of the share capital attributed to the 14,414 exchangeable shares in excess of the par value of the Amdocs ordinary shares.

          (b) Reflects the reclassification of amortization expense from other expense (income), net to cost of license, and selling, general and administrative to be consistent with the Amdocs historical presentation.

          (c) Reflects the reclassification of the write off of purchased research and development in process from other expense (income) to nonrecurring charges to be consistent with the Amdocs historical presentation.

          (d) Reflects the reclassification of royalties expense to cost of license to be consistent with the Amdocs historical presentation.

OTHER NOTES

          (e) On June 29, 1998 Architel acquired all of the issued and outstanding shares of Accugraph (a Canadian Corporation), pursuant to a plan of arrangement between the Company and the holders of the aforementioned shares. The acquisition was accounted for under the purchase method of accounting, and as such the consolidated statements of income include the results of operations from the date of acquisition. Accugraph Corporation's business included the development, sale and support of operations support systems used in the global telecommunications industry.

          As consideration, the Company issued 2,246 common shares valued at $9.93 per share, being an average of the market value of the Company's common shares over the period immediately prior to June 29, 1998.

          The purchase price was determined as follows:

          Share consideration given.........................  $22,307
                                                              -------
          Transaction and integration costs.................    1,220
                                                              $23,527
                                                              =======

        The purchase price was allocated as follows:

          Current assets....................................  $ 4,593
          Non-current assets................................      430
          Liabilities.......................................   (7,510)
          Customer lists....................................      752
          Research and development in process...............    7,764
          Acquired technology...............................   12,443
          Goodwill..........................................    5,055
                                                              -------
                                                              $23,527
                                                              =======

          In accordance with U.S. GAAP, the acquired research and development in process is expensed following the consummation of the transaction.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

          The pro forma combined consolidated revenue and net loss of Architel for the three months ended December 31, 1998 and the year ended September 30, 1998, as if the Accugraph acquisition had occurred on October 1, 1997 would be as follows:

                                                              THREE MONTHS        YEAR
                                                                 ENDED            ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1998
                                                              ------------    -------------
          Revenue...........................................    $14,944         $ 44,847
          Net loss..........................................       (405)         (17,900)

          (f) The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the estimated costs of completing the business combination between Amdocs and Architel of approximately $15 million which will be expensed as incurred. Such costs primarily consist of professional and advisory fees and are expected to be recognized following the consummation of the Combination Agreement.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses to be paid by Amdocs in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing and listing fees.

Securities and Exchange Commission registration fee.........  $ 77,379
New York Stock Exchange listing fee.........................     1,500
Legal fees and expenses.....................................   100,000
Accounting fees and expenses................................         *
Printing, EDGAR formatting and mailing expenses.............         *
Miscellaneous...............................................         *
                                                              --------
          Total.............................................  $      *

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under our Articles of Association, we are obligated to indemnify any person who is made or threatened to be made a party to a legal or administrative proceeding by virtue of being a director, officer or agent of Amdocs, provided that we have no such obligation to indemnify any such persons for any claims they incur or sustain by or through their own willful act or default.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Set forth in reverse chronological order below is certain information regarding the number of ordinary shares or other securities issued, or options granted, by the Registrant, since March 26, 1996 that have not been registered under the Securities Act.

     (a)  Issuances of Share Capital

     On March 30, 1998, Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VI. L.P., WCAS Information Partners, L.P. and certain other investors purchased a total of 51,507,716 ordinary shares for an aggregate purchase price of $99.1 million. Such number of ordinary shares and all other share figures set forth in this Item give effect to a recapitalization of Amdocs' share capital which was effected prior to the June 19, 1998 public offering.

     On September 28, 1997, a trust for the benefit of certain employees of Amdocs purchased 5,720,000 ordinary shares for an aggregate purchase price of $31.6 million.

     On September 22, 1997, Welsh, Carson, Anderson & Stowe VII, L.P., Welsh, Carson, Anderson & Stowe VI. L.P., and certain other investors purchased 11,072,308 ordinary shares for an aggregate purchase price of $61.2 million and $3.27 million in principal amount of Amdocs' junior promissory notes.

     (b)  Option Grants

     From January 1998 through March 24, 1999, Amdocs granted options to directors, employees and consultants to purchase an aggregate of 4,054,000 ordinary shares at a weighted average exercise price of $5.47 per share. The options vest ratably over a period of three to eight years commencing from the date of grant. As of March 24, 1999 none of those options were exercisable.

     No underwriters were engaged in connection with any of the foregoing sales of securities. The securities issued in the above transactions were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated under the Securities Act, relative to sales by an issuer not involving any public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
   2.1    Combination Agreement dated as of March 2, 1999 among Amdocs
          Limited, Amdocs (Denmark) ApS, 3026191 Nova Scotia ULC and
          Architel Systems Corporation (Exhibit 2.1 to Amdocs' Current
          Report on Form 6-K, filed March 9, 1999; File No. 001-14840)
   2.2    Share Option Agreement dated as of March 2, 1999, by and
          between Architel Systems Corporation and Amdocs (Denmark)
          ApS (Exhibit 2.5 to Amdocs' Current report on Form 6-K,
          filed March 9, 1999; File No. 001-14840)
   2.3    Voting and Option Agreement dated as of March 2, 1999, among
          Amdocs (Denmark) ApS. and Anthony P. van Marken and David E.
          Curry (Exhibit 2.3 to Amdocs' Current report on Form 6-K,
          filed March 9, 1999; File No. 001-14840)
   3.1    Amended and Restated Articles of Association of Amdocs
          Limited (Exhibit 3.1 to Amdocs' Registration Statement on
          Form F-1 dated June 19, 1998; Registration No. 333-8826)
   3.2    Memorandum of Association of Amdocs Limited (Exhibit 3.2 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826)
  *4.1    Certificate of Designation of Series A Participating
          Cumulative Preferred Stock.
   4.2    Stock Option and Incentive Plan, as amended, of Amdocs
          (Exhibit 4.2 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
   4.3    Note Purchase Agreement, dated as of September 22, 1997,
          among European Software Marketing Ltd., WCAS Capital
          Partners III, L.P., as Agent, and the several Purchasers
          named in Schedule 1 thereto (Exhibit 4.3 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826)
   4.4    Credit Agreement, dated as of December 5, 1997, among
          European Software Marketing Limited, the other subsidiaries of Amdocs named therein and Nationsbanc of Texas, N.A., as
          Administrative Agent, the Bank of Nova Scotia, as
          Syndication Agent, and The Bank of Japan, Limited as
          Documentation Agent (Exhibit 4.4 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826)
   4.5    Share Subscription Agreement, dated as of September 22,
          1997, among the several Investors named therein and Amdocs
          (Exhibit 4.5 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
   4.6    Conditional Investment Agreement, dated as of September 22,
          1997, among the several Investors named therein and Amdocs
          (Exhibit 4.6 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
   4.7    Letter Agreement, dated September 22, 1997, as amended as of
          May 20, 1998, between Amdocs and Welsh, Carson, Anderson and
          Stowe, on behalf of the Investors named therein (Exhibit 4.7 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826)
   4.8    Letter of Understanding, dated September 22, 1997, between
          Amdocs and Welsh, Carson, Anderson and Stowe, on behalf of the Investors named therein (Exhibit 4.8 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826)
   4.9    Shareholders Agreement, Summary of Terms, dated September
          22, (Exhibit 4.9 to Amdocs' Registration Statement on Form
          F-1 dated June 19, 1998; Registration No. 333-8826)

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  4.10    Certain proxies executed by investment partnerships
          affiliated with Welsh, Carson, Anderson and Stowe and
          certain other entities in favor of Conbond Holding Company
          Ltd. (Exhibit 4.10 to Amdocs' Registration Statement on Form
          F-1 dated June 19, 1998; Registration No. 333-8826)
  *5.1    Opinion of Carey Langlois
  *8.1    Opinion of Reboul MacMurray, Hewitt, Maynard & Kristol,
          regarding tax matters.
  *8.2    Opinion of Goodman Phillips & Vineberg, Toronto regarding
          tax matters.
  10.1    Agreement No. C303410 for Joint Development and Marketing
          between Southwestern Bell Telephone Company and Amdocs, Inc.
          dated as of June 19, 1991, as amended(exhibit 10.1 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
  10.2    General Agreement No. CGA0450 for Support Services effective as of January 1, 1994 Southwestern Bell Telephone Company
          and Amdocs, Inc.(exhibit 10.2 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
  10.3    Marketing and License Agreement between Southwestern Bell
          Yellow Pages, Inc. and Amdocs, Inc. dated as of May 18,
          1990, as amended(exhibit 10.3 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
  10.4    Joint Development Agreement between Southwestern Bell Mobile
          Systems, Inc. and Amdocs, Inc., signed by the parties on
          March 15, 1994 and March 31, 1994, respectively(exhibit 10.4 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
  10.5    Marketing Rights Agreement between Southwestern Bell Mobile
          Systems, Inc. and Canadian Directory Technology Limited,
          signed by the parties on March 14, 1994 and April 5, 1994, respectively, as amended(exhibit 10.5 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
  10.6    Letter of Agreement between Southwestern Bell Mobile
          Systems, Inc. and Canadian Directory Technology Limited
          dated July 22, 1996 and signed on July 25, 1995(exhibit 10.3 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
  10.7    Development Agreement between Southwestern Bell
          Communications Services, Inc. and Amdocs, Inc. dated as of
          February 15, 1996(exhibit 10.7 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
  10.8    Marketing Rights Agreement between Southwestern Bell
          Communications Services, Inc. and Canadian Directory
          Technology Limited effective as of February 15, 1996, as
          amended(exhibit 10.8 to Amdocs' Registration Statement on
          Form F-1 dated June 19, 1998; Registration No. 333-8826).
  10.9    License and Maintenance Services Agreement between
          GoldenLines Limited and Amdocs (UK) Limited, dated as of
          November 15, 1996(exhibit 10.9 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
 10.10    Customization and Support Services Agreement between
          GoldenLines Limited and P.S. Publishing System Limited,
          dated as of November 15, 1996(exhibit 10.10 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
 10.11    IT Services Provision Agreement between Pacific Access & Pty
          Ltd., as agent for Telstra Corporation Limited, and Amdocs
          (USA), Inc., dated as of May 7, 1998(exhibit 10.11 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
 10.12    Guarantee and Indemnity between Amdocs Limited, as
          Guarantor, and Pacific Access Pty Ltd., as Beneficiary,
          dated as of May 7, 1995(exhibit 10.12 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
 *21.1    Subsidiaries of the Registrant
  23.1    Consent of Ernst & Young LLP, independent auditors.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  23.2    Consent of Deloitte & Touche LLP, independent auditors.
 *23.3    Consent of Carey Langlois (included in Exhibit 5.1).
 *23.4    Consent of Reboul, MacMurray, Hewitt, Maynard & Kristol
          (included in Exhibit 8.1).
 *23.5    Consent of Goodman Phillips & Vineberg, Toronto (included in
          Exhibit 8.2).
  24.1    Powers of Attorney (contained on the signature pages
          hereof).
 *99.2    Form of Plan of Arrangement under Section 192 of the Canada
          Business Corporations Act of Architel Systems Corporation.
 *99.3    Form of Voting and Exchange Trust Agreement among Amdocs,
          3026191 Nova Scotia ULC, Architel Systems Corporation and
          CIBC Mellon Trust Company as trustee.
 *99.4    Form of Support Agreement among Amdocs Limited, 3026191 Nova
          Scotia ULC, and Architel Systems Corporation.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 26th day of March, 1999.

                                          AMDOCS LIMITED

                                          By: /s/ BRUCE K. ANDERSON
                                            ------------------------------------
                                              Bruce K. Anderson
                                              Chief Executive Officer
                                              and Chairman of the Board

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints Bruce K. Anderson, as his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing which said attorney-in-fact and agent may deem necessary or advisable to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any substitute or substitutes for said attorney-in-fact and agent, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                  TITLE                           DATE
---------                                                  -----                           ----
         /s/ BRUCE K. ANDERSON           Chairman of the Board and Chief Executive    March 26, 1999
---------------------------------------  Officer
           Bruce K. Anderson             (Principal Executive Officer)

        /s/ ROBERT A. MINICUCCI          Director and Chief                           March 26, 1999
---------------------------------------  Financial Officer (Principal Financial
          Robert A. Minicucci            and Accounting Officer)

                                         Director of Amdocs Limited and Chief         March 26, 1999
---------------------------------------  Executive Officer of Amdocs Management
             Avinoam Naor                Limited

          /s/ ADRIAN GARDNER             Director                                     March 26, 1999
---------------------------------------
            Adrian Gardner

          /s/ STEPHEN HERMER             Director                                     March 26, 1999
---------------------------------------
            Stephen Hermer

SIGNATURE                                                  TITLE                           DATE
---------                                                  -----                           ----
            /s/ JAMES KAHAN                              Director                     March 26, 1999
---------------------------------------
              James Kahan

            /s/ PAZ LITTMAN                              Director                     March 26, 1999
---------------------------------------
              Paz Littman

           /s/ SHMUEL MEITAR                             Director                     March 26, 1999
---------------------------------------
             Shmuel Meitar

           /s/ REVITAL NAVEH                             Director                     March 26, 1999
---------------------------------------
             Revital Naveh

         /s/ LAWRENCE PERLMAN                            Director                     March 26, 1999
---------------------------------------
           Lawrence Perlman

                                                         Director                     March 26, 1999
---------------------------------------
           Michael J. Price

         /s/ THOMAS G. O'BRIEN           Amdocs Limited's Authorized                  March 26, 1999
---------------------------------------  Representative in the United States
           Thomas G. O'Brien

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  2.1     Combination Agreement dated as of March 2, 1999 among Amdocs
          Limited, Amdocs (Denmark) ApS, 3026191 Nova Scotia ULC and
          Architel Systems Corporation (Exhibit 2.1 to Amdocs' Current
          Report on Form 6-K, filed March 9, 1999; File No. 001-14840)
  2.2     Share Option Agreement dated as of March 2, 1999, by and
          between Architel Systems Corporation and Amdocs (Denmark)
          ApS (Exhibit 2.5 to Amdocs' Current report on Form 6-K,
          filed March 9, 1999; File No. 001-14840)
  2.3     Voting and Option Agreement dated as of March 2, 1999, among
          Amdocs (Denmark) ApS. and Anthony P. van Marken and David E.
          Curry (Exhibit 2.3 to Amdocs' Current report on Form 6-K,
          filed March 9, 1999; File No. 001-14840)
  3.1     Amended and Restated Articles of Association of Amdocs
          Limited (Exhibit 3.1 to Amdocs' Registration Statement on
          Form F-1 dated June 19, 1998; Registration No. 333-8826)
  3.2     Memorandum of Association of Amdocs Limited (Exhibit 3.2 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826)
 *4.1     Certificate of Designation of Series A Participating
          Cumulative Preferred Stock.
  4.2     Stock Option and Incentive Plan, as amended, of Amdocs
          (Exhibit 4.2 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
  4.3     Note Purchase Agreement, dated as of September 22, 1997,
          among European Software Marketing Ltd., WCAS Capital
          Partners III, L.P., as Agent, and the several Purchasers
          named in Schedule 1 thereto (Exhibit 4.3 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826)
  4.4     Credit Agreement, dated as of December 5, 1997, among
          European Software Marketing Limited, the other subsidiaries of Amdocs named therein and Nationsbanc of Texas, N.A., as
          Administrative Agent, the Bank of Nova Scotia, as
          Syndication Agent, and The Bank of Japan, Limited as
          Documentation Agent (Exhibit 4.4 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826)
  4.5     Share Subscription Agreement, dated as of September 22,
          1997, among the several Investors named therein and Amdocs
          (Exhibit 4.5 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
  4.6     Conditional Investment Agreement, dated as of September 22,
          1997, among the several Investors named therein and Amdocs
          (Exhibit 4.6 to Amdocs' Registration Statement on Form F-1
          dated June 19, 1998; Registration No. 333-8826)
  4.7     Letter Agreement, dated September 22, 1997, as amended as of
          May 20, 1998, between Amdocs and Welsh, Carson, Anderson and
          Stowe, on behalf of the Investors named therein (Exhibit 4.7 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826)
  4.8     Letter of Understanding, dated September 22, 1997, between
          Amdocs and Welsh, Carson, Anderson and Stowe, on behalf of the Investors named therein (Exhibit 4.8 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826)
  4.9     Shareholders Agreement, Summary of Terms, dated September
          22, (Exhibit 4.9 to Amdocs' Registration Statement on Form
          F-1 dated June 19, 1998; Registration No. 333-8826)
 4.10     Certain proxies executed by investment partnerships
          affiliated with Welsh, Carson, Anderson and Stowe and
          certain other entities in favor of Conbond Holding Company
          Ltd. (Exhibit 4.10 to Amdocs' Registration Statement on Form
          F-1 dated June 19, 1998; Registration No. 333-8826)
 *5.1     Opinion of Carey Langlois

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
EXHIBIT
  NO.                             DESCRIPTION
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
 *8.1     Opinion of Reboul MacMurray, Hewitt, Maynard & Kristol,
          regarding tax matters.
 *8.2     Opinion of Goodman Phillips & Vineberg, Toronto regarding
          tax matters.
 10.1     Agreement No. C303410 for Joint Development and Marketing
          between Southwestern Bell Telephone Company and Amdocs, Inc.
          dated as of June 19, 1991, as amended(exhibit 10.1 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
 10.2     General Agreement No. CGA0450 for Support Services effective as of January 1, 1994 Southwestern Bell Telephone Company
          and Amdocs, Inc.(exhibit 10.2 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
 10.3     Marketing and License Agreement between Southwestern Bell
          Yellow Pages, Inc. and Amdocs, Inc. dated as of May 18,
          1990, as amended(exhibit 10.3 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
 10.4     Joint Development Agreement between Southwestern Bell Mobile
          Systems, Inc. and Amdocs, Inc., signed by the parties on
          March 15, 1994 and March 31, 1994, respectively(exhibit 10.4 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
 10.5     Marketing Rights Agreement between Southwestern Bell Mobile
          Systems, Inc. and Canadian Directory Technology Limited,
          signed by the parties on March 14, 1994 and April 5, 1994, respectively, as amended(exhibit 10.5 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
 10.6     Letter of Agreement between Southwestern Bell Mobile
          Systems, Inc. and Canadian Directory Technology Limited
          dated July 22, 1996 and signed on July 25, 1995(exhibit 10.3 to Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
 10.7     Development Agreement between Southwestern Bell
          Communications Services, Inc. and Amdocs, Inc. dated as of
          February 15, 1996(exhibit 10.7 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
 10.8     Marketing Rights Agreement between Southwestern Bell
          Communications Services, Inc. and Canadian Directory
          Technology Limited effective as of February 15, 1996, as
          amended(exhibit 10.8 to Amdocs' Registration Statement on
          Form F-1 dated June 19, 1998; Registration No. 333-8826).
 10.9     License and Maintenance Services Agreement between
          GoldenLines Limited and Amdocs (UK) Limited, dated as of
          November 15, 1996(exhibit 10.9 to Amdocs' Registration
          Statement on Form F-1 dated June 19, 1998; Registration No.
          333-8826).
10.10     Customization and Support Services Agreement between
          GoldenLines Limited and P.S. Publishing System Limited,
          dated as of November 15, 1996(exhibit 10.10 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
10.11     IT Services Provision Agreement between Pacific Access & Pty
          Ltd., as agent for Telstra Corporation Limited, and Amdocs
          (USA), Inc., dated as of May 7, 1998(exhibit 10.11 to
          Amdocs' Registration Statement on Form F-1 dated June 19,
          1998; Registration No. 333-8826).
10.12     Guarantee and Indemnity between Amdocs Limited, as
          Guarantor, and Pacific Access Pty Ltd., as Beneficiary,
          dated as of May 7, 1995(exhibit 10.12 to Amdocs'
          Registration Statement on Form F-1 dated June 19, 1998;
          Registration No. 333-8826).
*21.1     Subsidiaries of the Registrant
 23.1     Consent of Ernst & Young LLP, independent auditors.
 23.2     Consent of Deloitte & Touche LLP, independent auditors.
*23.3     Consent of Carey Langlois (included in Exhibit 5.1).
*23.4     Consent of Reboul MacMurray, Hewitt, Maynard & Kristol
          (included in Exhibit 8.1).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
*23.5     Consent of Goodman Phillips & Vineberg, Toronto (included in
          Exhibit 8.2).
 24.1     Powers of Attorney (contained on the signature pages
          hereof).
*99.2     Form of Plan of Arrangement under Section 192 of the Canada
          Business Corporations Act of Architel Systems Corporation.
*99.3     Form of Voting and Exchange Trust Agreement among Amdocs,
          3026191 Nova Scotia ULC, Architel Systems Corporation and
          CIBC Mellon Trust Company as trustee.
*99.4     Form of Support Agreement among Amdocs Limited, 3026191 Nova
          Scotia ULC, and Architel Systems Corporation.

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* To be filed by amendment.